As filed with the Securities and Exchange Commission on March 28, 2002
                                               Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   -----------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   -----------
                         MIRANT AMERICAS GENERATION, LLC
             (Exact Name of Registrant as Specified in its Charter)
            Delaware                       4911                    51-0390520
(State or Other Jurisdiction of  (Primary Standard Industrial   (I.R.S. Employer
 Incorporation or Organization)  Classification Code Number) Identification No.)
                      1155 Perimeter Center West, Suite 100
                             Atlanta, Georgia 30338
                                 (678) 579-5000

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                   -----------
                              J. William Holden III
                  Senior Vice President, Finance and Accounting
                      1155 Perimeter Center West, Suite 100
                             Atlanta, Georgia 30338
                                 (678) 579-5000

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                                   -----------
                                 With a copy to:
                             D.C. Presten, III, Esq.
                              TROUTMAN SANDERS LLP
                        Bank of America Plaza, Suite 5200
                           600 Peachtree Street, N.E.
                             Atlanta, Georgia 30308
                                 (404) 885-3834
                                   -----------

Approximate  date of  commencement  of proposed  sale to the public:

As soon as practicable after the effective date of this registration statement.
                                   -----------
         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                                   -----------

                         CALCULATION OF REGISTRATION FEE
================================================================================

                                                                            Proposed             Proposed
                                                          Amount            Maximum               Maximum             Amount of
              Title of each Class of                      To Be          Offering Price          Aggregate           Registration
            Securities To Be Registered                 Registered          Per Unit       Offering Price (1)(2)    Fee (1)(2)(3)
-----------------------------------------------------------------------------------------------------------------------------------
7.20% Senior Notes due 2008                            $300,000,000         99.813%            $299,439,000           $27,548.39
8.50% Senior Notes due 2021                            $450,000,000         99.851%            $449,329,500           $41,338.31
-----------------------------------------------------------------------------------------------------------------------------------
         Total                                         $750,000,000                            $748,768,500           $68,886.70
===================================================================================================================================
(1)  Estimated  solely  for the  purpose of  calculating  the  registration  fee pursuant to Rule 457 under the Securities Act of 1933, as amended.
(2)  The  registration  fee has been  estimated  based on the  stated  principal amount of the  securities to be received by the  registrant in exchange for the  securities  to be issued  hereunder  in the exchange  offer  described herein.
(3)  An aggregate registration fee of $68,886.70 was paid on March 26, 2002.

                                   -----------
         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


PROSPECTUS
                         MIRANT AMERICAS GENERATION, LLC

                                  $750,000,000
                                 EXCHANGE OFFER


$300,000,000 7.20% Senior Notes due 2008
                                       $450,000,000 8.50% Senior Notes due 2021

                         Interest Payable April 1 and October 1
This  Exchange  Offer    We are  offering  to  exchange  all of our  outstanding
                         7.20% Senior Notes due 2008 and all of our  outstanding
                         8.50%  Senior  Notes  due 2021,  which we  collectively
                         refer  to as our  existing  notes,  for our  registered
                         7.20%  Senior Notes due 2008 and our  registered  8.50%
                         Senior Notes due 2021,  which we collectively  refer to
                         as our new notes.  We refer to the  existing  notes and
                         the new notes  collectively as the notes. The new notes
                         are  substantially  identical  to  the  existing  notes
                         except  that the new notes have been  registered  under
                         the  federal  securities  laws  and  will  not bear any
                         legend  restricting  their  transfer.   The  terms  and
                         conditions of this exchange offer are summarized  below
                         and more fully described in this prospectus.
Expiration Date          5:00 p.m. (New York City time) on ________, 2002.
Withdrawal  Rights       Any  time before 5:00 p.m. (New York City time) on  the
                         expiration date.
Integral Multiples       Existing  notes  may   only  be  tendered  in  integral
                         multiples of $1,000.
Expenses                 Paid for by Mirant Americas Generation, LLC.
New Notes                The new notes will represent the same interests  as the
                         existing notes they are replacing. The  new  notes will
                         have the same material financial terms as the  existing
                         notes,  which are  summarized  below and described more
                         fully  in this  prospectus.  The  new  notes  will  not
                         contain terms with respect to transfer restrictions.
Proceeds                 We will  not  receive  any proceeds  from this exchange
                         offer.
U.S. Federal Income Tax  We believe that the exchange of existing notes will not
Considerations           be  a  taxable  event  for  U.S.  Federal  income   tax
                         purposes,  but  you  should  see "Certain  U.S. Federal
                         Income Tax Considerations" for more information.
Use of Prospectus by     Each broker-dealer that receives new notes for  its own
Broker-Dealers           account   pursuant  to   this   exchange    offer  must
                         acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal to be used in connection with this exchange offer states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for existing notes where such existing notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution" for more information.

         We do not intend to list the new notes on any securities exchange.

         Investing in the new notes involves risk. See "Risk Factors" beginning on page 14.

                                                             Principal       Interest       Final
New Notes                                                      Amount          Rate        Maturity
----------                                                   ----------     ------------ ------------
2008 Senior Notes....................................       $300,000,000       7.20%     October 1, 2008
2021 Senior Notes....................................        450,000,000       8.50%     October 1, 2021
                                                            ------------
         Total.......................................       $750,000,000
                                                            ============

         We are relying on the position of the Securities and Exchange Commission staff in certain interpretive letters to third parties to remove the transfer restrictions on the new notes.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                        The date of this prospectus is________, 2002.

                                TABLE OF CONTENTS

You should rely only on the information provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the prospectus is accurate as of any date other than the date on the front of this document.


                                                                                                Page
Where You Can Find More Information                                                               ii
Prospectus Summary                                                                                 1
Special Note Regarding Forward-Looking Statements                                                 13
Risk Factors                                                                                      14
This Exchange Offer                                                                               21
Use of Proceeds                                                                                   31
Capitalization                                                                                    31
Selected Historical Financial Data                                                                32
Management's Discussion and Analysis of Financial Condition and Results of Operations             35
Our Business                                                                                      46
Our Affiliates                                                                                    61
Management                                                                                        64
Relationships and Related Transactions                                                            66
Description of the New Notes and the Indenture                                                    70
Certain U.S. Federal Income Tax Considerations                                                    81
Plan of Distribution                                                                              85
Legal Matters                                                                                     86
Experts                                                                                           86
Index to Financial Statements                                                                    F-1
Glossary of Electric Industry Terms                                                              G-1

                       WHERE YOU CAN FIND MORE INFORMATION

         We are currently subject to the periodic reporting and other information requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. As a reporting company, we file periodic reports and other information with the Securities and Exchange Commission (SEC) for public availability. Our filings with the SEC may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The new notes offered for exchange under this prospectus will not be guaranteed by, or otherwise be obligations of, Mirant Corporation or any of its direct or indirect subsidiaries other than our company.

         This prospectus contains summaries and other information with respect to specific terms of specific documents, but reference is made to the actual documents for complete information with respect to these documents. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete, and, where reference is made to the particular provisions of a contract or other document, the provisions are qualified in all respects by reference to all of the provisions of the contract or other document. Industry and company data are approximate and reflect rounding in some cases.

         If we cease to be a reporting company under the Exchange Act, we will furnish to the trustee unaudited quarterly and audited annual financial statements, with the accompanying footnotes and audit report. Unaudited quarterly financial statements will be furnished to the trustee within 45 days following the end of each of our first three fiscal quarters during each fiscal year and audited annual financial statements will be furnished to the trustee within 90 days following the end of our fiscal year. Upon request, the trustee will furnish all such information directly to noteholders and note owners.

                               PROSPECTUS SUMMARY

     This  summary  highlights  some  of  the  information   contained  in  this
prospectus. This summary may not contain all the information that is important to you. Therefore, you should read this summary in conjunction with the more detailed information appearing elsewhere in this prospectus. We encourage you to read this prospectus in its entirety. In this prospectus, the words "Mirant Generation," "we," "our," "ours" and "us" refer to Mirant Americas Generation, LLC. "Mirant" refers to Mirant Corporation and its direct and indirect subsidiaries unless the context otherwise requires. In February 2001, Southern Energy, Inc. changed its name to Mirant Corporation. Accordingly, the names of its subsidiaries were also changed. All references to our subsidiaries include our direct and indirect subsidiaries. You should consider the issues discussed in the "Risk Factors" section beginning on page 14 when evaluating your investment in the new notes. Electric industry terms that are used and not otherwise defined in this prospectus have the meaning given to those terms in the "Glossary of Electric Industry Terms" beginning on page G-1.

                         Summary of this Exchange Offer

     On October 9, 2001, we completed an offering of $300 million principal amount of 7.20% Senior Notes due 2008 and $450 million principal amount of 8.50% Senior Notes due 2021 that was exempt from the SEC's registration requirements. In connection with that offering, we entered into a registration rights agreement with the initial purchasers of the existing notes in which we agreed, among other things, to deliver this prospectus to you and to use our reasonable best efforts to complete this exchange offer by July 6, 2002.

This Exchange Offer                  We are offering to exchange:
                                     o    $1,000 principal amount of 2008 Senior
                                          Notes which have been registered under
                                          the Securities Act for each
                                          outstanding $1,000 principal amount of
                                          2008 Senior Notes;
                                     o    $1,000 principal amount of 2021 Senior
                                          Notes which have been registered under
                                          the Securities Act for each
                                          outstanding $1,000 principal amount of
                                          2021 Senior Notes.

                                     The form and terms of the new notes that we are offering in this exchange offer are identical in all material respects to the form and terms of the existing notes which were issued on October 9, 2001 in an offering that was exempt from the SEC's registration requirements, except that the new notes that we are offering in this exchange offer have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer. The new notes that we are offering in this exchange offer will evidence the same obligations as, and will replace, the existing notes and will be issued under the same indenture.

                                     If you wish to exchange an existing note, you must properly tender it in accordance with the terms described in this prospectus. We will exchange all existing notes that are validly tendered and are not validly withdrawn, subject to the conditions described under "This Exchange Offer--Conditions to this Exchange Offer."

                                     As of this date, there are $300 million
                                     principal amount of 2008 Senior Notes
                                     outstanding and $450 million principal
                                     amount of 2021 Senior Notes outstanding.
                                     This exchange offer is not contingent upon any minimum aggregate principal amount of existing notes being tendered for exchange. We will issue the new notes on or promptly after the expiration of this exchange offer.

Registration Rights Agreement        We are making this exchange offer in order
                                     to satisfy our obligation under the
                                     registration rights agreement, entered into on October 9, 2001, to cause our registration statement to become effective under the Securities Act. You are entitled to exchange your existing notes for new notes with substantially identical terms.
                                     After this exchange offer is complete, you will generally no longer be entitled to any registration rights with respect to your existing notes.

Resales of the New Notes             Based on an interpretation by the staff  of
                                     the  SEC  set  forth  in  no-action letters
                                     issued to third  parties, we  believe  that
                                     the new notes may  be  offered  for resale,
                                     resold and  otherwise  transferred  by  you
                                     without compliance  with  the  registration
                                     and prospectus delivery requirements of the
                                     Securities Act as long as:
                                     o    you are acquiring any new note in  the
                                          ordinary course of your business;
                                     o    you  are  not  participating,  do  not
                                          intend  to  participate  and  have  no
                                          arrangement or understanding  with any
                                          person   to    participate,   in   the
                                          distribution of the new notes;
                                     o    you  are  not  a   broker-dealer   who
                                          purchased existing  notes  for  resale
                                          pursuant to Rule  144A  or  any  other
                                          available    exemption     under   the
                                          Securities Act; and
                                     o    you are not an "affiliate" (as defined
                                          in Rule 405 under the  Securities Act)
                                          of our company.

                                     If our belief is inaccurate and you
                                     transfer any new note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your notes from such requirements, you may incur liability under the Securities Act. We do not assume or indemnify you against this liability.

                                     Each broker-dealer that receives new notes
                                     for its own account in exchange for
                                     existing notes must acknowledge that it
                                     will deliver a prospectus meeting the
                                     requirements of the Securities Act in
                                     connection with any resale of the new
                                     notes. The letter of transmittal states
                                     that, by making this acknowledgment and by
                                     delivering a prospectus, a broker-dealer
                                     will not be deemed to admit that it is an
                                     "underwriter" within the meaning of the
                                     Securities Act. A broker-dealer who
                                     acquired existing notes for its own account
                                     as a result of market-making or other
                                     trading activities may use this prospectus
                                     for an offer to resell, resale or other
                                     transfer of the new notes. We have agreed
                                     that, for a period of 90 days following the
                                     completion of this exchange offer, we will
                                     make this prospectus and any amendment or
                                     supplement to this prospectus available to
                                     any broker-dealers for use in connection
                                     with these resales. We believe that no
                                     registered holder of the existing notes is
                                     an affiliate (as the term is defined in
                                     Rule 405 of the Securities Act) of our
                                     company.
Accrued Interest on the New Notes
and Existing Notes                   The new notes will bear  interest from  the
                                     most recent date to which interest has been paid on the existing notes. If your existing notes are accepted for exchange, then you will receive interest on the new notes and not on the existing notes.

Expiration Date                      This exchange offer will expire at
                                     5:00 p.m., New York City time, _________,
                                     2002, unless we extend the expiration date.

Conditions to this Exchange Offer    Notwithstanding any other provisions of
                                     this exchange offer or any extension of
                                     this exchange offer, we will not be
                                     required to accept for exchange, or to
                                     exchange, any existing notes. We may
                                     terminate this exchange offer, whether or not we have previously accepted any existing notes for exchange, or we may waive any conditions to or amend this exchange offer, if we determine in our sole and absolute discretion that this exchange offer would violate applicable law or regulation or any applicable interpretation of the staff of the SEC.

Withdrawal Rights                    You may withdraw the tender of your
                                     existing notes at any time prior to 5:00 p.m. New York City time, on __________, 2002.

Procedures for Tendering Existing
Notes Except as otherwise described in "This Exchange Offer," you will have validly tendered your existing notes pursuant to this exchange offer if the exchange agent receives at the address described in this prospectus, prior to the expiration date:
                                     1) a properly completed and duly executed
                                        letter of transmittal, with any required signature guarantees, including all documents required by the letter of transmittal; or
                                     2) if the existing notes are tendered in
                                        accordance with the book entry
                                        procedures set forth in this prospectus, the tendering noteholder may transmit an agent's message to the address listed in this prospectus instead of a letter of transmittal.

                                     In addition, on or prior to the expiration date:
                                     1) the exchange agent must receive the
                                        existing notes along with the letter of
                                        transmittal; or
                                     2) the exchange agent must receive a timely
                                        book entry confirmation as described in
                                        this prospectus of a book entry transfer of the tendered existing notes into the exchange agent's account at The Depository Trust Company according to the procedure for book entry transfer, along with a letter of transmittal or an agent's message in lieu of the letter of transmittal; or
                                     3) the holder must comply with the
                                        guaranteed delivery procedures described in this prospectus.

                                     See "This Exchange Offer--Procedures for
                                     Tendering Existing Notes--Valid Tender."
Special Procedures for Beneficial
Holders                              If you are a beneficial owner of existing
                                     notes that are held by or registered in the
                                     name of a broker, dealer, commercial bank,
                                     trust company or other nominee or
                                     custodian, we urge you to contact this
                                     entity promptly if you wish to participate
                                     in this exchange offer.
Guaranteed Delivery
Procedures                           If you desire to tender existing notes into
                                     this exchange offer and:
                                     1)   the existing notes are not immediately
                                          available;
                                     2)   time will not permit delivery of the
                                          existing notes and all required
                                          documents to the exchange agent on or
                                          prior to the expiration date; or
                                     3)   the procedures for book entry transfer
                                          cannot be completed on a timely basis;

                                     you may nevertheless tender the existing
                                     notes, provided that you comply with all of
                                     the guaranteed delivery procedures set
                                     forth in "This Exchange Offer--Procedures
                                     for Tendering Existing Notes."
    U.S. Federal Income Tax
    Considerations                   The exchange of notes will not constitute a
                                     taxable exchange for United States federal income tax purposes. For a discussion of other U.S. federal income tax consequences resulting from the exchange, acquisition, ownership and disposition of the new notes, see "Certain U.S. Federal Income Tax
                                     Considerations."

    Use of Proceeds                  We will not receive any proceeds from the
                                     issuance of new notes in this exchange
                                     offer. We will pay all registration
                                     expenses incident to this exchange offer.

    Exchange Agent                   Bankers Trust Company is  serving as
                                     exchange agent in connection with this
                                     exchange offer.

                         Mirant Americas Generation, LLC

     We are a leading national independent power provider and an indirect wholly owned subsidiary of Mirant. We own or control approximately 12,500 megawatts
(MW) of electricity generation capacity in the United States.

     We sell most of the output from our generating portfolio in the forward and spot markets through our energy marketing affiliate and the remainder under contracts with that affiliate and third parties. Our generating portfolio is diversified across fuel types, power markets and dispatch types.

     We are also diversified across geographic areas. We operate 79 generating units at 21 plants serving customers located near 10 major metropolitan load centers, giving us access to a wide variety of wholesale customers. The following table summarizes some characteristics of our generating portfolio. The MW totals shown for our generating facilities in this table and throughout this prospectus correspond to the calculated net dependable capacity.


                                                   Number          Primary Load Centers/
Facilities                            MW          of Units              Power Markets              Fuels
-----------                        -----          ---------         ----------------------         -----
Mirant Mid-Atlantic                5,256              30          Washington, D.C. - PJM         Coal/Gas/Oil
Mirant California                  2,942              13          San Francisco - CAISO          Gas/Oil
Mirant New York                    1,659              16          New York - New York-ISO        Coal/Gas/Oil/Hydro
Mirant New England                 1,229              13          Boston - ISO-New England       Gas/Oil
Mirant Texas                         545               3          Dallas/Fort Worth - ERCOT      Gas
State Line Energy                    515               2          Chicago - MAIN                 Coal
Mirant Wisconsin                     309               2          Milwaukee - MAIN               Gas/Oil
                         ----------------     -------------
   Total                          12,455              79
                         ================     =============


     Most of the electricity that we generate is marketed by our affiliate Mirant Americas Energy Marketing, LP (Mirant Americas Energy Marketing) on our behalf into the spot or forward markets. The balance of the electricity we generate is sold to Mirant Americas Energy Marketing and third parties under long-term contracts. In addition, Mirant Americas Energy Marketing arranges for the supply of substantially all of the fuel used by our generating units and procures required emissions credits. While we are separate and distinct from Mirant Americas Energy Marketing, we are organizationally integrated through Mirant's affiliate structure and work closely with Mirant Americas Energy Marketing to optimize the value of our portfolio.

     Mirant Americas Energy Marketing engages in the marketing of energy and energy-linked commodities, including electricity, natural gas, oil, coal and emissions allowances in North America. Through Mirant Americas Energy Marketing and us, Mirant has successfully integrated energy marketing and risk management with a nationwide portfolio of power generating assets, making Mirant a leading North American energy provider.

     We have acquired our generating capacity through competitive auctions or have developed it as greenfield construction projects. We believe that our plants are some of the most favorably located facilities in their respective markets given their proximity to major metropolitan load centers and transmission interconnections. Some of our generating subsidiaries are in the process of seeking permits for developing modern generating units at some of our existing plants (brownfields), and other affiliates are seeking permits for or developing such units at undeveloped sites (greenfields) owned or controlled by our affiliates. These units will operate primarily on natural gas (or dual fuel) and will be used to serve average demand (baseload), higher-than-average demand (intermediate) and very high demand (peak). While independent engineering, procurement and construction companies will be utilized at some facilities, our current business plan is that our affiliate, Mirant Americas Development, Inc. ("Mirant Development"), will be responsible for managing most construction projects. Under that plan, once permits are issued for our subsidiaries' projects, we expect to have the development rights and permits (other than for repowering projects) transferred, if feasible, to new subsidiaries of either our operating subsidiaries or of our parent, Mirant Americas, Inc. ("Mirant Americas"). As part of that plan, we expect that Mirant or Mirant Americas (or one of their other subsidiaries) will provide the capital required for the construction projects in a manner which is non-recourse to us. If it is not feasible for the development rights and permits for one or more construction projects to be transferred to special purpose subsidiaries, or under other circumstances, one or more of our operating subsidiaries may become responsible for repayment of construction financing and other obligations relating to its project. We expect to have the right, but not the obligation, to purchase or retain these units, as appropriate, upon completion. We plan to supplement our growth through the acquisition of existing assets in our target markets as profitable opportunities arise.

     The mailing address of our principal executive office is 1155 Perimeter Center West, Suite 100, Atlanta, Georgia, 30338 and our phone number is (678) 579-5000.

                               Mirant Corporation

     Our indirect parent, Mirant is a leading global competitive energy company. Mirant delivers value by integrating an extensive portfolio of power and natural gas assets with risk management and marketing expertise. Mirant has facilities in North America, the Caribbean, Europe and Asia and operate one of the world's largest integrated asset management and energy marketing organizations from our headquarters in Atlanta. As of December 31, 2001, Mirant owned or controlled more than 22,000 MW of electric generating capacity around the world, with approximately 6,800 MW under development. Mirant considers a project under development when we have contracted to purchase machinery for the project, we own or control the project site and are in the permitting process. These projects may or may not have received all of the necessary permits and approvals to begin construction. Mirant cannot provide assurance that projects under development will be completed. In North America, Mirant also controls access to approximately 3.9 billion cubic feet per day of natural gas production, more than 6.4 billion cubic feet per day of natural gas transportation and approximately 60 billion cubic feet of natural gas storage.

     Through our business development offices, Mirant monitors United States and international economies and energy markets to identify and capitalize on business opportunities. Through construction and acquisition, Mirant has built a portfolio of power plants, electric distribution companies and electric utilities, giving us a net ownership and leasehold interest of over 19,600 MW of electric generating capacity around the world, and control of over 2,400 MW of additional generating capacity through management contracts. Mirant's business also includes managing risks associated with market price fluctuations of energy and energy-linked commodities for Mirant and its customers. Mirant uses our risk management capabilities to optimize the value of its generating and gas assets and offer risk management services to others. Mirant also own fully integrated electric utilities with generation, transmission and distribution capabilities as well as electricity distribution companies


                               The Power Industry

     In the United States, in response to increasing customer demand for access to low cost electricity and enhanced services, significant portions of the electricity industry are currently being restructured. New regulatory initiatives to increase competition in the domestic power generation industry have been adopted or are being considered at the federal level and by many states.

     The FERC issued Order No. 636 in 1992 and Order No. 888 in 1996 to increase competition by easing entry into natural gas and electricity markets. These orders require owners and operators of natural gas and power transmission systems, respectively, to make transmission service available on a non-discriminatory basis to energy suppliers such as Mirant.

     In order to better ensure competitive access to transmission networks on a nondiscriminatory basis, the FERC issued Order No. 2000 in December 1999. FERC Order No. 2000 encouraged electric utilities with power transmission assets to voluntarily form regional transmission organizations, or RTOs, to provide regional management and control of transmission assets independent of control by entities that sell electricity. Among other things, these RTOs will have the exclusive authority to initiate rate changes for the transmission system under each organization's control, exclusive operational control over a broad transmission region and ultimate responsibility for transmission planning and expansion.

     These RTOs are also expected to facilitate inter-regional coordination. In the event the response of transmission-owning utilities to FERC Order No. 2000 is deemed inadequate, the FERC has announced that it will reexamine this voluntary approach, but there can be no assurance that such action will be taken.

     FERC Order Nos. 636, 888 and 2000 are expected to better facilitate access for non-utility power generators, such as Mirant, who do not own transmission assets. The impact of these orders on our business and operations depends on the effect of these orders on the transportation and transmission operations in the markets in which we operate. Continued uncertainty over transmission pricing may discourage utilities from investing in needed transmission and cause a reduction in market opportunities, imposition of wholesale price regulation or both. We believe there is a strong trend in the United States toward competitive electric power and natural gas markets, but that our business will continue to be affected by regional and local price regulation in the near term.

     Due to changing regulatory environments and market dynamics in the United States, numerous utilities have divested generating assets. The deregulation process has led to industry consolidation and an increase in competition among the key players in the marketplace. Additionally, deregulation has provided a significant degree of liquidity in various wholesale power markets throughout the United States; however, this consolidation and the continued entry of new competitors may lead to potentially lower energy prices and profits. As a result of the current energy crisis in California, some states have either discontinued or delayed implementation of initiatives involving deregulation.

                             Organization Structure

      The chart below depicts the simplified corporate structure of Mirant and its North American business.

                                     [Chart]


                                  Our Strategy

      Our strategy is to continue to be a leading independent national power provider. We consistently seek to enhance the financial and operational performance of our businesses through financial management, cost controls and review and improvement of operations. We believe that Mirant's strengths in design, engineering, finance, construction management, fuel procurement, operations and marketing and risk management provide us with a competitive advantage essential to achieving our strategy. The key elements to implement our strategy are:

 Maximize the Financial and Operational Performance of Current Investments

     We place substantial emphasis on maximizing the operational and financial performance of our assets. Accordingly, as we develop new assets or acquire new facilities, we generally select senior managers familiar with our performance culture and industry practices to manage those businesses. We also utilize a standard planning process to establish annual financial and operational goals for each business unit, and managers are compensated based on performance as measured by these goals.

Capitalize on Opportunities Generated by Significant Presence in Key Markets

     We believe that we have established a significant presence, both in terms of scale of operations and management, in most of our targeted markets. A strong presence in each market is desirable because changes in energy markets are largely driven by factors such as local economic growth, customer relationships and preferences, infrastructure constraints (such as transmission grids and gas pipelines) and local political choices. As a result, incumbent market participants often have opportunities to expand or enhance their businesses because of relationships with local partners and customers or specific information as to a particular market. A significant presence within a market is advantageous in order to achieve a scale of operations sufficient to promote efficiency, increase operational flexibility and reliability and make full use of the skills of management deployed to that market.

Minimize Risk Through a Diversified Generating Portfolio

     Our generating portfolio is large and diverse and utilizes a variety of technologies, fuel types and fuel sources serving customers located near several of the nation's most important metropolitan areas. Our portfolio consists of a variety of fuel types including coal, oil, hydro and natural gas (some with multiple fuel capabilities) that run in a full range of modes--baseload, intermediate and peaking. Our portfolio consists of plants using a variety of technologies including steam turbine, combustion turbine, hydro and diesel. Our portfolio also spans across several distinct power markets: PJM, CAISO, New York-ISO, ISO-New England, ERCOT and MAIN.

Utilize Mirant Americas Energy Marketing's Proven Energy Marketing and Risk Management Skills in Connection with Operating Our Generating Assets

     We expect that the deregulation of energy markets nationwide will lead to the restructuring of energy markets. To be successful, we believe that we must be able to integrate asset ownership with the ability to market energy products and to manage market risk associated with those products. We believe we can accomplish this through our affiliate relationship with Mirant Americas Energy Marketing. The output of a substantial portion of our generating facilities is sold by Mirant Americas Energy Marketing, which utilizes liquid power pools for spot sales and forward markets for term sales. We believe marketing and risk management enhance the value of assets by assisting in optimizing capacity utilization, ensuring physical delivery, providing a real-time market interface and managing market price and fuel risks. Conversely, for Mirant Americas Energy Marketing, control of generating assets provides a physical hedge and real-time information and allows for a broader range of product offerings. We believe this integration improves our credibility as an energy provider to our customers.

Minimize Costs By Having Mirant Americas Energy Marketing Employ its Portfolio Fuel Procurement Procedures

     Our fuel management and procurement strategy is managed by Mirant Americas Energy Marketing, which coordinates fuel supply on a centralized basis. We believe this functional centralization increases buying power, improves negotiation of transportation arrangements and reduces administrative costs. Mirant Americas Energy Marketing has substantial expertise in fuel procurement nationwide. Our strategy concentrates on ensuring that the fuel needs of our plants are met while minimizing fuel commodity and transportation costs. Mirant Americas Energy Marketing further seeks to match the purchase of associated fuels with the sale of production in an effort to lock in margins when desirable.

     Mirant Americas Energy Marketing's natural gas procurement strategy is designed to ensure reliable and immediate delivery of natural gas to our intermediate and peaking facilities by optimizing transportation and storage options. Mirant Americas Energy Marketing addresses gas supply cost and price risk by structuring agreements to maintain access to multiple gas pools and supply basins and reduce the impact of price volatility. Although we cannot completely eliminate the effects of elevated gas prices and price volatility, this strategy is designed to lessen the effect of these market conditions on our financial results.

     Natural gas storage and transportation agreements include firm and interruptible service structured to allow our facilities operational flexibility while minimizing fixed costs for capacity. In North America, Mirant controls approximately 3.9 billion cubic feet per day of natural gas production, more than 6.4 billion cubic feet per day of natural gas transportation capacity and approximately 60 billion cubic feet of natural gas storage capacity.


                             Competitive Advantages

         We believe that our primary competitive advantages are as follows:

          o our revenues are derived from a large generating portfolio, consisting of 79 generating units, that are diversified across geographic areas, fuel types, power markets, dispatch types and generating technologies;

          o our assets are strategically located near major load centers and, in some cases, are located in markets in which electricity prices are more likely to be higher due to transmission constraints and shortages of low cost generation;

          o we have substantial experience in the management, operation and optimization of a portfolio of diverse generating assets such as ours; and

          o our affiliate Mirant Americas Energy Marketing markets substantially all of our output not sold under contract to third parties and procures on our behalf substantially all of our fuel. Mirant Americas Energy Marketing has expertise in optimizing fuel costs, selling output efficiently and managing price risk for commodities.

                        Summary Historical Financial Data

         You should read the following summary historical financial data together with our consolidated financial statements and the related notes and "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

         In addition, the summary historical financial data should be read in light of the following:

          o On December 30, 1998, two companies that are now our subsidiaries (collectively referred to as Mirant New England) acquired various power plants with a total capacity of 1,232 MW from subsidiaries of Commonwealth Energy System and Eastern Utilities Associates for approximately $536 million.

          o On April 16, 1999, subsidiaries of Mirant California, LLC (Mirant California) acquired various generating assets with a total capacity of 2,962 MW from Pacific Gas and Electric Company for approximately $801 million, and paid an additional $39 million for fuel inventory, capital expenditures and property taxes.

          o On June 30, 1999, three companies that are now our subsidiaries (collectively referred to as Mirant New York) acquired various power plants and related assets with a total generating capacity of 1,764 MW from Orange and Rockland Utilities, Inc. and Consolidated Edison Company of New York, Inc. for approximately $493 million.

          o    We were  incorporated  in May 1999.  The  transfer  of State Line
               Energy, LLC (State Line Energy), Mirant New England, Mirant California and Mirant New York on August 1, 1999 to us was accounted for as a reorganization of entities under common control in a manner similar to a pooling of interests. Accordingly, our financial statements include the results of these entities since their purchase.

          o On May 8, 2000, the power plants of our subsidiary Mirant Wisconsin, LLC (Mirant Wisconsin) commenced operation with a total capacity of 309 MW.

          o On June 1, 2000, Units 1 and 2 of our subsidiary Mirant Texas, LP (Mirant Texas) commenced operation with a total capacity of 308 MW. In June 2001, Unit 3 of Mirant Texas commenced operation with a total capacity of 236 MW.

          o    On  December  19,  2000,   Mirant   Mid-Atlantic,   LLC  and  its
               subsidiaries (collectively referred to as Mirant Mid-Atlantic) and affiliates acquired and leased power plants with a total capacity of 5,154 MW from Potomac Electric Power Company (PEPCO) for $2.7 billion.




                                                                                 Years Ended December 31,
                                                                                 ------------------------
                                                                         1998         1999          2000         2001
                                                                         ----         ----          ----         ----
                                                                                         (in Millions)
 INCOME STATEMENT DATA:
 Operating revenue..........................................              $40         $689        $2,283       $5,098
 Operating expenses.........................................               26          589         1,935        4,645
                                                                 -----------------------------------------------------
Operating income............................................               14          100           348          453
                                                                 -----------------------------------------------------
Total other expense, net....................................               (3)         (32)          (84)        (139)
                                                                 -----------------------------------------------------
Income before income taxes..................................               11           68           264          314
(Benefit from) Provision for income taxes...................                5           27           106          (33)
                                                                 -----------------------------------------------------
Net income..................................................              $ 6         $ 41        $  158       $  347
                                                                 =====================================================
 OTHER OPERATING DATA:
   EBITDA (1)...............................................              $17         $157        $  430       $  626
                                                                 =====================================================
                                                                         4.7x         2.0x          3.3x         2.0x
   Ratio of earnings to fixed charges (2)...................
   EBITDA interest coverage ratio (3).......................             5.7x         2.3x          4.3x         3.2x



                                                                                  As of December 31,
                                                                                  ------------------
                                                                            1999         2000          2001
                                                                            ----         ----          ----
                                                                                     (in Millions)
BALANCE SHEET DATA:
Cash and cash equivalents......................                           $   31        $   83       $   15
Property, plant and equipment, net.............                            1,492         2,698        3,034
Total assets...................................                            2,531         6,171        7,037
Total debt.....................................                            1,290         2,395        2,900
Member's equity................................                            1,030         2,802        2,925
-----------
(1)      EBITDA represents our operating income plus depreciation and amortization. EBITDA, as defined, is presented because it is widely accepted financial indicator used by some investors and analysts to analyze and compare companies on the basis of operating performance.
         EBITDA, as defined, is not intended to represent cash flows for the period, nor is it presented as an alternative to operating income or as an indicator of operating performance. It should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with generally accepted accounting principles (GAAP) in the
         United States and is not indicative of operating income or cash flow from operations as determined under GAAP. Our method of computation may or may not be comparable to other similarly titled measures by other companies.

(2) The term "fixed charges" means the sum of the following: (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness and (c) an estimate of imputed interest within rental expense. The term "earnings" means pretax income from continuing operations, plus (a) fixed charges and
         (b) amortization of capitalized interest, minus interest capitalized.

(3) EBITDA interest coverage ratio equals EBITDA divided by interest expense.

                        Summary of Terms of the New Notes

     The form and terms of the new notes are the same as the form and terms of the existing notes except that the new notes will be registered under the Securities Act and, therefore, will not bear legends restricting their transfer and, in general, will not be entitled to registration under the Securities Act. The new notes will evidence the same obligations as the existing notes and both the existing notes and the new notes are governed by the same indenture.


Issuer....................................   Mirant Americas Generation, LLC

The New Notes.............................   We will offer the new notes in two series:
                                                 o   $300,000,000 aggregate principal amount of 7.20% Senior Notes due 2008; and
                                                 o   $450,000,000 aggregate principal amount of 8.50% Senior Notes due 2021.

Interest..................................   Interest will accrue on each series of new notes at the respective rates per year set forth above and will be payable semiannually in arrears on April 1 and October 1 of each year, beginning on April 1, 2002.

Ranking...................................   The new notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other present and future senior unsecured debt (other than those obligations preferred by operation of law). As of December 31, 2001, we had
                                             $2,500 million in senior unsecured debt.

Final Maturity............................   2008 Notes: October 1, 2008
                                             2021 Notes: October 1, 2021

Optional Redemption.......................   We may redeem the new notes of each series, in whole or in part, at any time at a redemption price equal to 100% of the principal amount of the new notes to be redeemed plus accrued interest, if any, plus a make-whole premium, calculated using a discount rate equal to the interest rate on comparable U.S. treasury securities plus 25 basis points for the 2008 new notes and 37.5 basis points for the 2021 Notes. See
                                             "Description of the New Notes and the Indenture--Optional Redemption with Make-Whole
                                             Premium."

Covenants.................................   The indenture under which the new notes will be issued will limit our ability to incur debt, create liens, engage in mergers, consolidations or similar transactions and sell assets. See "Description of the New Notes and the Indenture--Covenants."

Events of Default.........................   The indenture describes the circumstances that constitute events of default with respect to the new notes. See "Description of the New Notes and the Indenture--Events
                                             of Default."

Form and Denomination.....................   The new notes will be issuable in denominations of $100,000 or any integral multiple of $1,000 in excess of that amount.  Each series of new notes sold to qualified institutional buyers in reliance on Rule 144A is represented by restricted global notes in registered form, without interest coupons, and has been deposited with the trustee as custodian for , and registered in the name of DTC or Cede & Co., its nominee, in each case for credit to an account of a direct or indirect participant of
                                             DTC.  See "Description of the New Notes and the Indenture--Book-Entry; Delivery and
                                             Form."

Same-Day Settlement.......................   The initial settlement for the new notes will be made in immediately available funds.
                                             Transfers of beneficial interests in global notes will settle in DTC's same-day funds settlement system, and settlement for any secondary market trades will be in immediately available funds.
                                       11

Nature of Obligations.....................   Only we will be obligated to make payments on the new notes. Neither Mirant nor any of its affiliates will guarantee payment of the new notes or have any obligation to make payments on the new notes.

Risk Factors..............................   An investment in the new notes involves certain risks, including the competitive markets in which we operate, the future operating costs and performance of our electric generating facilities and our need to comply with present and future environmental laws and regulations. You should carefully consider each of the factors described in the section titled "Risk Factors" before participating in this exchange offer.

Trustee...................................   Bankers Trust Company

Governing Law.............................   The indenture and the new notes will be governed by, and construed in accordance with, the laws of the State of New York.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Our Business," "Our Affiliates" and elsewhere in this prospectus include forward-looking statements in addition to historical information. These statements involve known and unknown risks and relate to future events, our future financial performance or our projected business results. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should,," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "targets," "potential" or "continue" or the negative of these terms or other comparable terminology.

     Forward-looking statements are only predictions. Actual events or results may differ materially from any forward-looking statement as a result of various factors, which include: (1) legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the electric utility industry; (2) the extent and timing of the entry of additional competition in the markets of our subsidiaries and affiliates; (3) our pursuit of potential business strategies, including acquisitions or dispositions of assets or internal restructuring; (4) state, federal and other rate regulations in the United States; (5) changes in or application of environmental and other laws and regulations to which we and our subsidiaries and affiliates are subject; (6) political, legal and economic conditions and developments in the United States;
(7) financial market conditions and the results of our financing efforts; (8) changes in market conditions, including developments in energy and commodity supply, volume and pricing and interest rates; (9) weather and other natural phenomena; (10) performance of our projects undertaken and the success of our efforts to invest in and develop new opportunities; (11) developments in the California power markets, including, but not limited to, governmental intervention, deterioration in the financial condition of our counterparties, default on receivables due and adverse results in current or future litigation;
(12) the direct or indirect effects on our business, including the availability of insurance, resulting from the terrorist actions on September 11, 2001 or any other terrorist actions or responses to such actions, including, but not limited to, acts of war; (13) the direct or indirect effects on our business resulting from the financial difficulties of Enron, or other competitors of Mirant Americas Generation, including, but not limited to, their effects on liquidity in the trading and power industry, and its effects on the capital markets views of the energy or trading industry and our ability to access the capital markets on the same favorable terms as in the past; (14) the direct or indirect effects on our business of the lowering of our credit rating or the credit ratings of Mirant Mid-Atlantic, Mirant Americas Energy Marketing and Mirant (or actions that may be taken in response to changing credit ratings criteria), including, increased collateral requirements upon Mirant Americas Energy Marketing and Mirant, demands for increased collateral by current counterparties of Mirant Americas Energy Marketing and Mirant, refusal by current or potential counterparties to enter into transactions with us, Mirant Mid-Atlantic, Mirant Americas Energy Marketing and Mirant and our respective inability to obtain credit or capital in desired amounts or on favorable terms; and (15) other factors discussed in this Form S-4 and in other reports filed from time to time with the SEC.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. We expressly disclaim a duty to update any of the forward-looking statements contained herein.

                                  RISK FACTORS

     In addition to the information contained elsewhere in this prospectus, you should carefully consider the following risk factors in evaluating an investment in the new notes. The risks described in this section are those that we consider to be the most significant to our offering. If any of these events occur, our business, financial condition or results of operations could be materially harmed and you may lose all or part of your investment.

Risks Related to Our Business

We depend substantially on cash dividends, distributions or other transfers from our subsidiaries, one of which is subject to restrictions on dividends and distributions. In addition, any right we have to receive an asset of any of our subsidiaries upon any liquidation or reorganization of such subsidiary will be effectively subordinated to the claims of such subsidiary's creditors.

     Because our operations are conducted primarily by our subsidiaries, our cash flow and our ability to service our indebtedness, including our ability to pay the interest on and principal on our debt when due, are dependent upon cash dividends and distributions or other transfers from our subsidiaries. In December 2000, one of our significant subsidiaries, Mirant Mid-Atlantic, and its affiliates acquired generation assets from PEPCO. Mirant Mid-Atlantic's long-term lease agreements restrict the ability of Mirant Mid-Atlantic to pay dividends, make distributions or otherwise transfer funds to us by imposing certain financial tests and other conditions on such activities.

     Our debt is our exclusive obligation and not the obligation of any of our subsidiaries and affiliates or Mirant. Our subsidiaries and affiliates and Mirant have no obligation, contingent or otherwise, to pay any amount due pursuant to our debt or to make any funds available for payment of any amount due on the debt, whether by dividends, capital contributions, loans or other payments, and do not guarantee or otherwise support the payment of interest on or principal of our debt.

     Any right we have to receive an asset of any of our subsidiaries upon liquidation or reorganization of such subsidiary (and the consequent right of our debtholders to participate in the distribution of, or to realize proceeds from, those assets) will be effectively subordinated to the claims of such subsidiary's creditors (including trade creditors of and holders of debt, if any, issued by such subsidiary). The indenture does not restrict our subsidiaries' right to incur debt or other obligations.

Our revenues and results of operations will depend in part on market and competitive forces that are beyond our control.

     We sell capacity, energy and ancillary services from our generating facilities into competitive power markets or on a bilateral contract basis through power sales agreements with Mirant Americas Energy Marketing. The market for wholesale electric energy and energy services is largely deregulated. We are not guaranteed any rate of return on our capital investments through mandated rates. Our revenues and results of operations are likely to depend, in large part, upon prevailing market prices for energy, capacity and ancillary services. These market prices may fluctuate substantially over relatively short periods of time. Among the factors that will influence these prices, all of which are beyond our control, are:

          o    prevailing market prices for fuel oil, coal and natural gas;
          o the extent of additional supplies of electric energy and energy services from our current competitors or new market entrants, including the development of new generating facilities that may be able to produce electricity less expensively than our generating facilities;
          o the extended operation of nuclear generating plants beyond their presently expected dates of decommissioning;
          o prevailing regulations by the FERC that affect our markets and regulations governing the independent system operators that oversee these markets, including any price limitations and other mechanisms to address some of the volatility or illiquidity in these markets;
          o    weather conditions; and
          o changes in the rate of growth in electricity usage as a result of such factors as regional economic conditions and implementation of conservation programs.

     All of these factors could have an adverse impact on our revenues and results of operations.

Changes in commodity prices may increase the cost of producing power and decrease the amount we receive from selling power, resulting in financial performance below our expectations.

     Our generation business is subject to changes in power prices and fuel costs that may impact our financial results and financial position by increasing the cost of producing power and decreasing the amount we receive from the sale of power. As a result, our financial results may not meet our expectations.

We are responsible for price risk management activities conducted by Mirant Americas Energy Marketing for our facilities.

     Mirant Americas Energy Marketing engages in price risk management activities related to our sales of electricity and purchases of fuel and we receive the revenues and incur the costs from these activities. Mirant Americas Energy Marketing may use forward contracts and derivative financial instruments, such as futures contracts and options, to manage market risks and exposure to fluctuating electricity, coal and natural gas prices, and we bear the gains and losses from these activities. We cannot assure you that these strategies will be successful in managing our pricing risks, or that they will not result in net losses to us as a result of future volatility in electricity and fuel markets. Commodity price variability results from many factors, including:

     o    weather;
     o    illiquid markets;
     o    transmission or transportation inefficiencies;
     o    availability of competitively priced alternative energy sources;
     o    demand for energy commodities;
     o    natural gas, crude oil and coal production;
     o    natural disasters, wars, embargoes and other catastrophic events; and
     o federal, state and foreign energy and environmental regulation and legislation.

     Furthermore, the risk management procedures we have in place may not always be followed or may not always operate as planned. As a result of these and other factors, we cannot predict with precision the impact that these risk management decisions may have on our businesses, operating results or financial position.

Terrorist attacks, such as the attacks that occurred in New York, Pennsylvania and Washington, D.C. on September 11, 2001, and future war or risk of war may adversely impact our results of operations, our ability to raise capital or our future growth.

     The impact that terrorist attacks, such as those occurring on September 11, 2001, may have on our industry in general, and on us in particular, is not known at this time. Uncertainty surrounding retaliatory military strikes or a sustained military campaign may impact our operations in unpredictable ways, including changes in insurance markets, disruptions of fuel supplies and markets, particularly oil, and the possibility that infrastructure facilities, including electric generation, transmission and distribution facilities, could be direct targets of, or indirect casualties of, an act of terror. War or risk of war may also have an adverse effect on the economy. The terrorist attacks on September 11, 2001 and the changes in the insurance markets attributable to the terrorist attacks have made it difficult for us to obtain certain types of insurance coverage. We may be unable to secure the levels and types of insurance we would otherwise have secured prior to September 11, 2001. There can be no assurance that insurance will be available to us without significant additional costs. A lower level of economic activity could also result in a decline in energy consumption, which could adversely affect our revenues or restrict our future growth. Instability in the financial markets as a result of terrorism or war could also affect our ability to raise capital.

Operation of our generating facilities involves risks, some of which may affect our ability to pay our debt.

     The operation of our generating facilities involves various operating risks, including the output and efficiency levels at which those generating facilities perform, interruptions in fuel supply, disruptions in the delivery of electricity, breakdown or failure of equipment (whether due to age or otherwise) or processes, violation of our permit requirements, shortages of equipment or spare parts, labor disputes, operator error, curtailment of operations due to transmission constraints, restrictions on emissions or catastrophic events such as fires, explosions, floods, earthquakes or other similar occurrences affecting power generating facilities. In addition, although most of our facilities had a significant operating history at the time we acquired them, we have a limited history of owning and operating these acquired facilities and operational issues may arise as a result of our lack of familiarity with issues specific to a particular facility or component thereof or change in operating characteristics resulting from regulation. A decrease or elimination of revenues generated by our facilities or an increase in the costs of operating our facilities could decrease or eliminate funds available to us to make payments on our debt or our other obligations.

We may not be able to successfully implement our business plan.

     Our business plan assumes, among other things, that our baseload generating assets will be dispatched most of the time and that we can maintain the availability of our generating assets at higher than historical levels. We are relying on Mirant Americas Energy Marketing to sell a significant portion of our output at market prices. We sell the balance of our output to Mirant Americas Energy Marketing and to third parties through a combination of spot sales and bilateral contracts. We cannot assure you that Mirant Americas Energy Marketing will be successful in marketing our output in accordance with our business plan.

Our future access to capital could be limited.

     We will need to make substantial expenditures in the future to, among other things, maintain the performance of our generating facilities and comply with environmental laws and regulations. Our direct and indirect parent companies are not obligated to provide, and may decide not to provide, any funds to us in the future. Our only other sources of funding will be internally generated cash flow from our operations and proceeds from the issuance of securities or the incurrence of additional indebtedness in the future. We may not be successful in obtaining sufficient additional capital in the future to enable us to fund all our future capital expenditures and other requirements.

Our activities are restricted by substantial indebtedness. If we default on any of this indebtedness, it may be accelerated and we may be unable to service it. Acceleration of some of our debt may cause other lenders to accelerate other debt obligations.

     We have incurred substantial indebtedness on a consolidated basis to finance our business. As of December 31, 2001 and 2000, our total consolidated indebtedness was $2,900 million and $2,395 million, respectively. As of December 31, 2001 and 2000, our member's equity was $2,925 million and $2,802 million, respectively. Our ability to meet our debt service obligations and to repay our outstanding indebtedness will depend primarily upon cash flow produced by our operating subsidiaries.

     Our level of indebtedness has important consequences, including:

o limiting our ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, execution of our growth strategy or other purposes;
o limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to service our debt;
o increasing our vulnerability to general adverse economic and industry conditions; and
o limiting our ability to capitalize on business opportunities and to react to competitive pressures and changes in government regulation.

     In addition, some of our existing debt agreements contain restrictive covenants that, among other things, can prohibit or limit our ability to:

o    incur indebtedness;
o    make prepayments of indebtedness in whole or in part;
o    pay dividends; and
o    create liens.

     If we are unable to comply with the terms of our debt agreements, we may be required to refinance all or a portion of our debt or to obtain additional financing. We may be unable to refinance our debt or obtain additional financing because of our level of debt at that time and the debt incurrence restrictions under our debt agreements. We may be forced to default on our debt obligations if cash flow is insufficient and refinancing or additional financing is unavailable. If we default under the terms of our indebtedness, the relevant debt holders may accelerate the maturity of our obligations, which could cause cross-defaults or cross-acceleration under our other obligations.

If Mirant Americas Energy Marketing does not renew agreements to market our power and provide us services that are required for our operations, we may not be able to replace those services on as favorable terms.

     Mirant Americas Energy Marketing's contracts with our subsidiaries to purchase capacity, energy and ancillary services from our generating facilities and to provide fuel, fuel transportation, risk management and energy marketing are scheduled to expire at the end of 2002. Mirant Americas Energy Marketing is not obligated to renew these contracts. Services of the type provided under the contracts with Mirant Americas Energy Marketing are required for our operations. If these contracts are terminated, we may not be able to replace them on terms that are as favorable to us.

Mirant may cease to be our ultimate parent.

     There are no legal or contractual requirements that Mirant continue to own a direct or indirect controlling interest in us or any of its subsidiaries that provide services to us, such as Mirant Americas Energy Marketing and Mirant Americas Development. If Mirant ceases to own a controlling interest in us or any of such other subsidiaries, the business arrangements between Mirant or its affiliates and us may change in a manner adversely affecting our results of operations or financial condition. A new controlling entity may not have the managerial, financial and technological resources of Mirant.

Mirant controls us and its interests may come into conflict with debt holders.

     We are an indirect wholly owned subsidiary of Mirant, and as such, Mirant controls us. In circumstances involving a conflict of interest between Mirant as our indirect equity owner, on the one hand, and our debt holders as creditors, on the other hand, we cannot assure you that Mirant would not exercise its power to control us in a manner that would benefit Mirant to the detriment of the debt holders.

     For instance, Mirant is currently pursuing a potential strategy to enhance the credit of Mirant Americas Energy Marketing in order to alleviate some of the capital requirements of that entity. While it is not currently expected that such a strategy would have a materially adverse impact on us, it could have adverse effects on us or the interests of our debt holders. One example of such an adverse impact would be that Mirant Americas Energy Marketing could be precluded from entering into certain types of contracts or entering into contracts above/below certain pricing with us or our subsidiaries.

We participate in a cash management program with Mirant, which exposes us to credit risk for the money that is loaned to Mirant on a daily basis.

     Under Mirant's cash management program, our available cash is loaned to Mirant on a daily basis and kept in a Mirant account. As of February 28, 2002, the amount of cash owed to us from Mirant was $231 million. Our participation in Mirant's cash management program exposes us to Mirant credit risk as subordinated unsecured creditors in the full amount of cash held by Mirant pursuant to the cash management loan agreements.

     Mirant's senior unsecured debt has a credit rating of Ba1 (non-investment grade) with a negative watch by Moody's, BBB- (investment grade) with a stable outlook by S&P and BBB (investment grade) with a negative watch by Fitch. While the foregoing indicates the ratings from the various agencies, we note that these ratings are not a recommendation to buy, sell or hold Mirant's securities and that each rating should be evaluated independently of any other rating. There can be no assurance that a rating will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in its judgement, circumstances in the future so warrant.

We are exposed to credit risk from third parties under contracts and in market transactions.

     The financial performance of our generating facilities that have power supply agreements is dependent on the continued performance by customers of their obligations under these agreements and, in particular, on the credit quality of the facilities' customers. Our operations are exposed to the risk that counterparties that owe money as a result of market transactions will not perform their obligations. For example, we are currently owed significant past due revenues from the California PX and the CAISO as a result of the failure of Pacific Gas and Electric Company and Southern California Edison to perform their obligations to the California PX and CAISO. On April 6, 2001, Pacific Gas and Electric Company filed a voluntary petition under Chapter 11 of the Bankruptcy Code. On September 20, 2001, Pacific Gas and Electric Company filed a proposed plan of reorganization with the bankruptcy court which provides for its largest unsecured creditors to receive 60% of their allowed claims in cash and the remaining amounts to be paid in negotiable debt with terms of ten to thirty years.

     On October 2, 2001, the California Public Utilities Commission and Southern California Edison announced a settlement of Southern California Edison's filed rate doctrine lawsuit, which is pending in federal district court in Los Angeles. The terms of the proposed settlement provide that Southern California Edison will fully repay what the settlement agreement calls "Procurement Related Liabilities" by the end of 2005. Although the proposed settlement agreement purports to provide for the payment of all Procurement Related Liabilities, which includes $920,000,000 owed to the California PX and the CAISO (a portion of which is owed to us), there is no specific information about when any particular creditor or class of creditors can expect repayment. The impact of the proposed settlement agreement on us remains uncertain, but could include delayed payment, extended litigation, or discriminatory treatment in the repayment process.

     A facility's financial results may be materially adversely affected if any one customer fails to fulfill its contractual obligations and we are unable to find other customers to produce the same level of profitability. As a result of the failure of a major customer to meet its contractual obligations, we may be unable to repay obligations under our debt agreements. As of December 31, 2001, the DWR, Mirant and Mirant Potomac River, a direct wholly owned subsidiary of Mirant owed us $338 million (includes accounts receivable and open contract positions), $253 million and $152 million, respectively, each representing more than 10% our total credit exposure. The Company's total credit exposure is computed as total accounts and notes receivable, adjusted for net risk management and derivative hedging activities.

Our operations and activities are subject to extensive environmental regulation and permitting requirements and could be adversely affected by our future inability to comply with environmental laws and requirements or changes in environmental laws and requirements.

     Our business is subject to extensive environmental regulation by federal, state and local authorities, which requires continuous compliance with conditions established by our operating permits. To comply with these legal requirements, we must spend significant sums on environmental monitoring, pollution control equipment and emission fees. We may also be exposed to compliance risks from new projects, as well as from plants we have acquired. Although we have budgeted for significant expenditures to comply with these requirements, we may incur significant additional costs if actual expenditures are greater than budgeted amounts. If we fail to comply with these requirements, we could be subject to civil or criminal liability and the imposition of liens or fines. With the trend toward stricter standards, greater regulation, more extensive permitting requirements and an increase in the number and types of assets operated by us subject to environmental regulation, we expect our environmental expenditures to be substantial in the future. The scope and extent of new environmental regulations, including their effect on our operations, is unclear; however, our business, operations and financial condition could be adversely affected by this trend.

     We may not be able to obtain from time to time all required environmental regulatory approvals. If there is a delay in obtaining any required environmental regulatory approvals or if we fail to obtain and comply with any required environmental regulatory approvals, the operation of our generating facilities or the sale of electricity to third parties could be prevented or become subject to additional costs. We are generally responsible for all on-site environmental liabilities. Unless our contracts with customers expressly permit us to pass through increased costs attributable to new statutes, rules and regulations, we may not be able to recover capital costs of complying with new environmental regulations, which may adversely affect our profitability.

Our business is subject to complex government regulations and changes in these regulations or in their implementation may affect the costs of operating our facilities or our ability to operate our facilities, which may negatively impact our results of operations.

     Currently, our facilities are exempt wholesale generators that sell electricity exclusively into the wholesale market. Generally, our exempt wholesale generators are subject to regulation by the FERC regarding rate matters and state public utility commissions regarding non-rate matters. The majority of our generation from exempt wholesale generators is sold at market prices under market rate authority exercised by the FERC, although the FERC has the authority to impose "cost of service" rate regulation or other market power mitigation measures if it determines that market pricing is not in the public interest. A loss of our market-based rate authority would prohibit electricity sales at market rates and would require all sales to be cost-based. A loss of our market-based rate authority could severely impair our execution of our business plan and could have a materially negative impact on our business.

     To conduct our business, we must obtain licenses, permits and approvals for our plants. We cannot provide assurance that we will be able to obtain and comply with all necessary licenses, permits and approvals for our plants. If we cannot comply with all applicable regulations, our business, results of operations and financial condition could be adversely affected.

     The United States Congress is considering legislation that would repeal PURPA entirely, or at least eliminate the future obligation of utilities to purchase power from qualifying facilities, and also repeal PUHCA. In the event of a PUHCA repeal, competition from independent power generators and from utilities with generation, transmission and distribution would likely increase.

     Repeal of PURPA or PUHCA may or may not be part of comprehensive legislation to restructure the electric utility industry, allow retail competition and deregulate most electric rates. We cannot predict the effect of this type of legislation, although we anticipate that any legislation would result in increased competition. If we were unable to compete in an increasingly competitive environment, our business and results of operation may suffer.

      We cannot predict whether the federal government, state legislatures or foreign governments will adopt legislation relating to the deregulation of the energy industry. We cannot provide assurance that the introduction of new laws or other future regulatory developments will not have a material adverse effect on our business, results of operations or financial condition.

Changes in technology may significantly impact our business by making our power plants less competitive.

     A basic premise of our business is that generating power at central plants achieves economies of scale and produces electricity at a low price. There are other technologies that can produce electricity, most notably fuel cells, microturbines, windmills and photovoltaic (solar) cells. It is possible that advances in technology will reduce the cost of alternate methods of electricity production to levels that are equal to or below that of most central station electric production. If this happens, the value of our power plants may be significantly impaired.


Risks Related to this Exchange Offer

There is no existing market for the new notes, and we cannot assure you that an active trading market will develop.

     Following completion of this exchange offer, the new notes will be freely tradeable by most holders. See "This Exchange Offer-Resales of the New Notes". We do not intend to apply for listing of the new notes on any securities exchange. There can be no assurance as to the liquidity of any market that may develop for the new notes, the ability of the noteholders to sell their new notes or the price at which the noteholders will be able to sell their new notes. Future trading prices of the new notes will depend on many factors, including prevailing interest rates, our operating results and the market for similar securities.

     The initial purchasers in the offering of the existing notes informed us that they intend to make a market in the new notes. The initial purchasers, however, are not obligated to do so and any such market-making activity may be terminated at any time without notice. Any such market-making activity will be subject to restrictions of the Securities Act and the Exchange Act. If a market for the new notes does not develop, purchasers may be unable to resell the new notes for an extended period of time. Consequently, you may not be able to liquidate your investment readily, and the new notes may not be readily accepted as collateral for loans.

     We are also obligated to maintain our status as a reporting company under the Exchange Act (unless the SEC will not accept the filing of the applicable reports), even though the SEC rules and regulations may not require us to maintain that status. If we cease to maintain that status, the interest rate on the new notes will be increased by 0.50% per annum for the duration of such cessation (unless the SEC will not accept the filing of the applicable reports). If the SEC will not accept the filing of the applicable reports, it might become more difficult to sell the new notes or to sell them at prices that you consider favorable.

                               THIS EXCHANGE OFFER

Purpose and Terms of this Exchange Offer

     The existing notes were originally sold on October 9, 2001 in an offering that was exempt from the registration requirements of the Securities Act. As of the date of this prospectus, $300 million aggregate principal amount of 2008 Senior Notes and $450 million aggregate principal amount of 2021 Senior Notes are outstanding. In connection with the sale of the existing notes, we entered into a registration rights agreement in which we agreed to file with the SEC a registration statement with respect to the exchange of existing notes for new notes and to use our reasonable best efforts to cause the registration statement to become effective by June 6, 2002. Under the registration rights agreement, we also agreed to pay additional interest at a rate of 0.50% per annum on the existing notes if we failed to consummate this exchange offer on or prior to July 6, 2002 for so long as that failure continued. The additional interest would be payable on the existing notes on the regular interest payment date. We filed a copy of the registration rights agreement as an exhibit to the registration statement of which this prospectus is a part. This exchange offer satisfies our contractual obligations under the registration rights agreement.

     In addition, there are circumstances where we are required to file a shelf registration statement for resales of the existing notes.

     We are offering, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, to exchange up to $300 million aggregate principal amount of outstanding 2008 Senior Notes for $300 million aggregate principal amount of 2008 Senior Notes which have been registered under the Securities Act and up to $450 million aggregate principal amount of outstanding 2021 Senior Notes for $450 million aggregate principal amount of 2021 Senior Notes which have been registered under the Securities Act. We will accept for exchange existing notes that you properly tender prior to the expiration date and do not withdraw in accordance with the procedures described below. You may tender your existing notes in whole or in part in integral multiples of $1,000 principal amount.

     This exchange offer is not conditioned upon the tender for exchange of any minimum aggregate principal amount of existing notes. We reserve the right in our sole discretion to purchase or make offers for any existing notes that remain outstanding after the expiration date or, as detailed under the caption "--Conditions to this Exchange Offer," to terminate this exchange offer and, to the extent permitted by applicable law, purchase existing notes in the open market, in privately negotiated transactions or otherwise. The terms of any of these purchases or offers could differ from the terms of this exchange offer. There will be no fixed record date for determining the registered holders of the existing notes entitled to participate in this exchange offer.

     Only a registered holder of the existing notes (or the holder's legal representative or attorney-in-fact) may participate in this exchange offer. Holders of existing notes do not have any appraisal or dissenters' rights in connection with this exchange offer. Existing notes which are not tendered in, or are tendered but not accepted in connection with, this exchange offer will remain outstanding. We intend to conduct this exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act and SEC rules and regulations.

     If we do not accept any existing notes that you tender for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, we will return the unaccepted existing notes to you, without expense, after the expiration date.

     If you tender existing notes in connection with this exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of existing notes in connection with this exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with this exchange offer. See "--Fees and Expenses."

     Each broker-dealer that receives new notes for its own account in exchange for existing notes, where such existing notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution."

     Unless the context requires otherwise, the term "holder" with respect to this exchange offer means any person in whose name the existing notes are registered on the trustee's books or any other person who has obtained a properly completed bond power from the registered holder, or any participant in DTC whose name appears on a security position listing as a holder of existing notes. For purposes of this exchange offer, a participant includes beneficial interests in the existing notes held by direct or indirect participants and existing notes held in definitive form.

     We make no recommendation to you as to whether you should tender or refrain from tendering all or any portion of your existing notes into this exchange offer. In addition, no one has been authorized to make this recommendation. You must make your own decision whether to tender into this exchange offer and, if so, the aggregate amount of existing notes to tender after reading this prospectus and the letter of transmittal and consulting with your advisors, if any, based on your financial position and requirements.

Expiration Date, Extension and Amendments

     The term "expiration date" means 5:00 p.m., New York City time, on _________, 2002 unless we extend this exchange offer, in which case the term "expiration date" shall mean the latest date and time to which we extend this exchange offer.

     We expressly reserve the right, at any time or from time to time, so long as applicable law allows,

          (1)  to delay our acceptance of existing notes for exchange;

          (2) to terminate or amend this exchange offer if, in the opinion of our counsel, completing this exchange offer would violate any applicable law, rule or regulation or any SEC staff interpretation; and

          (3) to extend the expiration date and retain all existing notes tendered into this exchange offer, subject, however, to your right to withdraw your tendered existing notes as described under "--Withdrawal Rights."


     If this exchange offer is amended in a manner that we think constitutes a material change, or if we waive any material condition of this exchange offer, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered holders of the existing notes, and we will extend this exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

     We will promptly follow any delay in acceptance, termination, extension or amendment by oral or written notice of the event to the exchange agent followed promptly by oral or written notice to the registered holders. Should we choose to delay, extend, amend or terminate this exchange offer, we will have no obligation to publish, advertise or otherwise communicate this announcement to the public, other than by making a timely release to an appropriate news agency.

Procedures for Tendering the Existing Notes

     Upon the terms and the conditions of this exchange offer, we will exchange, and we will issue to the exchange agent, new notes for existing notes that have been validly tendered, and not validly withdrawn, promptly after the expiration date. The tender by a holder of any existing notes and our acceptance of that holder's existing notes will constitute a binding agreement between us and that holder subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal.

 Valid Tender

     Upon the terms and conditions of this exchange offer, we will deliver new notes in exchange for existing notes that have been validly tendered and accepted for exchange pursuant to this exchange offer. Except as set forth below, you will have validly tendered your existing notes pursuant to this exchange offer if the exchange agent receives, prior to the expiration date, at the address listed under the caption "--Exchange Agent":

          (1) a properly completed and duly executed letter of transmittal, with any required signature guarantees, including all documents required by the letter of transmittal; or

          (2) if the existing notes are tendered in accordance with the book entry procedures set forth below, the tendering noteholder may transmit an agent's message (described below) instead of a letter of transmittal.

In addition, on or prior to the expiration date:

          (1) the exchange agent must receive the existing notes along with the letter of transmittal; or

          (2) the exchange agent must receive a timely book-entry confirmation (described below) of a book-entry transfer of the tendered existing notes into the exchange agent's account at The Depository Trust Company according to the procedure for book-entry transfer described below, along with a letter of transmittal or an agent's message in lieu of the letter of transmittal; or

          (3) the holder must comply with the guaranteed delivery procedures described below.

     Accordingly, we may not make delivery of new notes to all tendering holders at the same time since the time of delivery will depend upon when the exchange agent receives the existing notes, book entry confirmations with respect to existing notes and the other required documents.

     The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of existing notes into the exchange agent's account at DTC. The term "agent's message" means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the tendering participant stating that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant.

     If you tender less than all of your existing notes, you should fill in the amount of existing notes you are tendering in the appropriate box on the letter of transmittal or, in the case of a book entry transfer, so indicate in an agent's message if you have not delivered a letter of transmittal. The entire amount of existing notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

     If any letter of transmittal, endorsement, bond power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney in fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and, unless waived by us, you must submit evidence satisfactory to us, in our sole discretion, of that person's authority to so act.

If you are a beneficial owner of existing notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian, we urge you to contact this entity promptly if you wish to participate in this exchange offer.

     The method of delivery of the existing notes, the letter of transmittal and all other required documents is at your option and at your sole risk, and delivery will be deemed made only when actually received by the exchange agent. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure timely delivery and you should obtain proper insurance. Do not send any letter of transmittal or existing notes to Mirant Americas Generation. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you.

 Book-Entry Transfer

     Holders who are participants in DTC tendering by book-entry transfer must execute the exchange through the Automated Tender Offer Program of DTC on or prior to the expiration date. DTC will verify this acceptance and execute a book-entry transfer of the tendered existing notes into the exchange agent's account at DTC. DTC will then send to the exchange agent a book-entry confirmation including an agent's message confirming that DTC has received an express acknowledgement from the holder that the holder has received and agrees to be bound by the letter of transmittal and that the exchange agent and we may enforce the letter of transmittal against such holder. The book-entry confirmation must be received by the exchange agent in order for the exchange to be effective.

     The exchange agent will make a request to establish an account with respect to the existing notes at DTC for purposes of this exchange offer within two business days after the date of this prospectus unless the exchange agent already has established an account with DTC suitable for this exchange offer.

     Any financial institution that is a participant in DTC's book-entry transfer facility system may make a book-entry delivery of the existing notes by causing DTC to transfer these existing notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfers.

     If the tender is not made through the Automated Tender Offer Program, you must deliver the existing notes and the applicable letter of transmittal, or a facsimile of the letter of transmittal, properly completed and duly executed, with any required signature guarantees, or an agent's message in lieu of a letter of transmittal, and any other required documents to the exchange agent at its address listed under the caption "--Exchange Agent" prior to the expiration date, or you must comply with the guaranteed delivery procedures set forth below in order for the tender to be effective.

     Delivery of documents to DTC does not constitute delivery to the exchange agent and book-entry transfer to DTC in accordance with its procedures does not constitute delivery of the book-entry confirmation to the exchange agent.

 Signature Guarantees

     Signature guarantees on a letter of transmittal or a notice of withdrawal, as the case may be, are only required if:

          (1) existing notes are registered in a name other than that of the person submitting a letter of transmittal or a notice of withdrawal; or


          (2) a registered holder completes the section entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the letter of transmittal. See "Instructions" in the letter of transmittal.

     In the case of (1) or (2) above, you must duly endorse the existing notes or they must be accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the letter of transmittal or the notice of withdrawal, as the case may be, guaranteed by a firm or other entity identified in Rule 1d-15 under the Exchange Act as an "eligible guarantor institution" that is a member of a medallion guarantee program, unless these existing notes are surrendered on behalf of that eligible guarantor institution. An "eligible guarantor institution" includes the following:

          o    a bank;

          o a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

          o    a credit union;

          o a national securities exchange, registered securities association or clearing agency; or

          o    a savings association.

 Guaranteed Delivery

         If you desire to tender existing notes into this exchange offer and:

               (1)  the existing notes are not immediately available;

               (2) time will not permit delivery of the existing notes and all required documents to the exchange agent on or prior to the expiration date; or

               (3) the procedures for book entry transfer cannot be completed on a timely basis;

         you may nevertheless tender the existing notes, provided that you comply with all of the following guaranteed delivery procedures:

               (1)  tender  is  made  by  or  through  an   eligible   guarantor
          institution;

               (2) prior to the expiration date, the exchange agent receives from the eligible guarantor institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form accompanying the letter of transmittal. This eligible guarantor institution may deliver the Notice of Guaranteed Delivery by hand or by facsimile or deliver it by mail to the exchange agent and must include a guarantee by this eligible guarantor institution in the form in the Notice of Guaranteed Delivery; and

               (3) within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, the exchange agent must receive: the existing notes, or book entry confirmation, representing all tendered existing notes, in proper form for transfer; a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal or, in the case of a book entry transfer, an agent's message in lieu of the letter of transmittal, with any required signature guarantees; and any other documents required by the letter of transmittal.

 Determination of Validity


     o We have the right, in our sole discretion, to determine all questions as to the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered existing notes. Our determination will be final and binding on all parties.

     o We reserve the absolute right, in our sole and absolute discretion, to reject any and all tenders of existing notes that we determine are not in proper form.

     o We reserve the absolute right, in our sole and absolute discretion, to refuse to accept for exchange a tender of existing notes if our counsel advises us that the tender is unlawful.

     o We also reserve the absolute right, so long as applicable law allows, to waive any of the conditions of this exchange offer or any defect or irregularity in any tender of existing notes of any particular holder whether or not similar defects or irregularities are waived in the case of other holders.

     o Our interpretation of the terms and conditions of this exchange offer, including the letter of transmittal and the instructions relating to it, will be final and binding on all parties.

     o We will not consider the tender of existing notes to have been validly made until all defects or irregularities with respect to the tender have been cured or waived.

     o We, our affiliates, the exchange agent, and any other person will not be under any duty to give any notification of any defects or irregularities in tenders and will not incur any liability for failure to give this notification.

Acceptance for Exchange for the New Notes

     For each existing note accepted for exchange, the holder of the existing note will receive a new note having a principal amount equal to that of the surrendered existing note. The new notes will bear interest from the most recent date to which interest has been paid on the existing notes. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the completion of this exchange offer will receive interest accruing from the most recent date to which interest has been paid. Existing notes accepted for exchange will cease to accrue interest from and after the date of completion of this exchange offer. holders of existing notes whose existing notes are accepted for exchange will not receive any payment for accrued interest on the existing notes otherwise payable on any interest payment date the record date for which occurs on or after completion of this exchange offer and will be deemed to have waived their rights to receive the accrued interest on the existing notes.

     Upon satisfaction or waiver of all of the conditions of this exchange offer, we will accept, promptly after the expiration date, all existing notes properly tendered and will issue the new notes promptly after acceptance of the existing notes. See "--Conditions to this Exchange Offer." Subject to the terms and conditions of this exchange offer, we will be deemed to have accepted for exchange, and exchanged, existing notes validly tendered and not withdrawn as, if and when we give oral or written notice to the exchange agent, with any oral notice promptly confirmed in writing by us, of our acceptance of these existing notes for exchange in this exchange offer. The exchange agent will act as our agent for the purpose of receiving tenders of existing notes, letters of transmittal and related documents, and as agent for tendering holders for the purpose of receiving existing notes, letters of transmittal and related documents and transmitting new notes to holders who validly tendered existing notes. The exchange agent will make the exchange promptly after the expiration date. If for any reason whatsoever:

     o the acceptance for exchange or the exchange of any existing notes tendered in this exchange offer is delayed, whether before or after our acceptance for exchange of existing notes;

     o    we extend this exchange offer; or

     o we are unable to accept for exchange or exchange existing notes tendered in this exchange offer;

then, without prejudice to our rights set forth in this prospectus, the exchange agent may, nevertheless, on our behalf and subject to Rule 14e-1(c) under the Exchange Act, retain tendered existing notes and these existing notes may not be withdrawn unless tendering holders are entitled to withdrawal rights as described under "--Withdrawal Rights."

Interest

     For each existing note that we accept for exchange, the existing noteholder will receive a new note having a principal amount and final distribution date equal to that of the surrendered existing note. Interest on the new notes will accrue from October 9, 2001, the original issue date of the existing notes or from the last interest payment date on which interest was paid on the existing notes tendered for exchange. April 1, 2002 is the first scheduled interest payment date for the new notes.

Resales of the New Notes

     Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the new notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:

     o    you acquire any new note in the ordinary course of your business;

     o you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in the distribution of the new notes;

     o you are not a broker-dealer who purchased existing notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

     o you are not an "affiliate" (as defined in Rule 405 under the Securities Act) of our company.

     If our belief is inaccurate and you transfer any new note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your existing notes from these requirements, you may incur liability under the Securities Act. We do not assume any liability or indemnify you against any liability under the Securities Act.

     Each broker-dealer that is issued new notes for its own account in exchange for existing notes must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. A broker-dealer that acquired existing notes for its own account as a result of market making or other trading activities may use this prospectus for an offer to resell, resale or other retransfer of the new notes.

Withdrawal Rights

     Except as otherwise provided in this prospectus, you may withdraw your tender of existing notes at any time prior to the expiration date.

     In order for a withdrawal to be effective, you must deliver a written, telegraphic or facsimile transmission of a notice of withdrawal to the exchange agent at any of its addresses listed under the caption "--Exchange Agent" prior to the expiration date.

         Each notice of withdrawal must specify:

          (1) the name of the person who tendered the existing notes to be withdrawn;

          (2) the aggregate principal amount of existing notes to be withdrawn; and

          (3) if existing notes have been tendered, the name of the registered holder of the existing notes as set forth on the existing notes, if different from that of the person who tendered these existing notes.

     If you have delivered, or otherwise identified to the exchange agent, existing notes, the notice of withdrawal must specify the serial numbers on the particular notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible guarantor institution, except in the case of existing notes tendered for the account of an eligible guarantor institution.

     If you have tendered existing notes in accordance with the procedures for book entry transfer listed in "--Procedures for Tendering the Existing Notes--Book Entry Transfer," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of existing notes and must otherwise comply with the procedures of DTC.

     You may not rescind a withdrawal of your tender of existing notes.

     We will not consider existing notes properly withdrawn to be validly tendered for purposes of this exchange offer. However, you may retender existing notes at any subsequent time prior to the expiration date by following any of the procedures described above in "--Procedures for Tendering the Existing Notes."

     We, in our sole discretion, will determine all questions as to the validity, form and eligibility, including time of receipt, of any withdrawal notices. Our determination will be final and binding on all parties. We, our affiliates, the exchange agent and any other person have no duty to give any notification of any defects or irregularities in any notice of withdrawal and will not incur any liability for failure to give any such notification.

     We will return to the holder any existing notes that have been tendered but which are withdrawn promptly after the withdrawal.

Conditions to this Exchange Offer

     Notwithstanding any other provisions of this exchange offer or any extension of this exchange offer, we will not be required to accept for exchange, or to exchange, any existing notes. We may terminate this exchange offer, whether or not we have previously accepted any existing notes for exchange, or we may waive any conditions to or amend this exchange offer, if we determine in our sole and absolute discretion that this exchange offer would violate applicable law or regulation or any applicable interpretation of the staff of the SEC.

Exchange Agent

     We have appointed Bankers Trust Company as exchange agent for this exchange offer. You should direct all deliveries of the letters of transmittal and any other required documents, questions, requests for assistance and requests for additional copies of this prospectus or of the letters of transmittal to the exchange agent as follows:

                                    By Mail:
                           BT Services Tennessee, Inc.
                               Reorganization Unit

                                 P.O. Box 292737
                            Nashville, TN 37229-2737

                               Fax: (615) 835-3701

                          By Overnight Mail or Courier:
                           BT Services Tennessee, Inc.
                        Corporate Trust & Agency Services
                               Reorganization Unit
                             648 Grassmere Park Road
                               Nashville, TN 37211

                              Confirm by Telephone
                                 (615) 835-3572

                                    By Hand:
                              Bankers Trust Company
                        Corporate Trust & Agency Services
                         Attn: Reorganization Department
                            Receipt & Delivery Window
                        123 Washington Street, 1st Floor
                               New York, NY 10006

                           Information (800) 735-7777

     Delivery to other than the above addresses or facsimile number will not constitute a valid delivery.

Fees and Expenses

     We will bear the expenses of soliciting tenders of the existing notes. We will make the initial solicitation by mail; however, we may decide to make additional solicitations personally or by telephone or other means through our officers, agents, directors or employees.

     We have not retained any dealer-manager or similar agent in connection with this exchange offer and we will not make any payments to brokers, dealers or others soliciting acceptances of this exchange offer. We have agreed to pay the exchange agent and trustee reasonable and customary fees for its services and will reimburse it for its reasonable out of pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out of pocket expenses they incur in forwarding copies of this prospectus and related documents to the beneficial owners of existing notes, and in handling or tendering notes for their customers.

Transfer Taxes

     Holders who tender their existing notes will not be obligated to pay any transfer taxes in connection with the exchange, except that if:

     o you want us to deliver new notes to any person other than the registered holder of the existing notes tendered;

     o you want us to issue the new notes in the name of any person other than the registered holder of the existing notes tendered; or

     o a transfer tax is imposed for any reason other than the exchange of existing notes in connection with this exchange offer;


then you will be liable for the amount of any transfer tax, whether imposed on the registered holder or any other person. If you do not submit satisfactory evidence of payment of such transfer tax or exemption from such transfer tax with the letter of transmittal, the amount of this transfer tax will be billed directly to the tendering holder.

Consequences of Exchanging or Failing to Exchange Existing Notes

     Holders of existing notes who do not exchange their existing notes for new notes in this exchange offer will continue to be subject to the provisions of the indenture regarding transfer and exchange of the existing notes and the restrictions on transfer of the existing notes set forth on the legend on the existing notes. In general, the existing notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

     Based on interpretations by the staff of the SEC, as detailed in no-action letters issued to third parties, we believe that new notes issued in this exchange offer in exchange for existing notes may be offered for resale, resold or otherwise transferred by you (unless you are an "affiliate" of our company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new notes are acquired in the ordinary course of your business, you have no arrangement or understanding with any person to participate in the distribution of these new notes and you are not a broker-dealer who purchased existing notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act. However, we do not intend to request the SEC to consider, and the SEC has not considered, this exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to this exchange offer.

     Each holder must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of new notes and has no arrangement or understanding to participate in a distribution of new notes. If any holder is an affiliate of our company, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the new notes to be acquired pursuant to this exchange offer, the holder:

     o    cannot rely on the applicable interpretations of the staff of the SEC;
          and

     o must comply with the registration and prospectus delivery requirements of the Securities Act.

Each broker-dealer that receives new notes for its own account in exchange for existing notes, where such existing notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution."

     In addition, to comply with state securities laws, the new notes may not be offered or sold in any state unless they have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with. The offer and sale of the new notes to "qualified institutional buyers" (as defined under Rule 144A of the Securities
Act) is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available.

                                 USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the new notes offered in this exchange offer. The existing notes validly tendered for exchange will be retired and canceled and cannot be reissued. The net proceeds that we received from the offering of the existing notes were approximately $743 million. We used the net proceeds to repay the majority of a term loan of $750 million. Affiliates of Salomon Smith Barney Inc. and Banc of America Securities LLC are lenders under the loan. The borrowings under the loan were used to help finance the acquisition of the PEPCO assets by Mirant Mid-Atlantic and for working capital.


                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 2001. You should read the information in this table together with our consolidated financial statements and the related notes and with "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                           December 31, 2001
                                                           -----------------
                                                       Actual    As Adjusted
                                                       ------    -----------
                                                             (in Millions)
Cash and cash equivalents...........................        $15            $15
                                                     ==========================

Short-term debt.....................................          0              0
Long-term debt......................................      2,567          2,567
                                                     --------------------------
   Total debt.......................................      2,567          2,567
Member's equity.....................................      2,925          2,925
                                                     --------------------------
      Total capitalization..........................     $5,507         $5,507
                                                     ==========================

                       SELECTED HISTORICAL FINANCIAL DATA

     The selected historical financial information set forth below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and the notes to those statements included in this prospectus. Our selected historical balance sheet data as of December 31, 1999, 2000 and 2001 and our selected historical income statement and cash flow data for the years ended December 31, 1998, 1999, 2000 and 2001 are derived from our audited consolidated financial statements, which were audited by Arthur Andersen LLP, independent public accountants. The selected historical financial information may not be indicative of our future performance and does not reflect what our financial position and results of operations would have been had Mirant Americas Generation operated as a separate, stand-alone entity during the periods presented.

     In addition, the selected historical financial information should be read in light of the following:

     o On December 30, 1998, Mirant New England acquired various power plants with a total capacity of 1,232 MW from subsidiaries of Commonwealth Energy System and Eastern Utilities Associates for approximately $536 million.

     o On April 16, 1999, subsidiaries of Mirant California acquired various generating assets with a total capacity of 2,962 MW from Pacific Gas and Electric Company for approximately $801 million, and paid an additional $39 million for fuel inventory, capital expenditures and property taxes.

     o On June 30, 1999, Mirant New York acquired various power plants and related assets with a total generating capacity of 1,764 MW from Orange and Rockland Utilities, Inc. and Consolidated Edison Company of New York, Inc. for approximately $493 million.

     o We were incorporated in May 1999. The transfer of State Line Energy, Mirant New England, Mirant California and Mirant New York on August 1, 1999 to us was accounted for as a reorganization of entities under common control in a manner similar to a pooling of interests. Accordingly, our financial statements include the results of these entities since their purchase.

     o On May 8, 2000, the power plants of our subsidiary Mirant Wisconsin commenced operation with a total capacity of 309 MW.

     o On June 1, 2000, Units 1 and 2 of our subsidiary Mirant Texas commenced operations with a total capacity of 308 MW. In June 2001, Unit 3 of Mirant Texas commenced operation with a total capacity of 236 MW.

     o On December 19, 2000, Mirant Mid-Atlantic and its affiliates acquired and leased power plants with a total capacity of 5,154 MW from PEPCO for $2.7 billion.



                                                                          Years Ended December 31,
                                                                         ------------------------
                                                                 1998         1999          2000         2001
                                                                 ----         ----          ----         ----
                                                                                 (in Millions)

 INCOME STATEMENT DATA:
 Operating revenue......................................          $40         $689        $2,283       $5,098
 Operating expenses:
   Cost of fuel and electricity.........................            5          357         1,358        3,380
   Maintenance..........................................            3           35            68           96
   Depreciation and amortization........................            3           57            82          173
   Selling, general, and administrative.................           11           70           285          656
   Taxes other than income taxes........................            4           35            68          104
   Other................................................           --           35            74          236
                                                         -----------------------------------------------------
Total operating expenses................................           26          589         1,935        4,645
                                                         -----------------------------------------------------
Operating income........................................           14          100           348          453
Other income (expense), net:
   Interest income......................................           --            5             6           39
   Interest expense.....................................           (3)         (67)          (99)        (194)
   Gain from insurance proceeds.........................           --           30            --            9
   Other, net...........................................           --           --             9            7
                                                         -----------------------------------------------------
Total other expense, net................................           (3)         (32)          (84)        (139)
                                                         ----------------------------------------------------
Income before income taxes...............................          11           68           264          314
(Benefit from) Provision for income taxes................           5           27           106          (33)
                                                         -----------------------------------------------------
Net income...............................................         $ 6         $ 41        $  158       $  347
                                                         =====================================================

 OTHER OPERATING DATA:
   EBITDA (1)............................................         $17         $157        $  430       $  626
                                                         =====================================================

Ratio of earnings to fixed charges (2)...................        4.7x         2.0x          3.3x         2.0x
EBITDA interest coverage ratio (3).......................        5.7x         2.3x          4.3x         3.2x


                                                                          As of December 31,
                                                                          ------------------
                                                                   1999         2000          2001
                                                                   ----         ----          ----
                                                                            (in Millions)
BALANCE SHEET DATA:
Cash and cash equivalents..................................       $   31        $   83        $   15
Property, plant and equipment, net.........................        1,492         2,698         3,034
Total assets...............................................        2,531         6,171         7,037
Total debt.................................................        1,290         2,395         2,900
Member's equity............................................        1,030         2,802         2,925

-----------
(1)      EBITDA represents our operating income plus depreciation and amortization. EBITDA, as defined, is presented because it is widely accepted financial indicator used by some investors and analysts to analyze and compare companies on the basis of operating performance.
         EBITDA, as defined, is not intended to represent cash flows for the period, nor is it presented as an alternative to operating income or as an indicator of operating performance. It should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with generally accepted accounting principles (GAAP) in the
         United States and is not indicative of operating income or cash flow from operations as determined under GAAP. Our method of computation may or may not be comparable to other similarly titled measures by other companies.
                                       33

(2) The term "fixed charges" means the sum of the following: (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness and (c) an estimate of imputed interest within rental expense. The term "earnings" means pretax income from continuing operations, plus (a) fixed charges and
         (b) amortization of capitalized interest, minus interest capitalized.

(3) EBITDA interest coverage ratio equals EBITDA divided by interest expense.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with "Risk Factors," "Summary Historical Financial Data," "Selected Historical Financial Data" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

Overview

     We are an indirect wholly owned subsidiary of Mirant, formed on May 12, 1999, for the purpose of financing, acquiring, owning, operating and maintaining the facilities described in this prospectus and any others that we may acquire. We currently own or control approximately 12,500 MW of electricity generation capacity, all of which is located in the United States.

     Our generating facilities were either recently acquired in competitive auctions or were developed as greenfield construction projects. Our geographically diversified portfolio of generating assets utilizes a variety of technologies, fuel types and fuel sources and sells its output, directly or through Mirant Americas Energy Marketing. Our customers are located near key metropolitan load centers of the United States.

     Our operating revenues and expenses are primarily driven by the operations of our controlled subsidiaries, which are consolidated for accounting purposes. We expect substantially all of our revenues to be derived from sales of capacity, energy and ancillary services from our generating facilities into spot and forward markets and through bilateral contracts. The market for wholesale electric energy and energy services in the United States is largely deregulated. Our revenues and results of operations will depend, in large part, upon prevailing market prices for energy, capacity and ancillary services in these competitive markets.

     Most of our operating subsidiaries have entered into fuel supply, energy services, risk management and power marketing agreements with our affiliate Mirant Americas Energy Marketing. As part of the services and risk management agreements, Mirant Americas Energy Marketing provides fuel and procures emissions credits necessary for the operation of our generating facilities, the cost of which is charged to our subsidiaries based upon actual costs incurred by Mirant Americas Energy Marketing.

     Our expenses are primarily derived from the ongoing operations and maintenance of our generating facilities, capital expenditures needed to ensure their continued safe and environmentally compliant operation and financing costs.

     Prior to their acquisition, most of our facilities were operated as part of integrated utilities with other assets and operations of their former owners. Therefore, no historical financial information for periods prior to the time we acquired our facilities is available that would be meaningful or indicative of the future results that may be achieved through the operation of such facilities in light of the manner, as well as, regulatory and market environments in which they are being operated by us.


Conversion to a Limited Liability Company

     Effective November 1, 2001, we changed our form of organization from a corporation to a limited liability company. The effect of this change of organization is that taxes will no longer be paid directly by our holding company, but rather, will accrue directly to our sole owner, Mirant Americas. Furthermore, we also changed the form of organization of one of our wholly owned subsidiaries from a corporation to a limited liability company. Our consolidated financial statements will continue to reflect the accounting and reporting for income taxes for our subsidiaries that continue to retain their corporate organization structure. As a result of these changes in organization structure, we recognized income in the fourth quarter of 2001 totaling approximately $162 million related to the reversal of deferred tax expenses, which have previously been recognized, for which we will no longer be directly obligated.

Restructuring

     In January 2002, Mirant announced a strategic business plan change designed to reduce capital spending and operating expenses. As it relates to Mirant Americas Generation, the plan includes reducing capital spending by either canceling or delaying certain brownfield developments at our various plants, severing employees and selling certain generation facilities. As a result, we have delayed some construction projects, most notably our Contra Costa plant expansion in California and in February 2002, we announced that we had entered into an agreement to sell our State Line generating facility to Dominion Resources. We are still evaluating what, if any, additional actions will be taken by us as part of Mirant's overall restructuring plan. At this time, we cannot assess what impact Mirant's plan will have on our results of operations, cash flows or financial position.

Results of Operations

Year Ended December 31, 2001 As Compared to Year Ended December 31, 2000

Operating Revenues. Our operating revenues for the year ended December 31, 2001 were $5,098 million, an increase of $2,815 million or 123% from 2000. This increase resulted primarily from the combination of unusually high prices for power in the first quarter of 2001 and increased market demand for power in the western United States. The increase in revenues was also attributable to the contributions of the plants we acquired in Maryland from PEPCO in December 2000, the commencement of operations at our Wisconsin plant in May 2000 and at our Texas plant for the first and second phases in June 2000 and 2001, respectively. Operating revenues for the year ended December 31, 2001 reflect net losses related to decreases in the fair value of financial instruments used to manage price risk exposure. In addition, the 2000 amounts reflect provisions taken related to revenues recognized in 1999 from our California operations under RMR contracts.

Total Operating Expenses. Our operating expenses for the year ended December 31, 2001 were $4,645 million, an increase of $2,710 million or 140% from 2000. This increase resulted from the combination of higher prices for natural gas in the first quarter of 2001 and increased market demand for natural gas and power in the western United States. The increase was also attributable to operating expenses from the plants we acquired in Maryland from PEPCO in December 2000, the commencement of operations at our Wisconsin plant in May 2000 and at our Texas plant for the first and second phase in June 2000 and 2001, respectively. During the year ended December 31, 2001, costs incurred under administrative services and revenue sharing arrangements with Mirant Americas Energy Marketing totaled $399 million, a $246 million increase from the same period in 2000. The increase was also attributable to provisions taken in relation to uncertainties in the California power market and provisions taken related to amounts due from Enron as a result of its bankruptcy in December 2001.

Total Other Income (Expense). Other expenses for the year ended December 31, 2001, were $139 million, an increase of $55 million from 2000. This increase was primarily due to an increase in interest expense related to borrowings to finance acquisitions but was partially offset by interest income on notes receivable from affiliates and a gain from insurance proceeds in the first quarter of 2001 of $9 million related to our State Line facility.

Provision for (benefit from) Income Taxes. Income tax benefit for the year ended December 31, 2001 was $33 million as compared to income tax expense of $106 million in 2000. The income tax benefit for 2001 is primarily attributable to the reversal of deferred tax expenses totaling approximately $162 million, as a result of our change in form of organization from a corporation to a limited liability company of our holding company and one of our wholly owned subsidiaries. In addition, the income tax benefit is attributable to our wholly owned subsidiary that changed its form of organization not being taxed on a portion of its net income. This decrease was partially offset by adjustments for non-deductible goodwill related to the acquisition of the PEPCO assets.

Net Income. Net Income totaled $347 million in 2001. This represents an increase of $189 million from 2000 as a result of the foregoing factors. This increase was partially offset by approximately $106 million ($179 million pre-tax) which was provided in relation to the uncertainties in the California power market in 2001. The total amount of provisions made during 2000 and 2001 in relation to these uncertainties was approximately $136 million ($229 million pre-tax). As of December 31, 2001, the total amount owed to us by the CAISO and the PX was approximately $311 million. In addition, the increase was offset by $29 million ($48 million pre-tax) which was provided in relation to amounts due from Enron as a result of their bankruptcy in December 2001.

Year Ended December 31, 2000 As Compared to Year Ended December 31, 1999

Operating Revenues. Our operating revenues were $2,283 million in 2000, an increase of $1,594 million, or 231%, from 1999. This increase was primarily attributable to a full year of operations from our plants in California and New York in 2000 (which were acquired by us in April and June, 1999, respectively) and to increased market demand and prices in California in 2000. In addition, our Wisconsin facility commenced operations in May 2000, and units 1 and 2 of our Texas facility commenced operations in June 2000. Operating revenues reflect a reduction taken based on our assessment of the possibility of being obligated to refund revenues under the reliability-must-run contracts.

Operating Expenses. Operating expenses were $1,935 million in 2000, an increase of $1,346 million, or 229%, from 1999. This increase is primarily due to a full year of operations from the generating assets in New York and California in 2000, the commencement of operation of the newly constructed Mirant Wisconsin and Mirant Texas facilities, higher natural gas prices and increased fuel consumption due to increased electricity generation in California, as well as a provision taken in relation to the receivables due from sales in California.

Other Expense. Other expense, net, was $84 million in 2000 compared to other expense, net, of $32 million in 1999. The increase is primarily due to an increase in interest expense related to borrowings to finance acquisitions and partially offset by a non-recurring gain from insurance proceeds in 1999 related to our State Line facility of $30 million. Interest expense in 2000 was $99 million, an increase of $32 million, or 48%, from 1999.

Income Taxes. The income tax expense in 2000 was $106 million compared to income tax expense of $27 million in 1999, an increase of $79 million. The increase in the income tax expense is consistent with the increase in income before income taxes.

Net Income. As a result of the foregoing factors, net income increased $117 million from 1999 to 2000.

Liquidity and Capital Resources

     Historically, we have obtained cash from operations, borrowings under credit facilities, borrowings from issuances of senior debt and borrowings and capital contributions from Mirant. These funds have been used to finance operations, service debt obligations, fund acquisitions, develop and construct generating facilities, finance capital expenditures and meet other cash and liquidity needs. Some of the cash flows associated with our businesses have been distributed to Mirant from time to time, and Mirant has provided funds to cover our disbursements from time to time.

Operating Activities. During the year ended December 31, 2001, we generated net cash from operations of approximately $438 million compared to $241 million for the same period in 2000. This increase is primarily due to growth in earnings as well as changes in working capital totaling $37 million.

Investing Activities. During the year ended December 31, 2001, we used $646 million for investment activities compared to $1,368 million for the same period in 2000. During 2001, our investment activities were primarily attributable to capital expenditures of $466 million and loans to affiliates of $205 million. During 2000, our investment activities were attributed to $225 million in capital expenditures, $917 million in cash paid in connection with the PEPCO asset acquisition and $271 million in loans to affiliates. Also, during the year ended December 31, 2001, we received $13 million in insurance proceeds related to our State Line facility compared to $27 million in the same period in 2000.

Financing Activities. During the year ended December 31, 2001, our financing activities provided $140 million in net cash as compared to providing $1,179 million during the same period in 2000. During the year ended December 31, 2001 our financing activities included receipt of $2,678 million in proceeds from the issuance of debt, $498 million in proceeds from the repayment of debt due from affiliates and capital contributions of $39 million from Mirant Americas. These inflows were mostly offset by repayment of debt of $2,679 million, repayment of debt to affiliates of $175 million and payment of $221 million in distributions to Mirant Americas. During the year ended December 31, 2000, our financing activities included $1,105 million in proceeds from the issuance of debt and capital contributions of $255 million from Mirant Americas which was partially offset by $181 million in distributions.

Credit Ratings

     As of March 15, 2002, we had a credit rating of Ba1 (non-investment grade) with a negative watch by Moody's, BBB- (investment grade) with a stable outlook by S&P and BBB- (investment grade) with a stable outlook by Fitch. While the foregoing indicates the ratings from the various agencies, we note that these ratings are not a recommendation to buy, sell or hold Mirant Americas Generation's securities and that each rating should be evaluated independently of any other rating. There can be no assurance that a rating will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in its judgement, circumstances in the future so warrant.

     Our cash flow from operations, asset sales, existing credit facilities and cash position are expected to provide sufficient liquidity for working capital and capital expenditures over the next 12 months. Our cash from operations is expected to be sufficient to fund our debt service on an ongoing basis. Our liquidity could be impacted by changing prices resulting from abnormal weather, excess capacity, the inability to complete asset sales, changes in our, Mirant's or Mirant Americas Energy Marketing's credit ratings and other factors.

     During  2001,  our  operating   subsidiaries  entered  into  separate  cash
management agreements with Mirant, whereby any excess cash is transferred to Mirant pursuant to a note agreement which is payable upon demand. The repayment of any advances made by our operating subsidiaries to Mirant is subordinate to the repayment and performance of all senior obligations of Mirant.

     On December 18, 2000, Mirant Mid-Atlantic completed an offering of $454 million principle amount of Series A pass through certificates, $435 million principle amount of Series B pass through certificates and $335 million principle amount of Series C pass through certificates. These certificates are not Mirant Mid-Atlantic's direct obligations. Instead, each certificate represents a fractional undivided interest in one of three pass through trust formed pursuant to three trust agreements.

     The property of the pass through trusts consists of lessor notes which were issued in connection with eleven separate lease transactions with respect to the undivided interests in either of the following facilities: (i) the Dickerson electric generating baseload units and related assets or (ii) the Morgantown electric generating baseload units and related assets. The lessor notes are secured by an interest in the described facilities and certain rights under the related lease and related financing documents. The lessor notes held in each pass through trust have an interest rate and final maturity corresponding to the interest rate and final maturity applicable to the certificates issued by the pass through trusts.

     The pass through certificates restrict Mirant Mid-Atlantic's ability to incur further indebtedness in certain circumstances. Among the limitations is a restriction on Mirant Mid-Atlantic's ability to incur certain additional indebtedness unless each of Moodys and Standard & Poors confirms the then current rating for the pass through certificates; provided, however, that if the certificates are rated by either agency as below investment grade, the additional indebtedness may not be incurred unless Mirant Mid-Atlantic meets certain coverage ratios. The pass through certificates also restrict Mirant Mid-Atlantic's ability to make certain payments, including dividend payments unless certain coverage ratios are met.


     The following table sets forth our debt as of December 31, 2000 and 2001 and February 28, 2002 (in millions):

                                                                   December 31,          February 28,
                                                            --------------------------  ---------------
                                                                 2000           2001        2002
                                                                 ----           ----        ----
Senior notes:
     7.625% notes, due 2006........................           $     -      $   500      $   500
     7.20% notes, due 2008.........................                 -          300          300
     8.30% notes, due 2011.........................                 -          850          850
     8.50% notes, due 2021.........................                 -          450          450
     9.125% notes, due 2031........................                 -          400          400

Banking arrangements:
     $1.15 billion revolver (terminated in 2001)...             1,150            -            -
     $250 million revolver expiring October 2004...               250           73           73
     $50 million revolver expiring October 2004....                50            -            -
     $1.02 billion credit facility (terminated in 2001)           945            -

Unamortized debt discount..........................                 -           (6)          (6)
                                                          -------------  -----------  -----------
       Total long-term debt........................             2,395        2,567        2,567
Less current maturities............................               945            -            -
                                                         -------------  -----------  -----------
         Total                                                $ 1,450      $ 2,567      $ 2,567
                                                             ========     ========      =======


     As of December 31, 2001, we had two credit facilities, each entered into in October 1999, a $250 million 5-year revolving credit agreement ("Credit Facility B") for capital expenditures and general corporate purposes and a $50 million 5-year revolving credit facility ("Credit Facility C") for working capital needs. The commitments under Credit Facility B and Credit Facility C remain available through October 2004. As of December 31, 2001, the outstanding borrowings under Credit Facility B were $73 million at an interest rate of 3.39%. As of December 31, 2001, there were no borrowings under Credit Facility
C. Under each of the credit facilities, we pay interest and facility/commitment fees (0.25% at December 31, 2001) in an amount determined by reference to our then existing credit rating.

     In addition to other covenants and terms, each of our credit facilities includes minimum debt service coverage, a maximum leverage covenant and a minimum debt service coverage test for dividends and distributions. As of December 31, 2001, there were no events of default under such credit facilities.

     In May 2001, we issued $1.75 billion in senior unsecured notes under Rule 144A of the Securities Act, which were exchanged for new notes with identical terms registered under the Securities Act. The notes issued included $500 million of 7.625% senior notes due 2006, $850 million of 8.3% senior notes due

2011, and $400 million of 9.125% senior notes due 2031. The net proceeds from these notes were used to repay existing credit facilities and to pay breakage costs on interest rate swaps entered into in 2000 in anticipation of this debt offering. Interest on the notes is payable semiannually beginning November 1, 2001. We may redeem the notes, in whole or in part, at any time at a redemption price equal to 100% of the principal amount plus accrued interest, plus a make-whole premium, as defined in the note agreements. In addition, the notes contain various covenants, which, among other things, restrict the amount of additional indebtedness which may be incurred, except in certain circumstances, and impose limitations on asset sales.


     In October 2001, we issued $750 million in principal amounts of senior unsecured notes under Rule 144A of the Securities Act. Pursuant to this prospectus, we are offering to exchange new notes for the existing 2008 Senior Notes and 2021 Senior Notes. The net proceeds from the issuance of the 2008 Senior Notes and 2021 Senior Notes as well as operating cash flow were used to repay a $750 million term loan, which was subsequently terminated, and to pay breakage costs on interest rate swaps entered into in 2000 in anticipation of this debt offering. Interest on the notes is payable semiannually beginning April 1, 2002. We may redeem the notes, in whole or in part, at any time at a redemption price equal to 100% of the principal amount plus accrued interest, plus a make-whole premium, as defined in the note agreements. In addition, the notes contain various covenants, which, among other things, restrict the amount of additional indebtedness which may be incurred, except in certain circumstances, and impose limitations on asset sales.

Mirant Mid-Atlantic Power Sales Agreement

     In August 2001, Mirant Americas Energy Marketing entered into a fixed rate power purchase agreement for Mirant Mid-Atlantic's capacity and energy for the period from August 1, 2001 through June 30, 2004, extendable through December 31, 2004 at Mirant Americas Energy Marketing's option. The agreement includes all of the output of the facilities over the agreement term. However, Mirant Americas Energy Marketing has the option to reduce the committed capacity and energy purchases for fiscal 2002, limited to 75% of the total output of Mirant Mid-Atlantic's facilities, and after December 31, 2002, may reduce the committed capacity and energy purchases to zero. Our affiliated companies, Mirant Potomac River and Mirant Peaker, have entered into fixed rate power purchase agreements with Mirant Americas Energy Marketing, on the same terms and effective over the same period as the agreements outlined above. Through the capital contribution agreement between Mirant Mid-Atlantic and Mirant, the cash available from these affiliated companies is paid as a dividend to Mirant, which in turn makes a capital contribution to Mirant Mid-Atlantic for the same amount.

     At the inception date, the pricing of Mirant Americas Energy Marketing's minimum committed capacity and energy purchases over the term of the agreements was favorable to us and our affiliates when compared to projected market rates in the PJM. The total value to our affiliates and us was approximately $167 million. The amount related specifically to the Mirant Mid-Atlantic owned or leased facilities amounted to $120 million and is reflected as both an addition to additional paid in capital and an offsetting contra equity account on our consolidated balance sheet and statement of member's equity at the inception of the agreements. We will reduce the operating revenue recognized under these agreements by the favorable variance noted above, over the contract term based on the proportion of volume delivered to the expected minimum delivery over the remaining contract term. The total amount of operating revenue reductions for the year ended December 31, 2001 was $33 million.

     The contra equity amount is reduced as cash is received from Mirant Americas Energy Marketing over the contract term, with cash being received in the month following the reduction to operating revenue. The total amount of cash received, attributable to the favorable variance, during the year ended December 31, 2001 amounted to $29 million.

Contractual Obligations and Commitments

Risk Management Activities

    Certain financial instruments that we use to manage risk exposure to energy prices do not meet the hedge criteria under SFAS No. 133. The fair values of these instruments are recorded in risk management assets and liabilities on our consolidated balance sheet at December 31, 2001. At December 31, 2001, the fair value of these instruments was a net liability of approximately $17 million.

     As of December 31, 2001, approximately 95% of the net value of our risk management assets and liabilities was calculated using simple models with high price discovery. These include forwards, swaps and options at liquid locations. Also, as of December 31, 2001, approximately 95% of the net value was expected to be realized within the next two years.

     We have the following annual amounts committed for contractual obligations and other commercial commitments as December 31, 2001 (in millions):


                                                           Contractual Cash Obligation by Year
                                             ----------------------------------------------------------------
                                                 Total      Less than    1 to 3      4 to 5    After 5 years
                                                             1 year       years       years
-------------------------------------------------------------------------------------------------------------
Long-term debt..............................      $2,573        $  0        $ 73        $500        $2,000
Operating leases............................       2,946         173         278         227         2,268
Long-term service agreements................          62          10          20          11            21
Construction related commitments............         395         283         107           5             0
Fuel and transportation commitments.........         121          19          39          40            23
                                             ----------------------------------------------------------------
   Total contractual obligations and
      commercial commitments................      $6,097        $485        $517        $783        $4,312
                                                  ======        ====        ====        ====        ======


Construction Related Commitments

     The Company has entered into various turbine and other construction related commitments related to brownfield developments at its various generation facility sites. At December 31, 2001, these construction related commitments totaled approximately $395 million.

Long-Term Service Agreements

     The Company has entered into long-term service agreements for the maintenance and repair of 3 of its combustion turbines for combined-cycle generating plants which are in effect through 2012. At December 31, 2001, the total estimated commitment under all these agreements was approximately $62 million.

Fuel Commitments

     We have commitments under fuel purchase and transportation agreements totaling $121 million at December 31, 2001. These agreements will continue to be in effect through 2007.

Operating Leases

     We have commitments under operating leases with various terms and expiration dates. Expenses associated with these commitments totaled approximately $100 million, and $4 million during the years ended December 31, 2001, and 2000 and were insignificant during year ended December 31, 1999.

     On December 19, 2000, in conjunction with the purchase of the PEPCO assets, we, through Mirant Mid-Atlantic, entered into a lease transaction for $1.5 billion relating to the Dickerson and the Morgantown baseload units and associated property. The term of each operating lease varies between 28.5 and
33.75 years. The total notional minimum lease payments for the life of the leases are approximately $2.9 billion.

     The lease agreements contain some restrictive covenants that restrict Mirant Mid-Atlantic's ability to, among other things, make dividend distributions, incur more than $100 million indebtedness, or sublease the facilities unless we satisfy various conditions. Mirant Mid-Atlantic does have an option to renew the lease for a period that would cover up to 75% of the economic useful life of the facility, as measured near the end of the lease term. However, the extended term of the lease will always be less than 75% of the revised economic useful life of the facility. Mirant Mid-Atlantic has the right to request the lessor to refinance the lease debt. The refinancing request is subject to meeting numerous conditions, including among other requirements that the refinancing not have a material adverse effect on the lessor. If the refinancing is consummated, the lessor will bear the cost of the refinancing. Upon the event of default by Mirant Mid-Atlantic, the lessors may require a termination value payment as defined in the agreements.

Litigation

     Reference is made to Notes 8 and 10 to the "Notes to Consolidated Financial Statements" filed as part of this prospectus relating to the following litigation matters:

o    RMR Agreements;
o Defaults by SCE and Pacific Gas and Electric and Bankruptcy of Pacific Gas and Electric;
o    California Power Exchange Bankruptcy;
o    DWR Power Purchases;
o    California Rate Payer Litigation;
o    Western Power Markets Investigations;
o    State Line;
o    Enron Bankruptcy Proceedings;
o    California Price Mitigation and Refund Proceeding;
o    Environmental Information Requests;
o    Asbestos Cases; and
o    PEPCO Litigation

     In addition to the proceedings described above, we experience routine litigation from time to time in the normal course of our business, which is not expected to have a material adverse effect on our consolidated financial condition or results of operations.


Quantitative and Qualitative Disclosures about Market Risk

     Market risk is the potential loss that we may incur as a result of changes in the fair value of a particular instrument or commodity. All financial and commodities-related instruments, including derivatives, are subject to market risk. We are exposed to market risks, including changes in commodity prices and interest rates. Through various hedging mechanisms, including contractual arrangements with Mirant Americas Energy Marketing, we attempt to mitigate some of the impact of changes in commodity prices and interest rates on our results of operations.

     We use interest rate swaps to hedge underlying debt obligations. These swaps hedge specific debt issuances and currently qualify for hedge accounting. Consequently, the interest rate differential associated with a swap is reflected as an adjustment to interest expense over the life of the instruments. If we sustained a 100 basis point change in interest rates for all variable rate debt, the change would affect net income, on an annualized basis, by approximately $1 million, based on variable rate debt and derivatives and other interest rate sensitive instruments outstanding at December 31, 2001.

     We engage in commodity-related marketing and price risk management activities, through Mirant Americas Energy Marketing, in order to hedge market risk and exposure to electricity and to natural gas, coal and other fuels utilized by our generation assets. These financial instruments primarily include fixed rate power sale agreements, forwards, futures and swaps. Prior to January 1, 2001, when we adopted SFAS No. 133, the gains and losses related to these derivatives were recognized in the same period as the settlement of underlying physical transactions. These realized gains and losses are included in operating revenues and operating expenses in the accompanying consolidated statement of income. Subsequent to the adoption of SFAS No. 133 on January 1, 2001, these derivative instruments are recorded in the consolidated balance sheet as either assets or liabilities measured at fair value, and changes in the fair value are recognized currently in earnings, unless specific hedge accounting criteria are met. If the criteria for hedge accounting are met, changes in the fair value are recognized in other comprehensive income until such time as the underlying physical transaction is settled and the gains and losses related to these derivatives are recognized in earnings.

     We maintain clear policies for undertaking risk-mitigating actions that may become necessary when measured risks temporarily exceed limits as a result of market conditions. To the extent an open position exists, fluctuating commodity prices can impact financial results and financial position, either favorably or unfavorably. As a result, we cannot predict with precision the impact that our risk management decisions may have on our businesses, operating results or financial position. Mirant Americas Energy Marketing manages market price risk for us through formal oversight groups, which include senior management, mechanisms that independently verify transactions and measure risk and the use of a Value-at-Risk ("VaR") methodology on a daily basis. We bear all gains and losses of the market price risk mitigation activities conducted by Mirant Americas Energy Marketing on our behalf.

     For those commodity contracts for which hedge accounting criteria are met, any changes in the fair value of these contracts reflect essentially offsets to changes in the value of the underlying physical asset positions. Therefore, we have minimal exposure to market risk on the portion of our portfolio of commodity contracts in which we are effectively hedging the exposure of our physical assets to changes in market prices.

     For those derivative instruments in which hedge criteria are not met, we employ a systematic approach to the evaluation and management of risk associated with these commodity contracts, including VaR. VaR is defined as the maximum loss that is not expected to be exceeded with a given degree of confidence and over a specified holding period. We use a 95% confidence interval and holding periods that vary by commodity and tenor to evaluate our VaR exposure. Based on a 95% confidence interval and employing a one-day holding period for all positions, our portfolio of positions had a VaR of $3 million at December 31, 2001. During the year ended December 31, 2001, the actual daily change in fair value exceeded the corresponding daily VaR calculation three times, which falls well within our 95% confidence interval. We also utilize additional risk control mechanisms such as commodity position limits and stress testing of the total portfolio and its components.

Credit Risk

     For all derivative financial instruments, we are exposed to losses in the event of nonperformance by counterparties to these derivative financial instruments. Through Mirant Americas Energy Marketing, we have established controls to determine and monitor the creditworthiness of counterparties to mitigate our exposure to counterparty credit risk. Concentrations of credit risk from financial instruments, including contractual commitments, exist when groups of counterparties have similar business characteristics or are engaged in like activities that would cause their ability to meet their contractual commitments to be adversely affected, in a similar manner, by changes in the economy or other market conditions. Mirant Americas Energy Marketing monitors credit risk for us on both an individual basis and a group counterparty basis. Our overall exposure to credit risk may be impacted, either positively or negatively, because our counterparties may be similarly affected by changes in economic, regulatory or other conditions.

     Under Mirant's cash management program, our available cash is loaned to Mirant on a daily basis and kept in Mirant accounts. Our participation in Mirant's cash management program exposes us to Mirant credit risk as subordinated unsecured creditors in the full amount of cash held by Mirant pursuant to the cash management loan agreements. Furthermore, Mirant Americas Energy Marketing makes substantially all of our sales on our behalf and collects all cash receipts from sales made on our behalf. As such, we are also subject to the risk of collection from Mirant Americas Energy Marketing of substantially all of our outstanding accounts receivables at any point in time.

Critical Accounting Policies

    The accounting policies described below are viewed by management as "critical" because their correct application requires the use of material estimates and have a material impact on our financial results and position. To aid in our application of these critical accounting policies, management invests substantial human and financial capital in the development and maintenance of models and other forecasting tools and operates a robust environment of internal controls surrounding these areas in particular. These tools, in part, facilitate the measurement of less liquid financial instruments accounted for at fair value and ensure that such measurements are applied consistently across periods. In addition, separate tools enable management to forecast our income tax position to ensure that tax charges are appropriate in each period.

Revenue Recognition/Fair Value Accounting: We derive the substantial portion of our revenues from sales of physical power in the wholesale electricity market as well as risk management activities performed on our behalf by Mirant Americas Energy Marketing. With respect to physical power sales, we consider revenue earned upon output, delivery or satisfaction of specific targets, all as specified by contractual terms. Revenues under long-term power sales arrangements are recognized on an accrual basis.

     SFAS No. 133 requires that derivative instruments be recorded in the balance sheet at fair value as either assets or liabilities, and that changes in fair value be recognized currently in earnings, unless specific hedge accounting criteria are met. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized currently in earnings. If the derivative is designated as a cash flow hedge, the changes in the fair value of the derivative are recorded in OCI and the gains and losses related to these derivatives are recognized in earnings in the same period as the settlement of the underlying hedged transaction. Any ineffectiveness relating to these hedges is recognized currently in earnings. The assets and liabilities related to derivative instruments for which hedge accounting criteria are met are reflected as derivative hedging instruments in the accompanying consolidated balance sheet at December 31, 2001. Many of our power sales and fuel supply agreements, that otherwise would be required to follow derivative accounting, qualify as normal purchases and normal sales under SFAS No. 133 and are therefore exempt from fair value accounting treatment.

     The determination of fair value of energy marketing and risk management contracts as well as derivatives can be complex and relies on judgements concerning future prices and liquidity among other things. Generally speaking the longer the term of the contract and the more operational constraints involved, the more difficult it is to estimate accurate fair value. We recognize reserves as appropriate to account for uncertainties in the modeling process used to derive fair value.

Income Taxes: SFAS No. 109, "Accounting for Income Taxes," requires the asset and liability approach for financial accounting and reporting for deferred income taxes. Effective November 1, 2001, our parent company, Mirant Americas Generation, LLC and one of our wholly owned subsidiaries changed our form of organization from corporations to limited liability companies, and from that time forward are treated as partnerships for income tax purposes. Therefore, our parent company and one of wholly owned subsidiaries are not subject to federal and state income taxation. Our subsidiaries that are subject to federal and state income taxes use the asset and liability method of accounting for deferred income taxes and provide deferred income taxes for all significant income tax temporary differences (See Note 6 to the "Notes to Consolidated Financial Statements" for additional details).

     As part of the process of preparing our consolidated financial statements we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves us estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items, such as depreciation, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet.

     We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent we believe that recovery is not likely, we must establish a valuation allowance. Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. To the extent we establish a valuation allowance or increase this allowance in a period, we must include an expense within the tax provisions in the statement of income.

Off Balance Sheet Financing: Our operating lease for the PEPCO generating assets as described in Note 8 to the "Notes to Consolidated Financial Statements" is a material off balance sheet financing structure which utilizes a Special Purpose Entity ("SPE"). Based on existing accounting guidance, we believe that it is appropriate to keep our obligation under this structure off of our consolidated balance sheet. However, the FASB and others have initiated discussions to re-evaluate the accounting for transactions involving SPEs. Key issues that are being addressed include equity at risk requirements as well as the identification of the sponsor or beneficiary of the SPE's activities. It is possible that any changes to the existing requirements would not grandfather SPE transactions executed prior to the effective date of the new guidance. It is therefore possible that this obligation could be required to be recorded on our balance sheet. We do not view this potential treatment as an adverse outcome as we have historically and continue to fully disclose this arrangement. The potential treatment would likely impact the pattern of expense recognition related to this obligation as we would likely change from our current straight-line recognition of rental expense to an annual recognition of the straight-line depreciation on the financed assets as well as the interest component of the financing which is weighted more heavily toward the early years of the obligation.

Goodwill, Intangibles and Other Long-lived Assets: We evaluate long-lived assets, such as property, plant and equipment, goodwill, and specifically identifiable intangibles, when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Factors we consider important, which could trigger an impairment include, among others:

o Significant underperformance relative to historical or projected future operating results;
o Significant changes in the manner of our use of the acquired assets or the strategy for our overall business; and
o    Significant negative industry or economic trends.

     The determination of whether an impairment has occurred is based on an estimate of undiscounted cash flows attributable to the assets, as compared to the carrying value of the assets. If an impairment has occurred, the amount of the impairment loss recognized would be determined by estimating the fair value of the assets and recording a loss if the fair value was less than the book value. For assets identified as held for sale, the book value is compared to the estimated fair value to determine if an impairment loss is required.

     Our assessment regarding the existence of impairment factors is based on market conditions, operational performance and legal factors of our businesses. Our review of factors present and the resulting appropriate carrying value of our goodwill, intangibles, and other long-lived assets are subject to judgments and estimates that management is required to make. Future events could cause us to conclude that impairment indicators exist and that our goodwill, intangibles, and other long-lived assets might be impaired.

Capitalization Policies: Our investment in Property, Plant and Equipment ("PP&E") is stated at original cost at the time of construction, purchase, or acquisition. Original costs include such things as materials, labor, interest and other appropriately allocated costs. As costs are expended for new construction, the entire amount is capitalized as PP&E on our balance sheet and is subject to depreciation upon completion of construction. The cost of routine maintenance and repairs, such as inspections and corrosion removal, and the replacement of minor items of property, as defined in our policy, are charged to expense as incurred. Certain expenditures incurred during a major maintenance outage are capitalized, including the replacement of major component parts and labor and overheads incurred to install the parts.

     We capitalize interest on projects during the advanced stages of development and the construction period, in accordance with SFAS No. 34, "Capitalization of Interest Cost." We determine which debt instruments represent a reasonable measure of the cost of financing construction assets in terms of interest cost incurred that otherwise could have been avoided. These debt instruments and associated interest cost are included in the calculation of the weighted average interest rate used for determining the capitalization rate. Upon commencement of commercial operations of the plant or project, capitalized interest, as a component of the total cost of the plant, is amortized over the estimated useful life of the plant.

     Other costs capitalized on our balance sheet include business development costs (external, direct and incremental costs necessary to bring a potential acquisition or construction project to completion). Business development costs are only capitalized when there is reason to believe that the costs are probable of recovery and that efforts will result in future value to the company. The appropriateness of the carrying value of these costs is evaluated each reporting period; unrecoverable amounts of capitalized costs for projects no longer probable are charged to expense currently.

     Reference is made to Note 1 to the "Notes to Consolidated Financial Statements" for additional information on other accounting policies and new accounting pronouncements.


                                  OUR BUSINESS

Introduction

     We are a leading national independent power provider and an indirect wholly owned subsidiary of Mirant. We were incorporated in Delaware on May 12, 1999 and effective November 1, 2001, we changed our form of organization from a corporation to a limited liability company. We own or control approximately 12,500 MW of electricity generation capacity in the United States. We operate 79 generating units at 21 plants serving customers located near 10 major metropolitan load centers, giving us access to a wide variety of wholesale customers.

     We sell most of our output from our generating portfolio in the forward and spot markets through our energy marketing affiliate, Mirant Americas Energy Marketing, and the remainder under long-term contracts with Mirant Americas Energy Marketing and third parties. Our generating portfolio is diversified across geographic regions, fuel types, power markets and dispatch types. In addition, Mirant Americas Energy Marketing arranges for the supply of substantially all of the fuel used by our generating units and procures emissions credits which are utilized in connection with our business.

Industry Overview

     In the United States, in response to increasing customer demand for access to low cost electricity and enhanced services, significant portions of the electricity industry are currently being restructured. New regulatory initiatives to increase competition in the domestic power generation industry have been adopted or are being considered at the federal level and by many states.

     The FERC issued Order No. 636 in 1992 and Order No. 888 in 1996 to increase competition by easing entry into natural gas and electricity markets. These orders require owners and operators of natural gas and power transmission systems, respectively, to make transmission service available on a nondiscriminatory basis to energy suppliers such as Mirant.

     In order to better ensure competitive access to transmission networks on a nondiscriminatory basis, the FERC issued Order No. 2000 in December 1999. FERC Order No. 2000 encouraged electric utilities with power transmission assets to voluntarily form regional transmission organizations, or RTOs, to provide regional management and control of transmission assets independent of control by entities that sell electricity. Among other things, these RTOs will have the exclusive authority to initiate rate changes for the transmission system under each organization's control, exclusive operational control over a broad transmission region and ultimate responsibility for transmission planning and expansion.

     These RTOs are also expected to facilitate inter-regional coordination. In the event the response of transmission-owning utilities to FERC Order No. 2000 is deemed inadequate, the FERC has announced that it will reexamine this voluntary approach, but there can be no assurance that such action will be taken.

     FERC Order Nos. 636, 888 and 2000 are expected to better facilitate access for non-utility power generators, such as Mirant, who do not own transmission assets. The impact of these orders on our business and operations depends on the effect of these orders on the transportation and transmission operations in the markets in which we operate. Continued uncertainty over transmission pricing may discourage utilities from investing in needed transmission and cause a reduction in market opportunities, imposition of wholesale price regulation or both. We believe there is a strong trend in the United States toward competitive electric power and natural gas markets, but that our business will continue to be affected by regional and local price regulation in the near term.

     Due to changing regulatory environments and market dynamics in the United States, numerous utilities have divested generating assets. The deregulation process has led to industry consolidation and an increase in competition among the key players in the marketplace. Additionally, deregulation has provided a significant degree of liquidity in various wholesale power markets throughout the United States; however, this consolidation and the continued entry of new competitors may lead to potentially lower energy prices and profits. As a result of the current energy crisis in California, some states have either discontinued or delayed implementation of initiatives involving deregulation.

STRATEGY

     Our strategy is to continue to be a leading independent national power provider. We consistently seek to enhance the financial and operational performance of our businesses through financial management, cost controls and review and improvement of operations. We believe that Mirant's strengths in design, engineering, finance, construction management, fuel procurement, operations and marketing and risk management provide us with a competitive advantage essential to achieving our strategy. The key elements to implement our strategy are:

 Maximize the Financial and Operational Performance of Current Investments

     We place substantial emphasis on maximizing the operational and financial performance of our assets. Accordingly, as we develop new assets or acquire new facilities, we generally select senior managers familiar with our performance culture and industry practices to manage those businesses. We also utilize a standard planning process to establish annual financial and operational goals for each business unit, and managers are compensated based on performance as measured by these goals.

Capitalize on Opportunities Generated by Significant Presence in Key Markets

     We believe that we have established a significant presence, both in terms of scale of operations and management, in most of our targeted markets. A strong presence in each market is desirable because changes in energy markets are largely driven by factors such as local economic growth, customer relationships and preferences, infrastructure constraints (such as transmission grids and gas pipelines) and local political choices. As a result, incumbent market participants often have opportunities to expand or enhance their businesses because of relationships with local partners and customers or specific information as to a particular market. A significant presence within a market is advantageous in order to achieve a scale of operations sufficient to promote efficiency, increase operational flexibility and reliability and make full use of the skills of management deployed to that market.

Minimize Risk Through a Diversified Generating Portfolio

     Our generating portfolio is large and diverse and utilizes a variety of technologies, fuel types and fuel sources serving customers located near several of the nation's most important metropolitan areas. Our portfolio consists of a variety of fuel types including coal, oil, hydro and natural gas (some with multiple fuel capabilities) that run in a full range of modes--baseload, intermediate and peaking. Our portfolio consists of plants using a variety of technologies including steam turbine, combustion turbine, hydro and diesel. Our portfolio also spans across several distinct power markets: PJM, CAISO, New York-ISO, ISO-New England, ERCOT and MAIN.

Utilize Mirant Americas Energy Marketing's Proven Energy Marketing and Risk Management Skills in Connection with Operating Our Generating Assets

     We expect that the deregulation of energy markets nationwide will lead to the restructuring of energy markets. To be successful, we believe that we must be able to integrate asset ownership with the ability to market energy products and to manage market risk associated with those products. We believe we can accomplish this through our affiliate relationship with Mirant Americas Energy Marketing. The output of a substantial portion of our generating facilities is sold by Mirant Americas Energy Marketing, which utilizes liquid power pools for spot sales and forward markets for term sales. We believe marketing and risk management enhance the value of assets by assisting in optimizing capacity utilization, ensuring physical delivery, providing a real-time market interface and managing market price and fuel risks. Conversely, for Mirant Americas Energy Marketing, control of generating assets provides a physical hedge and real-time information and allows for a broader range of product offerings. We believe this integration improves our credibility as an energy provider to our customers.

Minimize Costs By Having Mirant Americas Energy Marketing Employ its Portfolio Fuel Procurement Procedures

     Our fuel management and procurement strategy is managed by Mirant Americas Energy Marketing, which coordinates fuel supply on a centralized basis. We believe this functional centralization increases buying power, improves negotiation of transportation arrangements and reduces administrative costs. Mirant Americas Energy Marketing has substantial expertise in fuel procurement nationwide. Our strategy concentrates on ensuring that the fuel needs of our plants are met while minimizing fuel commodity and transportation costs. Mirant Americas Energy Marketing further seeks to match the purchase of associated fuels with the sale of production in an effort to lock in margins when desirable.

     Mirant Americas Energy Marketing's natural gas procurement strategy is designed to ensure reliable and immediate delivery of natural gas to our intermediate and peaking facilities by optimizing transportation and storage options. Mirant Americas Energy Marketing addresses gas supply cost and price risk by structuring agreements to maintain access to multiple gas pools and supply basins and reduce the impact of price volatility. Although we cannot completely eliminate the effects of elevated gas prices and price volatility, this strategy is designed to lessen the effect of these market conditions on our financial results.

     Natural gas storage and transportation agreements include firm and interruptible service structured to allow our facilities operational flexibility while minimizing fixed costs for capacity. In North America, Mirant controls approximately 3.9 billion cubic feet per day of natural gas production, more than 6.4 billion cubic feet per day of natural gas transportation capacity and approximately 60 billion cubic feet of natural gas storage capacity.

COMPETITION

     As a leading national power provider in the energy supply business, we face intense competition in all phases of our business. We encounter competition from companies of all sizes, having varying levels of experience, financial and human resources and differing strategies. In the generation of electricity, we compete in the development and operation of energy-producing projects, and our competitors in this business include various utilities, industrial companies and independent power producers (including affiliates of utilities). We compete with national and regional full service energy providers, merchants, producers and pipelines in an effort to aggregate competitively priced supplies from a variety of sources and locations and to utilize efficient transmission or transportation.

     During the transition of the energy industry to competitive markets, it is difficult for us to assess our position versus the position of existing power providers and new entrants. This is due to the fact that each company may employ widely differing strategies in their fuel supply and power sales with regard to pricing, terms and conditions. Further difficulties in making competitive assessments of our competitors arise from the fact that many states are considering or implementing different types of regulatory initiatives that are aimed at increasing competition in the power industry. In some states, increased competition that has resulted from some of these initiatives has already contributed to a reduction in electricity prices and put pressure on electric utilities to lower their costs, including the cost of purchased electricity. Additionally, our business is rapidly becoming more competitive due to technological advances in power generation, the proliferation of e-commerce to enable business operations, the increased role of full service providers and increased efficiency of energy markets.

     In general, we believe that our experience in efficiently operating generation power plants in competitive markets combined with Mirant Americas Energy Marketing's expertise in assessing and managing market and credit risk, will allow us to remain competitive during volatile or otherwise adverse market circumstances.

Operations

     Each of our subsidiaries, to the extent permitted by long-term agreements with third parties, has entered into a series of agreements with Mirant Americas Energy Marketing, under which Mirant Americas Energy Marketing will supply or arrange for supply of all fuel required by the generating facilities; bid, schedule and dispatch the generating units; monitor emissions and procure necessary emissions credits and purchase or arrange for the sale of all capacity, energy and ancillary services produced by the generating facilities. See "Relationships and Related Transactions."

     The following table summarizes certain characteristics of our power plants:


                                   Date Acquired/
                                     Commenced                     Number
           Facilities                Operation         Total MW   of Units         Fuels
           ----------              -------------       --------   --------        -------
Mirant Mid-Atlantic:               December 2000
   Morgantown (1)                                        1,492        8            Coal/Oil
   Chalk Point (2)(3)                                    2,429       11        Coal/Gas/Oil
   Dickerson (1)                                           853        6        Coal/Gas/Oil
   Potomac River (2)                                       482        5            Coal/Oil
                                                       --------   ------
      Subtotal                                           5,256       30
                                                       --------   ------
Mirant California:                 April 1999
   Delta Plants:
      Pittsburg Units                                    1,906        7                 Gas
      Contra Costa Units                                   674        2                 Gas
                                       49

   Potrero Plant                                           362        4             Gas/Oil
                                                       --------   ------
      Subtotal                                           2,942       13
                                                       --------   ------
Mirant New York:                   June 1999
   Bowline Plant                                         1,139        2             Gas/Oil
   Lovett Plant                                            411        3       Coal/ Gas/Oil
   Mirant NY-Gen Plants                                    109       11       Hydro/Gas/Oil
                                                       --------   ------
      Subtotal                                           1,659       16
                                                       --------   ------
Mirant New England:                December 1998
   Canal Plant                                           1,109        2             Gas/Oil
   Martha's Vineyard                                        12        5                 Oil
      Diesels
   Wyman Unit 4 Interest                                     8        1                 Oil
   Kendall Plant                                           100        5             Gas/Oil
                                                       --------   ------
      Subtotal                                           1,229       13
                                                       --------   ------
Mirant Texas:
   Bosque (Units 1&2)              June 2000               308        2                 Gas
   Bosque (Unit 3)                 June 2001               237        1                 Gas
                                                       --------   ------
      Subtotal                                             545        3
                                                       --------
State Line Energy                  December 1997           515        2                Coal
Mirant Wisconsin                   May 2000                309        2             Gas/Oil
                                                       --------   ------
   Total                                                12,455       79
                                                       ========   ======



-----------

(1)  Includes assets that are leased by Mirant Mid-Atlantic.

(2) Includes assets owned by Mirant (a total of 1,004 MWs) that are subject to capital contribution agreements between Mirant and Mirant Mid-Atlantic.

(3) Includes an 84 MW turbine owned by a third party as to which we have operating rights and the rights to the output.

Mirant Mid-Atlantic

     On December 19, 2000, Mirant, through Mirant Mid-Atlantic, Mirant Peaker, Mirant Potomac River, (Mirant Peaker and Mirant Potomac River are both direct wholly owned subsidiaries of Mirant) and together with third party owner-lessors, purchased PEPCO's generation business in Maryland and Virginia. The net purchase price was approximately $2.7 billion, including adjustments for material and supplies inventory, capital expenditures and the timing of the closing. As part of the transaction Mirant assumed net liabilities, primarily transition power agreements, of $2.4 billion. The lessors have leased the assets acquired by them to our subsidiary Mirant Mid-Atlantic.

     The purchase by Mirant Mid-Atlantic included the following generation and related assets:

     o the 1,907 MW of baseload and intermediate units, fueled by coal, oil and natural gas at the Chalk Point generating facility, located in Prince George's County, Maryland;

     o the 248 MW of peaking units, fueled by oil at the Morgantown generating facility, located in Charles County, Maryland;

     o the 307 MW of peaking units, fueled by gas and oil at the Dickerson generating facility, located in Montgomery County, Maryland;

     o the Brandywine ash storage facility, the Faulkner ash storage facility and the Westland ash storage facility;

     o    the Piney Point oil pipeline; and

     o    an engineering and maintenance facility, located in suburban Maryland.


     Additionally, as part of these transactions, one of our subsidiaries entered into an agreement to provide operations and maintenance services for the PEPCO-owned Buzzard Point and Benning generating facilities in Washington, D.C. for a period of at least three years.

     As part of these transactions, we, through Mirant Mid-Atlantic, leased the following assets, which we will refer to as the Mirant Mid-Atlantic leased facilities, from third party owner-lessors, which acquired these assets directly from PEPCO:

     o the 1,244 MW of baseload units, fueled by coal and oil at the Morgantown generating facility, located in Charles County, Maryland and related assets; and

     o the 546 MW of baseload units, fueled by coal and oil at the Dickerson generating facility, located in Montgomery County, Maryland and related assets.

     The Mirant Mid-Atlantic leased facilities were financed through lease transactions that provided approximately $1.5 billion of the purchase price of these assets. Equity funding by the owners of the owner-lessors plus transaction expenses paid by these owners in the lease transactions totaled approximately $299 million. The issuance and sale of three series of certificates pursuant to Rule 144A raised the remaining $1,224 million. The leases are treated as operating leases for accounting purposes, whereby Mirant Mid-Atlantic will record periodic lease rental expenses.

     Also as part of the transaction, Mirant Potomac River and Mirant Peaker own or control the following assets:

     o Mirant Potomac River owns the 482 MW Potomac River generating facility, fueled by coal, located in Alexandria, Virginia; and

     o    Mirant  Peaker  owns or  controls  the 522 MW of  combustion  turbines
          (including the rights and obligations with respect to an 84 MW combustion turbine owned by Southern Maryland Electric Cooperative), fueled by oil and gas, located at the Chalk Point generating facility in Prince George's County, Maryland.

     The purchase of these assets by Mirant Potomac River and Mirant Peaker was funded by loans from Mirant Mid-Atlantic and a capital contribution from Mirant. These loans from Mirant Mid-Atlantic are evidenced by notes. Under a capital contribution agreement, Mirant will cause Mirant Potomac and Mirant Peaker to distribute to Mirant available cash after each company has made its payments under its note to Mirant Mid-Atlantic. Mirant will contribute or cause these amounts to be contributed to Mirant Mid-Atlantic.

     Finally, Mirant Potomac River entered into a 20-year local area support agreement with PEPCO, pursuant to which Mirant Potomac River provides power and ancillary services to PEPCO in a Washington, D.C. electric load pocket.

     The Mirant Mid-Atlantic assets and leased facilities are located in the PJM Interconnection market, which covers all or a part of Pennsylvania, New Jersey, Maryland, Delaware, Virginia and the District of Columbia. The PJM Interconnection market was the first centrally-dispatched power pool in the United States and is one of the largest power pools in the world, with over 220,000 gigawatt hours of annual sales. The PJM Interconnection market enables the participants to buy and sell energy and ancillary services, schedule bilateral transactions and reserve transmission service.

     Mirant Mid-Atlantic, its subsidiary Mirant Chalk Point and its affiliates Mirant Potomac River and Mirant Peaker (collectively, the Mirant Mid-Atlantic Companies) sell all output from their respective plants to Mirant Americas Energy Marketing. The total generation capacity of the Mirant Mid-Atlantic Companies is 4,252 MW. Effective August 1, 2001, Mirant Americas Energy Marketing pays the Mirant Mid-Atlantic Companies a fixed capacity payment for committed capacity, and a specified energy charge per MWh for energy delivered. This energy charge is not adjusted for changes in fuel cost.

     Each of the Mirant Mid-Atlantic Companies has entered into fuel and emissions credit procurement, energy services and risk management agreements with Mirant Americas Energy Marketing. See "Relationships and Related Transactions."

Mirant California

     On April 16, 1999, Mirant California, through its wholly owned subsidiaries, Mirant Delta, and Mirant Potrero acquired various generating assets in California with a total capacity of 2,948 MW from Pacific Gas and Electric Company for $801 million, and paid an additional $39 million for fuel inventory, capital expenditures and property taxes. These assets consist of the Pittsburg Plant and the Contra Costa Plant (the Delta Plants) owned by Mirant Delta and the Potrero Plant owned by Mirant Potrero.

     These generating assets, which include facilities operating at both intermediate and peak demand levels, are located in, or in close proximity to, San Francisco. The Delta Plants consist of nine natural gas-fired steam generating units with approximately 2,586 MW of generating capacity located approximately ten miles apart along the Sacramento/San Joaquin River Delta. The Potrero Plant has one natural gas-fired conventional steam generating unit and three distillate-fueled combustion turbines with a combined capacity of 362 MW. The output from the plants is currently sold into the California market by means of forward, daily and hourly energy sales to the California Department of Water Resources, bilateral agreements with other parties and reliability-must-run contracts with the CAISO for sales of real-time energy and ancillary services. Both Mirant Potrero and Mirant Delta have entered into fuel supply, energy services, risk management and power marketing agreements with Mirant Americas Energy Marketing.

     During 2001, Mirant Delta began a major expansion at its Contra Costa Plant. As part of this expansion, Mirant Delta entered into certain obligations to acquire equipment and services. However, in early 2002, as part of the Mirant restructuring plan, construction on the Contra Costa expansion was delayed. As a result, the expected commercial operation has been postponed to 2005. Mirant Delta is continuing to fulfill its obligations under its various contracts.

Mirant New York

     On June 30, 1999, Mirant New York acquired various power plants and related assets in the State of New York with a total generating capacity of 1,659 MW from Orange and Rockland Utilities, Inc. and Consolidated Edison Company of New York, Inc. through a competitive bidding process. Mirant New York's net purchase price for these acquisitions was approximately $493 million, which included an amount to cover the market value of existing fuel inventories. Mirant New York has various agreements with Orange and Rockland Utilities through July 1, 2004, under which Mirant New York will operate the plants as called upon by Orange and Rockland Utilities to ensure its system reliability.

     Mirant New York plants consist of Bowline and Lovett plants and various smaller generating plants. Bowline Station is a 1,139 MW natural gas-fired plant comprised of two units rated at a capacity of approximately 570 MW each, and an approximately 98-acre site adjacent to the plant. The Lovett plant is a 411 MW coal-fired plant consisting of three units. All generating units at Bowline and Lovett have the capability of burning natural gas and oil. The smaller plant operations include two units intended to operate during periods of peak demand (the Hillburn Gas Turbine Station and the Shoemaker Gas Turbine Station), three hydroelectric stations (Mongaup 1-4, Swinging Bridge 1-2 and Rio 1-2) and an operational interest in the Grahamsville Hydroelectric Station. Mirant New York has entered into fuel supply, energy services, risk management and power marketing agreements with Mirant Americas Energy Marketing.

     Mirant New York is currently pursuing an expansion at the Mirant Bowline line facility in Haverstraw, New York. When the expansion is complete, Bowline 3 is expected to be an 800 MW natural gas and distillate oil fired combined cycle unit. The unit will employ three gas turbines with one steam turbine. The final major permits for the project are expected by the end of the first quarter of 2002. The current expected commercial operations date is June of 2006.

Mirant New England

     On December 30, 1998, subsidiaries of Mirant New England, LLC, acquired various power plants, with a total capacity of 1,229 MW, from subsidiaries of Commonwealth Energy System and Eastern Utilities Associates for $536 million. The sales were required as part of deregulation plans adopted in Massachusetts and Rhode Island. The assets consist of the Kendall Station acquired by Mirant Kendall, LLC (Mirant Kendall) and the Canal Station, the Martha's Vineyard Diesels and the Wyman Unit 4 interest, all acquired by Mirant Canal, LLC (Mirant Canal). In conjunction with our formation as an indirect wholly owned subsidiary of Mirant, Mirant New England, LLC transferred its ownership interest in Mirant Canal and Mirant Kendall, which we collectively refer to as Mirant New England, to us in August 1999.

     The Canal and Kendall plants, which are designed to operate during periods of intermediate and peak demand, are located in close proximity to Boston, a major center for electricity demand in New England. The Martha's Vineyard Diesels supply electricity on the island of Martha's Vineyard during periods of high demand or in the event of a transmission interruption. The Wyman Unit 4 Interest is an approximate 1.4% ownership interest (equivalent to 8 MW) in the 588 MW Wyman Unit 4 located on Cousin's Island, Yarmouth, Maine. It is primarily owned and operated by the Florida Power and Light Group. Mirant New England has entered into fuel supply, energy services, risk management and power marketing agreements with Mirant Americas Energy Marketing.

     Except for the output from Canal Unit 1, which is committed to one of our affiliates, and three other power purchasers under contracts through October 2002, the capacity, energy and ancillary services from the Mirant New England generating units are sold into the New England Power Pool through Mirant Americas Energy Marketing. Under these arrangements, Mirant Americas Energy Marketing bids the output of the units into the New England Power Pool and is responsible for the supply of fuel to the units.

     Mirant Kendall sells steam to a subsidiary of NSTAR pursuant to a Steam Supply Agreement dated October 1, 2000. This agreement contains a demand charge, consumption charge and condensate return charge. The agreement has a term in excess of 20 years, however, either party may terminate the agreement with 24 months prior notice.

     Mirant Kendall is re-powering its Kendall Station located in Cambridge Massachusetts. When complete, Kendall Station is expected to be a 234 MW natural gas fired combined cycle facility that produces both steam and electricity commodity for sale. The combined cycle facility will have the capability to use #2 fuel oil as a back up fuel providing fuel flexibility. Kendall Station re-powering is nearing construction completion with the expected commercial operation date presently forecast for June 2002. Kendall Station electric output will continue to be sold into the New England Power Pool.

     Effective January 1, 2002, Mirant Americas transferred its ownership interest in Mirant New England, LLC (a wholly owned subsidiary of Mirant Americas) to us. The transfer was a noncash capital contribution of approximately $276 million to us.


Mirant Texas

     Mirant Texas was formed to develop, construct and operate a 556 MW natural gas-fired electric generating plant near the Dallas-Fort Worth metropolitan area. The plant operates a total of three units with two operating during periods of peak demand and a third combustion turbine with a corresponding steam turbine that can be operated during periods of baseload and intermediate demand (a combined-cycle unit). Units 1 and 2, representing 308 MW, became operational in June 2000 and an additional 248 MW achieved commercial operation in June 2001.

     Mirant Texas has agreed to sell all of the capacity and electric power output from Units 1 and 2 to Mirant Americas Energy Marketing under a five-year tolling agreement expiring May 31, 2005. There is also a separate agreement to sell all of the capacity and electric power from Unit 3 to Mirant Americas Energy Marketing under a tolling agreement expiring on December 31, 2003. Under the existing power purchase agreement, all fuel required to run the facilities will be provided and paid for by Mirant Americas Energy Marketing. See "Relationships and Related Transactions."

     Texas has passed legislation for the deregulation of its electricity market. The first phase of the deregulated market began on July 31, 2001, with full deregulation to be in place by January 2002. The underlying wholesale market is going through a restructuring to support this legislation. Part of the restructuring will include further establishing the Electric Reliability Council of Texas (ERCOT) such that all of the generation capacity in that market is managed through a common transmission system. Another part of the restructuring requires investor owned utilities to divest large blocks of their generating assets. Both of these actions are expected to enhance Mirant Texas' position in the marketplace by increasing liquidity in the market and mitigating the market power of the incumbent utilities.

State Line Energy

     In December 1997, our subsidiary, State Line Energy, acquired the 515 MW State Line facility from a subsidiary of Commonwealth Edison Company for $68 million. The State Line facility is located on the Indiana-Illinois border near Chicago, Illinois. The plant is comprised of two coal-fired generating units.

     In February 2002, we announced our intent to sell State Line Energy to Dominion Resources for $182 million. We anticipate closing the transaction in the second quarter of 2002.

Mirant Wisconsin

     Mirant Wisconsin was formed in 1998 to develop, construct, own, operate and maintain the Neenah Power Plant. The Neenah plant is a 309 MW natural gas-fired electric generating plant located near Milwaukee. The plant provides electricity during periods of peak demand. Construction of the plant is complete and the final cost was approximately $94 million. The plant commenced operations on May 8, 2000.

     Mirant Wisconsin sells all of its capacity and electric power output to Wisconsin Electric Power Company under an eight-year power purchase agreement entered into in August 1998 and went into effect in May 2000. Wisconsin Electric provides electric, gas and steam service to more than two million customers in southeastern Wisconsin. The power purchase agreement is structured as a tolling arrangement, whereby Wisconsin Electric pays Mirant Wisconsin a monthly charge designed to provide Mirant Wisconsin a return on capital and to cover debt service and fixed operating costs. Wisconsin Electric also pays a charge for each start and for each running hour for each combustion turbine. These start charges and running hour charges are designed to recover variable costs associated with operating and maintaining the plant. Under this tolling arrangement, Wisconsin Electric supplies natural gas as well as any backup No. 2 fuel oil used to run the plant at no cost to Mirant Wisconsin. The power purchase agreement has bonus and penalty provisions regarding capacity, heat rate and availability. Prior to the end of the sixth contract year, Wisconsin Electric has the option to renew the power purchase agreement for another five years beyond its initial eight-year term or purchase the Neenah plant from Mirant Wisconsin for $150 million at the end of that term.

     The  Neenah  plant is  located in the  Mid-America  Interconnected  Network
(MAIN) region under the North America Electric Reliability Council that covers predominantly Illinois and eastern Wisconsin. The MAIN market is nominally a 55 GW-sized market that is dominated by coal (54%) and nuclear (28%) generating capacity. The MAIN region is currently in need of both capacity designed for a peak demand periods as well as additional transmission capacity.

     Deregulation of the electricity market in Wisconsin has been slow. The Public Service Commission of Wisconsin and the state legislature currently are studying the deregulation of the electricity market and no material legislation has been enacted to date.

Our Employees

     As of December 31, 2001, we employed, directly or through contracts with Mirant Services, LLC, a direct subsidiary of Mirant, and its subsidiary, Mirant Mid-Atlantic Services, LLC, approximately 1,700 people of whom approximately 1,600 were employed at our power plants. Approximately 66% of the employees at our power plants were represented by the following unions:

     o Utility Worker's Union of America, A.F.L.-C.I.O., Local #392. The current collective bargaining agreements terminate on March 1, 2003.

     o Utility Worker's Union of America, A.F.L.-C.I.O., Local #480. The current collective bargaining agreements terminate on June 1, 2006.

     o Local Union 503, I.B.E.W. The current collective bargaining agreements terminate on May 31, 2003.

     o United Steelworkers of America, A.F.L.-C.I.O.-C.L.C. The current collective bargaining agreements terminate in December 31, 2004.

     o Local Union 1900, International Brotherhood of Electrical Workers. The current agreement expires on May 31, 2003. However, the contract is subject to reopening for wages and benefits, with 60 days notice, prior to June 30, 2002.

     o International Brotherhood of Electrical Workers Local #1245. The collective bargaining agreement terminates on October 31, 2004.

     We believe that we have satisfactory relations with both our union and non-union employees.

Facilities/Properties

     We share our corporate offices with Mirant, which currently occupies approximately 300,000 square feet of leased office space in Atlanta, Georgia. Mirant has signed long-term leases for these facilities. In addition to our corporate office space, we lease or own various real property and facilities relating to our operations. We believe that all of our existing office and generating facilities are adequate for our needs through calendar year 2002. If we require additional space, we believe that we will be able to secure space on commercially reasonable terms without undue disruption to our operations.

Legal Proceedings

California Rate Payer Litigation: Six lawsuits have been filed and coordinated in the Superior Courts for San Diego County alleging that certain owners of electric generation facilities in California and energy marketers, including Mirant, Mirant Americas Energy Marketing, Mirant Delta and Mirant Potrero, engaged in various unlawful and anti-competitive acts that served to manipulate wholesale power markets and inflate wholesale electricity prices in California. Three of the suits seek class action status, while two of the suits are brought on behalf of all citizens of California. One lawsuit alleges that, as a result of the defendants' conduct, customers paid approximately $4 billion more for electricity than they otherwise would have and seeks an award of treble damages as well as other injunctive and equitable relief. One lawsuit also names certain of Mirant's officers individually as defendants and alleges that the state had to spend more than $6 billion purchasing electricity and that if an injunction is not issued, the state will be required to spend more than $150 million per day purchasing electricity. The other suits likewise seek treble damages and equitable relief. One such suit names Mirant Corporation itself as a defendant. A listing of the cases is as follows:



 CAPTION                             DATE FILED           COURT OF ORIGINAL FILING
 -------                             ----------           ------------------------
 People of the State of California   January 18, 2001     Superior Court of California - San Francisco County
   v. Dynegy, et al.
 Gordon v. Reliant Energy,           November 27, 2000    Superior Court of California - San Diego County
   Inc., et al.
 Hendricks v. Dynegy Power           November 29, 2000    Superior Court of California - San Diego County
    Marketing, Inc., et al.
 Sweetwater Authority, et al. v.     January 16, 2001     Superior Court of California - San Diego County
    Dynegy, Inc., et al.
 Pier 23  Restaurant v. PG&E Energy  January 24, 2001     Superior Court of California - San Francisco County
   Trading, et al.
 Bustamante, et al. v. Dynegy,       May 2, 2001          Superior Court of California - Los Angeles County
   Inc., et al.

     The final outcome of these lawsuits cannot now be determined.

Western Power Markets Investigations: The CPUC, the California Senate, the San Joaquin District Attorney and the Attorney General's offices of Washington, Oregon and California have each launched civil and criminal investigations into the California energy markets that have resulted in the issuance of subpoenas of several of Mirant's entities. In addition, the CPUC has had personnel onsite on a periodic basis at Mirant's California generating facilities since December 2000. The California Attorney General issued its subpoena to Mirant in February 2001 under the following caption: "In the Matter of the Investigation of Possibly Unlawful, Unfair, or Anti-Competitive Behavior Affecting Electricity

Prices in California." Each of these subpoenas, as well as the plant visits, could impose significant compliance costs on Mirant or its subsidiaries. Also on April 18, 2001, the Attorney General filed suit against us in the San Francisco Superior Court seeking to compel us to produce documents in the investigation. With respect to both the CPUC and the California Attorney General's office, there is ongoing litigation between us and these agencies regarding the scope of the subpoenas and the confidentiality of our documents. Despite the various measures taken to protect the confidentiality of sensitive information provided to these agencies, there remains a risk of governmental disclosure of the confidential, proprietary and trade secret information obtained by these agencies throughout this process. In January 2002, the California Attorney General's office reportedly stated that it found no evidence of criminal wrongdoing in connection with its investigation, but that it was planning to file civil suits against the energy generators for unfair trade practices.

     On March 11, 2002, the California Attorney General filed a civil suit against Mirant and several of its wholly owned subsidiaries (including us and several of our wholly owned California generating subsidiaries) in San Francisco Superior Court. The lawsuit alleges that between 1998 and 2001 we effectively double-sold their capacity by selling both ancillary services and energy from the same generating units, such that if called upon, we would have been unable to perform its contingent obligations under the ancillary services contracts. The California Attorney general claims that this alleged behavior violated both the tariff of the California Independent System Operator and, more importantly, California's unfair trade practices statutes. The suit seeks both restitution and penalties in unspecified amounts.

     On March 19, 2002, the California Attorney General filed a complaint with the FERC against certain California generators, including Mirant and several of its wholly owned subsidiaries (including us and several of our wholly owned California generating subsidiaries), alleging that market-based sales of energy made by such generators were in violation of the Federal Power Act because such transactions were not appropriately filed with the FERC. The complaint requests, among other things, refunds for any prior short-term sales of energy that are found to not be just and reasonable, along with interest of any such refunded amounts.

     While we will vigorously defend against any claims of potential civil liability or criminal wrongdoing asserted against us, the results of such investigations cannot now be determined.

California Price Mitigation and Refund Proceeding: On June 19, 2001, the FERC issued an order that provides for price mitigation in all hours in which power reserves fall below 7%. During these emergency hours, FERC will use a formula based on the marginal costs of the highest cost generator called on to run to determine the overall market clearing price. This price mitigation includes all spot market sales in markets throughout the Western System Coordinating Council. This price mitigation was implemented on June 20, 2001 and is currently in place until September 30, 2002. The FERC requires that all public and non-public utilities which own or control non-hydroelectric generation in California must offer power in the CAISO's spot markets, to the extent the output is not scheduled for delivery in the hour. We cannot predict how the FERC will rule on any future requests/justifications for prices higher than the mitigated price during future months.

     On July 25, 2001, the FERC issued an order requiring hearings to determine the amount of any refunds and amounts owed for sales made to the CAISO/PX from October 1, 2000 through June 20, 2001. Hearings are scheduled to be held in March 2002 and June 2002. In the July 25 order, the FERC also ordered that a preliminary evidentiary proceeding be held to develop a factual record on whether there have been unjust and unreasonable charges for spot market bilateral sales in the Pacific Northwest from December 25, 2000 through June 20, 2001. In the proceeding, the DWR filed to recover certain refunds from parties, including one of our subsidiaries, for bilateral sales of electricity to the DWR at the California/Oregon border, claiming that such sales took place in the Pacific Northwest. A FERC ALJ recently concluded a preliminary evidentiary hearing related to possible refunds for power sales in the Pacific Northwest. In a preliminary ruling issued September 24, 2001, the ALJ indicated that she would order no refunds because the complainants had failed to prove any exercise of market power or that any prices were unjust or unreasonable. The FERC may accept or reject this preliminary ruling and the FERC's decision may itself be appealed. We cannot predict the outcome of this proceeding. If we were required to refund such amounts, our subsidiaries would be required to refund amounts previously received pursuant to sales made on their behalf. In addition, our subsidiaries would be owed amounts for purchases made on their behalf from other sellers in the Pacific Northwest.

     Additionally, on February 13, 2002, the FERC directed its staff to undertaking a fact-finding investigation into whether any entity manipulated short-term prices in electric energy or natural gas markets in the West or otherwise exercised undue influence over wholesale prices in the West, for the period January 1, 2000 forward. We cannot predict the outcome of this proceeding. Information from this investigation could be used in any existing or future complaints before the FERC involving long-term power sales contracts relevant to the matters being investigated.

Environmental Information Requests: Along with several other electric generators which own facilities in New York, in October 1999 Mirant New York received an information request from the state of New York concerning the air quality control implications of various repairs and maintenance activities of Mirant New York at its Lovett facility. Mirant New York responded fully to this request and provided all of the information requested by the state. The state of New York issued notices of violation to some of the utilities being investigated. The state issued a notice of violation to the previous owner of Plant Lovett, Orange and Rockland Utilities, alleging violations associated with the operation of Plant Lovett prior to the acquisition of the plant by Mirant New York. To date, Mirant New York has not received a notice of violation. Mirant New York disagrees with the allegations of violations in the notice of violation issued to the previous owner. The notice of violation does not specify corrective actions which the state of New York may require. Under the sales agreement with Orange and Rockland Utilities for Plant Lovett, Orange and Rockland Utilities is responsible for fines and penalties arising from historical operations, but Mirant New York may be responsible for the cost of purchasing and installing emission control equipment, the cost of which may be material. Mirant New York is engaged in discussions with the state to explore a resolution of this matter.

     In January 2001, the EPA issued a request to Mirant Mid-Atlantic for information under the Clean Air Act concerning the air permitting implications of past repair and maintenance activities at its Chalk Point, Dickerson and Morgantown plants in Maryland. Mirant Mid-Atlantic has responded fully to this request.

     We cannot provide assurance that lawsuits or other administrative actions against our power plants will not be filed or taken in the future. If an action is filed against us or our power plants and we are judged to not be in compliance, this could require substantial expenditures to bring our power plants into compliance and have a material adverse effect on our financial condition, cash flows and results of operations.

Asbestos Cases: On December 19, 2000, Mirant, through its subsidiaries and together with lessors in a lease transaction, purchased from PEPCO four electric generation facilities in the Washington D.C. As a part of the purchase, and with certain qualifications, Mirant agreed to indemnify PEPCO for certain liabilities arising in lawsuits filed after December 19, 2000, even if they relate to incidents occurring prior to that date. Since the acquisition, PEPCO has notified Mirant of approximately 30 asbestos cases, distributed among three Maryland jurisdictions (Prince George's County, Baltimore City and Baltimore County), as to which it claims a right of indemnity. In each of these claims, PEPCO's liability is primarily grounded on the theory of premises liability. Each plaintiff seeks a multi-million dollar award. It is expected that additional such lawsuits will be filed in the future, however, the number of such additional lawsuits cannot now be determined. We believe that substantial defenses to liability exist and that, even if found liable, plaintiffs' damages claims are greatly exaggerated. Based on information and relevant circumstances known at this time, we do not believe these suits will have a material adverse effect on its financial position. An unfavorable decision, however, could have a material adverse effect on results of operations in the particular year in which a decision is rendered.

PEPCO Litigation: On October 25, 2001, we entered into a settlement with PEPCO which finalized a number of closing adjustments in connection with the asset acquisition completed in December 2000. The settlement included resolution of the civil action filed by PEPCO against Mirant on August 2, 2001 in the U.S. District Court for the District of Columbia. As a result of the settlement we made a net cash payment to PEPCO of $26 million.

Regulation

United States Public Utility Regulation

     The United States electric industry is subject to comprehensive regulation at the federal and state levels. Currently, our facilities are exempt wholesale generators under PUHCA. Our exempt wholesale generators are subject to regulation by the FERC under the Federal Power Act regarding rate matters and by state public utility commissions regarding non-rate matters. The majority of our generation from exempt wholesale generators is sold at market prices under market rate authority granted by the FERC, although the FERC has the authority to impose cost of service rate regulation or other types of price mitigation if it determines that market pricing is not in the public interest. Our exempt wholesale generators are also subject to the FERC regulation relating to accounting and reporting requirements, as well as oversight of mergers and acquisitions, securities issuances and dispositions of facilities.

     State or local authorities have historically regulated the distribution and retail sale of electricity, as well as the need for siting and the construction of generating facilities. In addition, our exempt wholesale generators may be subject to a variety of state and local regulations regarding maintenance and expansion of our facilities and financing capital additions if the financing is subject to state public service commission regulation. Outside of the Electric Reliability Council of Texas, the wholesale power sales of our exempt wholesale generators are subject exclusively to FERC regulation under the Federal Power Act and to market regulation institutions, such as regional transmission group and independent system operator market monitoring initiatives authorized by the FERC.

     We are not subject to PUHCA unless we acquire the securities of a public utility company or public utility assets that are not exempt as an exempt wholesale generator, foreign utility company or qualifying facility. Congress has been considering legislation to modify federal laws affecting the electric industry. Bills have, in the past, been introduced that propose to repeal or modify both PURPA and the PUHCA. In addition, various states have either enacted or are considering legislation designed to deregulate the production and sale of electricity. Deregulation is expected to result in a shift from cost-based rates to market-based rates for electric energy and related services. Although the legislation and regulatory initiatives vary, common themes include the availability of market pricing, retail customer choice, recovery of stranded costs and separation of generation assets from transmission, distribution and other assets. It is unclear whether or when all power customers will obtain open access to power supplies. Decisions by regulatory agencies may have a significant impact on the future economics of the power marketing business.

     In emergency conditions, such as have recently occurred in California, our public utility operations may be subject to extraordinary and costly emergency service requirements. The United States Department of Energy recently exercised its emergency authority to require interconnections and sales of power into the California market, and further orders of this nature may be issued with respect to either the California market or other markets in the event the Department of Energy or other state or federal regulatory agencies deem emergency conditions to exist.

     The FERC has issued power and gas transmission initiatives that require electric and gas transmission services be offered on an open-access basis unbundled from commodity sales. Although these initiatives are designed to encourage wholesale market transactions for electricity and gas, we cannot predict the timing of industry changes as a result of these initiatives or the adequacy of transmission additions in specific markets.

Environmental Regulation

     Our operations are subject to extensive federal, state and local laws and regulations relating to air quality, water quality, waste management, natural resources and health and safety. Our compliance with these environmental requirements necessitates significant capital and operating expenditures related to monitoring, pollution control equipment, emission fees and permitting at various operating facilities. Our expenditures, while not prohibitive in the past, are anticipated to increase in the future along with the increase in stricter standards, greater regulation, more extensive permitting requirements and an increase in the number and types of assets we operate that are subject to environmental regulation. We cannot provide assurance that future compliance with these environmental requirements will not adversely affect our operations or financial condition.

     Over the past several years, the power generation industry, state, federal and foreign governments and international organizations have been concerned about global climate change. Recent international negotiations have made the implementation of the Kyoto Treaty in certain countries more likely, although the current United States Administration is opposed to the treaty. Because our fossil fuel-fired plants emit carbon dioxide, the costs of any "greenhouse gas" restrictions could adversely affect our operations. The impact of any future greenhouse gas regulations on our facilities and operations remains uncertain.

     The environmental laws and regulations in the United States illustrate the comprehensive environmental regulations that govern our operations. Our most significant environmental requirements result from the Clean Air Act and the 1990 Clean Air Act Amendments. Under the Clean Air Act, we are required to comply with a broad range of restrictions concerning air emissions, operating practices and pollution control equipment. Several of our facilities are located in metropolitan areas such as New York City, Boston, Chicago, Washington, D.C. or San Francisco, classified by the EPA as not achieving the ambient air quality standards, thereby triggering the most stringent air regulation requirements.

     In the future, we anticipate increased regulation of our facilities under the Clean Air Act and applicable state laws and regulations concerning air quality. The EPA and several states are in the process of enacting more stringent air quality regulatory requirements. For example, the EPA recently promulgated a new regulation, known as the "Section 126 Rule," that allocates nitrogen oxide emissions allowances to various electric generating facilities in Delaware, Indiana, Kentucky, Maryland, Michigan, New Jersey, New York, North Carolina, Ohio, Pennsylvania, Virginia, West Virginia and the District of Columbia. The Section 126 Rule is scheduled to become effective in May 2004. The EPA also has established nitrogen oxide emission caps for several eastern states that must be implemented by these states beginning May 2004. Under either rule, if a plant exceeds its allocated allowances under this rule, the plant must purchase additional, unused allowances from other regulated plants or install controls to reduce emissions. The EPA is also developing regulations to govern mercury emissions from power plants. The State of New York has proposed and the State of Massachusetts has finalized regulations to further reduce nitrogen oxide and sulfur dioxide emissions from power plants, the State of Massachusetts also regulates carbon dioxide emissions. We expect to incur additional compliance costs as a result of these developments.

     On November 3, 1999, the United States Department of Justice filed a complaint against seven electric utilities for alleged violations of Clean Air Act requirements related to modifications of existing sources at coal-fired generation stations located in the southern and midwestern regions of the United States and also issued an administrative order to the Tennessee Valley Authority for similar violations at seven of its coal-fired power plants. Since then, the EPA has added additional utilities to the litigation and has also issued administrative notices of violation alleging similar violations at other coal-fired power plants. The electric utility industry strongly disagrees with the EPA's positions in the lawsuits. To date no lawsuits or administrative actions alleging similar violations have been brought by the EPA against us, our subsidiaries or any of our power plants, but the EPA has requested information concerning four of Mirant Mid-Atlantic's plants. Also, the State of New York has issued a notice of violation to the previous owner of our Lovett plant. For more information about the matter, see "Item 3. Legal Proceedings." We cannot provide assurance that lawsuits or other administrative actions against our power plants will not be filed or taken in the future. If an action is filed against us or our power plants and we are judged to not be in compliance, this could require substantial expenditures to bring our power plants into compliance and have a material adverse effect on our financial condition, cash flows and results of operations.

     Several other environmental laws in the United States also affect our operations. For example, we are required under the Clean Water Act to comply with effluent and intake requirements, technological controls and operating practices. Our wastewater discharges are permitted under the Clean Water Act, and our permits under the Clean Water Act are subject to review every five years. As with air quality, the requirements applicable to water quality are expected to increase in the future. For example, the EPA has issued a new rule that imposes more stringent standards on the cooling water intakes for new plants and has proposed a similar regulation for intakes on existing plants. We expect to incur additional compliance costs as a result of the increased regulation of water.

     Our facilities are also subject to several waste management laws and regulations in the United States. The Resource Conservation and Recycling Act sets forth very comprehensive requirements for handling of solid and hazardous wastes. The generation of electricity produces non-hazardous and hazardous materials, and we incur substantial costs to store and dispose of waste materials from our facilities. The EPA may develop new regulation that impose additional requirements on facilities that store or dispose of fossil fuel combustion materials, including types of coal ash. If so, we may be required to change our current waste management practices and expend significant resources on the increased waste management requirements.

     The Federal Comprehensive Environmental Response, Compensation and Liability Act, known as the Superfund, establishes a framework for dealing with the cleanup of contaminated sites. Many states have enacted state superfund statutes. We do not expect any corrective actions to require significant expenditures.

     In connection with asset acquisitions and other transactions, we also may obtain or be required to provide indemnification against environmental liabilities and responsibilities. Typically, the indemnification we receive is limited in scope and time period. In some transactions, we did not receive an environmental indemnity. To minimize our exposure for such liabilities, we conduct, through environmental due diligence, assessments of the assets we wish to acquire or operate. Thus far, we have not incurred any material environmental liabilities arising from our acquisition or divestiture activities; however, the previously referenced Clean Air Act information request for our Mid-Atlantic assets and notice of violation issued to the previous owner of the New York Lovett facility, see "Item 3. Legal Proceedings," could result in material expenditures.

     We believe we are in compliance in all material respects with applicable environmental laws. While we believe our procedures and facilities comply with applicable environmental laws and regulations, we cannot provide assurances that additional costs will not be incurred as a result of new interpretations or applications of existing laws and regulations or the enactment of more stringent requirements.


                                 OUR AFFILIATES

Mirant

     Mirant is a leading global competitive energy company. Mirant delivers value by integrating an extensive portfolio of power and natural gas assets with risk management and marketing expertise. Mirant has facilities in North America, the Caribbean, Europe and Asia and operate one of the world's largest integrated asset management and energy marketing organizations from our headquarters in Atlanta. As of December 31, 2001, Mirant owned or controlled more than 22,000 MW of electric generating capacity around the world, with approximately 6,800 MW under development. Mirant considers a project under development when we have contracted to purchase machinery for the project, we own or control the project site and are in the permitting process. These projects may or may not have received all of the necessary permits and approvals to begin construction. Mirant cannot provide assurance that projects under development will be completed. In North America, Mirant also controls access to approximately 3.9 billion cubic feet per day of natural gas production, more than 6.4 billion cubic feet per day of natural gas transportation and approximately 60 billion cubic feet of natural gas storage.

     Through its business development offices, Mirant monitors United States and international economies and energy markets to identify and capitalize on business opportunities. Through construction and acquisition, Mirant has built a portfolio of power plants, electric distribution companies and electric utilities, giving us a net ownership and leasehold interest of over 19,600 MW of electric generating capacity around the world, and control of over 2,400 MW of additional generating capacity through management contracts. Mirant's business also includes managing risks associated with market price fluctuations of energy and energy-linked commodities for Mirant and its customers. Mirant uses our risk management capabilities to optimize the value of its generating and gas assets and offer risk management services to others. Mirant also own fully integrated electric utilities with generation, transmission and distribution capabilities as well as electricity distribution companies.


Mirant Americas Energy Marketing

     Mirant Americas Energy Marketing has created a comprehensive control and risk management organization to manage and mitigate market price risk, credit risk and operational risk. Key processes executed by this organization include order entry and transaction verification, control of structured transactions, internal and external counterparty credit evaluation, value at risk limits, stress tests, close monitoring of all positions and value at risk and an independent daily marked-to-market portfolio valuation.

     Mirant Americas Energy Marketing procures fuel for and markets electricity generated by our facilities that are not committed under long-term contracts. In addition, Mirant Americas Energy Marketing provides marketing of these and other energy-related commodities to third parties. To lower our financial exposure related to commodity price fluctuations related to risk management activities, Mirant Americas Energy Marketing routinely enters into contracts to hedge purchase and sale commitments, weather conditions, fuel requirements and inventories of natural gas, coal, electricity, crude oil and other commodities. As part of this strategy, Mirant Americas Energy Marketing routinely utilizes fixed-price forward physical purchase and sales contract, futures, financial swaps and option contracts traded in the over-the-counter markets or exchanges. Contractual commitments have widely varying terms and have durations that range from a few days to a number of years, depending on the instrument. Mirant Americas Energy Marketing does not expect to cover the entire exposure from market price volatility of its assets and the coverage may vary over time. Potential exposure arising from these contracts and commitments are managed through the extensive use of risk management techniques and credit controls.

     Mirant has risk oversight committees that review and monitor compliance with stated risk management policies to limit the amount of total net exposure during the stated periods. These policies, including related risk limits, are approved by senior management and are regularly assessed to ensure their appropriateness given Mirant's objectives. Mirant Americas Energy Marketing employs a systematic approach to the evaluation and management of trade risks and various measures are measured, monitored and reported on a daily basis.

     Mirant Americas Energy Marketing regularly transacts business with a broad range of entities and a wide variety of end users, trading companies, and financial institutions. Mirant Americas Energy Marketing has established controls to determine and monitor the creditworthiness of its counterparties, as well as the quality of pledged collateral and use legally enforceable master netting agreements whenever possible to mitigate exposure to counterparty credit risk. Mirant Americas Energy Marketing attempts to manage the portfolio of its positions such that the average credit quality, as determined by an internal assessment process, of the portfolio falls inside an authorized range. Mirant Americas Energy Marketing also monitors the credit concentration exposure on both an individual basis and a group counterparty basis. In addition to monitoring exposures, Mirant Americas Energy Marketing takes appropriate steps to limit the exposures, initiate actions to lower credit exposure and take credit reserves as appropriate.

Mirant Americas Development

     Mirant Americas Development is an indirect wholly owned subsidiary of Mirant. We expect Mirant Americas Development to manage development and construction projects for its affiliates. Some of our operating subsidiaries have submitted permit applications for new units at their facilities. Our current business plan is to have the development rights and permits for these units transferred, if feasible, to new subsidiaries either owned by us or by Mirant Americas. Mirant Americas Development and its affiliates also acquire land for additional development in our target markets. Where appropriate, we will integrate completed projects into our existing capital base.

     Mirant Americas Development currently has approximately 8,000 MW of generation facilities under development in our core regions, some of which we expect to have the right, but not the obligation, to purchase or retain, as appropriate, upon commercial completion. Mirant Americas Development and its affiliates have entered into agreements to provide for the necessary equipment for this construction. These projects will primarily utilize gas-fired technologies in a variety of proven commercial configurations based on the needs of the regions in which the assets will operate.

                                   MANAGEMENT


Directors and Executive Officers

The following table sets forth information with respect to our executive officers and managers as of the date of this prospectus.


 Name                                 Age  Position
 ----                                 ---  --------
 Richard J. Pershing.............     55   President, Chief Executive Officer and Manager
 Edwin H. Adams..................     37   Senior Vice  President,  Corporate  Development and Technology and
                                           Manager
 Randall E. Harrison.............     50   Senior Vice President, East Region and Manager
 J. William Holden III...........     41   Senior Vice President, Finance and Accounting and Manager
 Gary J. Morsches................     42   Senior Vice President, West Region and Manager
 Anne M. Cleary..................     41   Vice President, California Business Unit
 John E. Dorsett, Jr. ...........     39   Vice President, Mid-Continent Business Unit
 Stephen G. Gillis...............     47   Vice President and Controller
 Lisa D. Johnson.................     36   Vice President, Mid-Atlantic Business Unit
 Mark S. Lynch...................     48   Vice President, Northeast Business Unit

     Richard J. Pershing, President, Chief Executive Officer and Manager. Mr. Pershing has also been Chief Executive Officer of Mirant Americas since August 1999 and an Executive Vice President of Mirant since October 1998. He is responsible for Mirant's North American and Caribbean operations. He served as a Senior Vice President of Mirant from November 1997 to October 1998. Prior to joining Mirant in 1992, Mr. Pershing held various executive and management positions at Georgia Power Company. He joined Southern Company in 1971.

     Edwin H. Adams, Senior Vice President, Corporate Development and Technology and Manager. Mr. Adams has also been a Senior Vice President of Mirant since February 2002. Previously, he was Senior Vice President, Commerce and Technology from 2000 to December 2001 and Senior Vice President and Chief Financial Officer from January 2002 to March 2002 for Mirant Americas; Executive Director and Chief Financial Officer for Mirant's Asia group from 1997 to 2000; and Director of Corporate Finance for Mirant from 1995 to 1997. Prior to joining Mirant in 1995, he held various positions in finance at Southern Company, First Financial Management Corp. and the Chase Manhattan Bank.

     Randall E. Harrison, Senior Vice President, East Region and Manager. Mr. Harrison has also been a Senior Vice President of Mirant since February 2002. He is responsible for Mirant's eastern United States and Canadian operations. Previously, he was Senior Vice President of Mirant Americas and Chief Executive Officer, West Region from 2000 to February 2002; Chief Executive Officer of Mirant California from 1999 to 2000; Vice President of Development from 1997 to 1998 and Project Director from 1994 to 1997 for Mirant North America; and Project Engineering Manager in Mirant's international business development division from 1989 to 1994. He held various positions in fossil and hydro generation and human resources at Georgia Power Company from 1970 to 1989.

     J. William Holden III, Senior Vice President, Finance and Accounting and Manager. Mr. Holden has also been a Senior Vice President of Mirant since February 2002. Previously, he was Chief Financial Officer for Mirant's Europe group from 2001 to February 2002; Vice President and Treasurer of Mirant from 1999 to 2001; Vice President, Operations and Business Development for Mirant's South American region from 1996 to 1999; and Vice President, Business Development for Mirant's Asia group from 1994 to 1995. He held various positions at Southern Company from 1985 to 1994 including Director of Corporate Finance.

     Gary J. Morsches, Senior Vice President, West Region and Manager. Mr. Morsches has also been a Senior Vice President of Mirant since February 2002. He is responsible for Mirant's western United States and Caribbean operations. Previously, he was Senior Vice President and Chief Executive Officer, East Region for Mirant Americas from 2000 to February 2002; and President from 1999 to 2000 and Senior Vice President and Chief Operating Officer from January 1997 to 1999 of Mirant Americas Energy Marketing. From 1981 to 1996, he held various positions of increasing responsibility in engineering and energy trading in the oil and gas industry, including trading the first NYMEX natural gas futures contract in April 1990.

     Anne M. Cleary, Vice President, California Business Unit. Mrs. Cleary is President of Mirant California. She has been responsible for overseeing our power generation assets in California and Mirant's other generation assets in the western United States since September 2000. Mrs. Cleary has served as a Vice President of Mirant Americas since 1999, responsible for external and regulatory affairs from June to August 2000 and North American business development from 1999 to May 2000. Prior to this, Mrs. Cleary held various roles with Mirant and Southern Company Services including Director of Market Analysis and Project Manager in System Planning.

     John E. Dorsett, Jr., Vice President, Mid-Continent Business Unit. Mr. Dorsett is responsible for overseeing our power generation assets in the mid-continent region of the United States and President of Mirant's subsidiaries in this region. Previously, Mr. Dorsett was Vice President, Southeast Business Unit for Mirant's Americas group from February 2001 to March 2002; Interim Director, New York Business Unit from August 2000 to February 2001; and Project Director, Business Development for Mirant North America from March 1997 to August 2000. He held various positions in marketing, fossil generation and construction at Alabama Power Company from 1981 to 1997.

     Stephen G. Gillis, Vice President and Controller. Mr. Gillis is responsible for overseeing our accounting operations, as well as the accounting operations of Mirant Americas in North and South America, as well as the Caribbean. He has been the Vice President and Controller for Mirant Americas since January 1, 2002. Prior to this, he served as Chief Financial Officer of the West Region of Mirant's Americas group since February 1999; Finance Director in Mirant's North American region from May 1995 until February 1999; and Asset Manager for Mirant from September 1992 to May 1995.

     Lisa D. Johnson, Vice President, Mid-Atlantic Business Unit. Ms. Johnson is President of the Mid-Atlantic Companies. She is responsible for overseeing Mirant Mid-Atlantic's power generation assets. Previously, Ms. Johnson was Vice President, Midwest Business Unit for Mirant Americas from 2001 to 2002; Vice President of External Affairs for Mirant from 2000 to 2001; Assistant to the Chairman and Chief Executive Officer and to the President and Chief Operating Officer of Southern Company from 1999 to 2000; Director of Market Strategy from 1998 to 1999 and Director of West Marketing from 1997 to 1998 for Mirant Americas Energy Marketing; and Business Development Manager for Mirant North America from 1995 to 1997. Prior to joining Mirant, Ms. Johnson held positions in engineering and finance with E.I. DuPont de Nemours and O'Brien Energy Systems.

     Mark S. Lynch, Vice President, Northeast Business Unit. Mr. Lynch is President of Mirant New England, Inc. and Mirant New York, Inc. He is responsible for overseeing our power generation assets in the northeastern United States. Mr. Lynch has served as Vice President of Mirant Americas since December 2000. Prior to that, Mr. Lynch served as Chairman of Dwr Cymru, a Welsh water utility located in the United Kingdom. Mr. Lynch served as Vice President, Power Generation and Delivery at Mississippi Power Company from 1999 to 2000. From 1996 to 1999, Mr. Lynch served as President and Chief Executive Officer for Empresa Electrica del Norte Grande, S.A. (EDELNOR). Mr. Lynch served on the EDELNOR Board of Directors, and was Vice President, Construction and Project Development for Mirant from 1995 to 1996.

Compensation

     All members of our board of directors are officers of Mirant or its subsidiaries, and they do not receive any compensation for their services as directors.

     Mirant Services, LLC, a direct subsidiary of Mirant, directly pays the salaries of our executive officers listed above. A portion of those salaries are effectively paid by us through an executive and administrative services agreement with Mirant Services, LLC. See "Relationships and Related Transactions." For 2001, the aggregate amount of base salaries paid to all officers as a group, on an annual basis for services to us in all capacities, was approximately $2.2 million.

     All members of our management will be eligible to participate in employee benefit plans and arrangements sponsored by Mirant for its similarly situated employees. This includes its pension plan, savings plan, long-term incentive compensation plan, annual incentive compensation plan, health and welfare plans and other plans that may be established in the future.

                     RELATIONSHIPS AND RELATED TRANSACTIONS


Services

     We have agreements with Mirant Americas Energy Marketing for the marketing and scheduling of the energy and energy-related services at each of the Mid-Atlantic, New York, California and New England facilities. Additionally, we have entered into agreements with Mirant Americas Energy Marketing to fulfill the majority of the fuel requirements at each of these facilities. The agreements provide that Mirant Americas Energy Marketing will pay us for the actual price received by Mirant Americas Energy Marketing from third parties for the available capacity, energy and ancillary services produced by us or, in the event such energy and ancillary services are used to supply Mirant Americas Energy Marketing's obligations under the Potomac Electric Power Company ("PEPCO") transition power agreements, market prices. However, effective August 1, 2001, Mirant Americas Energy Marketing entered into a fixed rate power purchase agreement for Mirant Mid-Atlantic's capacity and energy for the period from August 1, 2001 through June 30, 2004, extendable through December 31, 2004 at Mirant Americas Energy Marketing's option (see below).

     Mirant Americas Energy Marketing is entitled to a bonus if the revenues received exceed the costs payable to Mirant Americas Energy Marketing, which do not include operation and maintenance expense and lease payments, ("net revenue") by a specified amount. We retain all net revenues up to a specified threshold, and amounts in excess of such threshold are shared between us and Mirant Americas Energy Marketing. The fixed administrative fees and net revenue sharing arrangements for 2001 were as follows:

     o Mid-Atlantic: Mirant Americas Energy Marketing received a fee of $7 million and was entitled to a fee of 50% of the net revenue in excess of $896 million.

     o California: Under amended terms, Mirant Americas Energy Marketing received a fee of $7 million and was entitled to a fee of 75% of the net revenue in excess of $512 million.

     o New England: Mirant Americas Energy Marketing received a fee of $4 million and was entitled to a fee of 50% of the net revenue in excess of $88 million.

     o New York: Mirant Americas Energy Marketing received a fee of $3 million and was entitled to a fee of 50% of the net revenues in excess of $197 million.

     Total administrative service fees paid to Mirant Americas Energy Marketing under the marketing agreements totaled $21 million, $13 million and $17 million for 2001, 2000 and 1999, respectively, and payments made under the revenue sharing arrangements to Mirant Americas Energy Marketing totaled $378 million, $140 million and $0 for 2001, 2000 and 1999, respectively. Amounts paid to Mirant Americas Energy Marketing under the revenue sharing arrangements are included in selling, general and administrative expenses in the accompanying consolidated statements of income.

     Mirant Americas Energy Marketing charges the Company's subsidiaries, except Mirant Mid-Atlantic (see below) for credit losses associated with market transactions. Accordingly, the Company's subsidiaries retain the risk of collection for amounts due from third parties for transactions entered into by Mirant Americas Energy Marketing in connection with the assets owned and operated by the Company's subsidiaries. Provision for loss is recorded on the Company's books when it is deemed probable that collection will not occur with respect to a specific counterparty receivable. The administrative services and revenue sharing agreements in effect for 2001 will continue in effect for 2002, however, Mirant Americas Energy Marketing and the various Mirant Americas Generation operating subsidiaries are currently negotiating new agreements for 2002 under which Mirant Americas Energy Marketing will continue to market the output and procure fuel, among other services, on behalf of the generation facilities under what is expected to be a cost based arrangement.

     Mirant Services, LLC ("Mirant Services") and Mirant Mid-Atlantic Services, LLC, ("Mid-Atlantic Services") are both subsidiaries of Mirant that are responsible for several general and administrative functions for entities, including Mirant Americas Generation. Mirant Services and Mid-Atlantic Services employ personnel utilized by Mirant Americas Generation and bill Mirant Americas Generation for the full cost of such employees, including salaries, employee benefit plans, payroll taxes and fringe benefits for such employees. During 2001, 2000 and 1999, Mirant Services and Mid-Atlantic Services incurred $140 million, $76 million and $51 million, respectively, on behalf of Mirant Americas Generation and billed these costs to the Company.

Mirant Mid-Atlantic Sales Agreement

     Effective August 1, 2001, Mirant Mid-Atlantic, Mirant Chalk Point, Mirant Potomac River and Mirant Peaker entered into Energy and Capacity Sales Agreement (ECSAs) with Mirant Americas Energy Marketing. Each ECSA has an initial term which expires in June of 2004, and includes an option for Mirant Americas Energy Marketing to extend the initial term through December 31, 2004. Under the terms of the ECSAs:


     o Mirant Americas Energy Marketing pays the seller a fixed capacity payment ranging from $10,400 per MW-month to $12,120 per MW-month over the term of the contract for committed capacity (initially all of the capacity from the units owned or leased by Mirant Mid-Atlantic, Mirant Chalk Point, Mirant Potomac River and Mirant Peaker). If the availability of the committed capacity calculated on a twelve month rolling average is 75% or greater, Mirant Mid-Atlantic will be entitled to the full capacity payment. If availability is below 75%, Mirant Mid-Atlantic's capacity payment will be reduced at the rate of 1 1/3% of the capacity payment for each 1% reduction in availability.

     o Mirant Americas Energy Marketing pays the seller a specified energy charge for committed energy delivered of $16.50 per MWh in year 1 of the ECSAs; $17.15 per MWh in year 2 of the ECSAs; $17.75 per MWh in year 3 of the ECSAs; $18.80 per MWh in year 4 of the ECSAs; and $18.80 per MWh in extension periods. These energy charges are not adjusted for fuel cost.

     o Mirant Americas Energy Marketing has the option to reduce the committed capacity and energy purchased each year limited in 2002, to 75% of the total output of the Mirant Mid-Atlantic facilities; however, Mirant Americas Energy Marketing does not have the unilateral right to increase committed capacity in any subsequent year. After December 31, 2002, Mirant Americas Energy Marketing may reduce the committed capacity and energy purchased to zero. If Mirant Americas Energy Marketing elects to reduce committed capacity, it will purchase all energy and other products associated with the released capacity at market prices.

     o The Mirant Mid-Atlantic Companies agree to supply other products which are necessary to meet Mirant Americas Energy Marketing obligations under the PEPCO transition power agreements which are not met by deliveries under the PEPCO power purchase agreements. The Mirant Mid-Atlantic Companies are paid for these other products at market prices.

     The ECSAs were designed in order to provide Mirant Mid-Atlantic with payments for its committed capacity and energy, which are not directly linked to spot market prices for energy, which can be volatile.

     At the inception date, the pricing of Mirant Americas Energy Marketing's minimum committed capacity and energy purchases over the term of the agreements was favorable to the Company and its affiliates when compared to projected market rates in the PJM. The total value to the Company and its affiliates was approximately $167 million. The amount related specifically to the Mirant Mid-Atlantic owned or leased facilities amounted to $120 million and is reflected as both an addition to member's equity and an offsetting contra equity account on the Company's consolidated balance sheet and statement of member's equity at the inception of the agreements. The Company will reduce the operating revenue recognized under these agreements by the favorable variance noted above, over the contract term based on the proportion of volume delivered to the expected minimum delivery over the remaining contract term. The total amount of operating revenue reductions for the year ended December 31, 2001 was $33 million.

     The contra equity amount is reduced as cash is received from Mirant Americas Energy Marketing over the contract term, with cash being received in the month following the reduction to operating revenue. The total amount of cash received, attributable to the favorable variance, during the year ended December 31, 2001 amounted to $29 million.

Notes Receivable/Payable with Affiliates

     In February 2000, the Company agreed to extend a non-revolving credit facility for construction activities of a separate affiliate of Mirant in Zeeland, Michigan. Principal was due on demand, or if no demand was made, then on February 29, 2004 with 8.51% interest due quarterly, in arrears. As of December 31, 2000, the amount loaned was $7 million. During 2001, the entire principal balance and outstanding accrued interest were repaid and the credit facility was terminated.

     In July 2000, the Company agreed to extend a non-revolving credit facility for construction activities of a separate affiliate of Mirant in Wrightsville, Arkansas ("Wrightsville"). The commitment of $180 million from the Company was to fund certain payments by Wrightsville of industrial development bonds. Principal was due on demand, or if no demand was made, then on June 1, 2003 with 8.51% interest due quarterly, in arrears. As of December 31, 2000, the amount loaned was $41 million. During 2001, the entire principal balance and outstanding accrued interest were repaid and the credit facility was terminated.

     In December 2000, subsidiaries of Mirant borrowed approximately $223 million from the Company in order to finance their acquisitions of generation assets. Principal is due on December 30, 2028 with 10% interest due semiannually, in arrears, on June 30 and December 30. Any amount not paid when due bears interest thereafter at 12%. Up to $7.9 million per year may be prepaid at the election of the borrower.

     During 2001, the various operating subsidiaries of Mirant Americas Generation entered into separate cash management agreements with Mirant, whereby any excess cash is transferred to Mirant pursuant to a note agreement which is payable upon demand. These advances, which totaled approximately $253 million, are reflected in current notes receivable from affiliates on the accompanying consolidated balance sheet at December 31, 2001. Similarly, Mirant may advance funds to various subsidiaries for working capital purposes; such advances, which totaled approximately $49 million at December 31, 2001, are included in current notes payable to affiliates in the accompanying consolidated balance sheet at December 31, 2001. All notes receivable and payable to or from Mirant are due on demand and accrue interest based on the actual return obtained by Mirant on its investments. The repayment of any advances made by Mirant Americas Generation operating subsidiaries to Mirant is subordinate to the repayment and performance of all obligations of Mirant.

     Also included in current notes payable to affiliates at December 31, 2001 are approximately $284 million in advances from Mirant Americas primarily related to various construction projects. These advances are due on demand, accrue interest at 8.7% with interest due monthly, and are unsecured.

     In February 2002, Mirant Americas made capital contributions of notes payable by certain of our operating subsidiaries in the aggregate amount of $213 million (the balance was $187 million at December 31, 2001) to us and in turn, made subsequent capital contributions to our borrowing operating subsidiaries of respective notes payable by such operating subsidiaries. These capital contributions will be reflected in the 2002 consolidated financial statements and will increase our equity.

Capital Contribution Agreement

     The purchases of the Potomac River generating facility and the Chalk Point combustion turbines (including the rights and obligations with respect to the Southern Maryland Electric Cooperative combustion turbine) by Mirant Potomac River and Mirant Peaker, respectively, (Note 9) were funded by a capital contribution from Mirant and loans from Mirant Mid-Atlantic evidenced by notes. Under a capital contribution agreement, Mirant Potomac River and Mirant Peaker will make distributions to Mirant at least once per quarter, if funds are available. Distributions will equal all cash available after taking into account projected cash requirements, including mandatory debt service, prepayments permitted under the Mirant Potomac River and the Mirant Peaker notes, and maintenance reserves, as reasonably determined by Mirant. Mirant will contribute or cause these amounts to be contributed to Mirant Mid-Atlantic. For the year ended December 31, 2001, total capital contributions received by Mirant Mid-Atlantic under this agreement totaled $25 million.

Tolling Arrangements

     With respect to the generating facilities located in Texas, Mirant Texas and Mirant Americas Energy Marketing entered into two tolling agreements, under which Mirant Americas Energy Marketing pays Mirant Texas annual capacity based payments on the guaranteed capacity of the generating units. Mirant Americas Energy Marketing also pays Mirant Texas a fee for each MWh of energy generated. One agreement expires on December 31, 2003 and the other expires on May 31, 2005, but each may be extended by mutual agreement.

                 DESCRIPTION OF THE NEW NOTES AND THE INDENTURE

     The existing notes in aggregate principal amount of $750,000,000 were issued under an indenture between us and Bankers Trust Company, as trustee. The new notes will be issued under the indenture in the same aggregate principal amount and will be identical in all material respects to the existing notes, except that the registration rights and related liquidated damages provisions and transfer restrictions applicable to the existing notes are not applicable to the new notes. The indenture is qualified under the Trust Indenture Act. The terms of the new notes include those stated in the indenture and those made part of the indenture by the Trust Indenture Act. We have summarized the material provisions of the indenture and the new notes below. This summary may omit a term or provision that you would consider important, does not purport to be complete and is subject, and is qualified in its entirety by reference, to all of the provisions of the new notes and the indenture, including the definitions of certain terms therein. The definitions of certain capitalized terms used in the summary are set forth below under "--Certain Definitions." For a complete description of the new notes, we encourage you to read the indenture. You may obtain a copy of the indenture, including the form of the new notes, by contacting the trustee.

General

     The new notes will be issued under the indenture and series supplemental indentures. The aggregate principal amount of bonds, debentures, promissory notes or other evidences of indebtedness that may be issued under the indenture is unlimited. Subject to the terms of the indenture, we may issue additional notes under the indenture in the future at our discretion. Issuance of individual series of notes, including this offering, will be governed by the indenture and the corresponding series supplemental indenture.

     The new notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other present and future senior unsecured obligations (other than those obligations preferred by operation of law). The new notes will effectively rank junior to any of our secured indebtedness to the extent of the assets securing such indebtedness and to any indebtedness of our subsidiaries.

     The new notes will not be guaranteed by, or otherwise be obligations of, Mirant or any of its direct or indirect subsidiaries other than our company.

Principal, Maturity and Interest

     The new notes will initially be issued in the aggregate principal amount of $750,000,000 ($300,000,000 for the 2008 Notes and $450,000,000 for the 2021
Notes). We may, without the consent of the holders of each series of new notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the applicable series of new notes. Any additional notes having such similar terms, together with the applicable series of new notes, will constitute a single series of such new notes under the applicable supplemental indenture.

     The interest will accrue on the 2008 Notes and 2021 Notes at a rate of 7.20% and 8.50% per year, respectively. Interest will be payable on the new notes semiannually on April 1 and October 1 of each year, commencing April 1, 2002 until the principal is paid or made available for payment. Interest on the new notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Payment of principal of the new notes will be made against surrender of such new notes at the office or agency maintained by us for such purpose in New York, New York, which initially will be the office of the trustee. Payment of interest on the new notes will be made to the person in whose name such new notes are registered at the close of business on the March 15 or September 15 immediately preceding the relevant interest payment date. For so long as the new notes are issued in book-entry form, payments of interest shall be made in immediately available funds by wire transfer to The Depository Trust Company, or

DTC, or its nominee. If the new notes are issued in certificated form to a holder (as defined below) other than DTC, payments of interest shall be made by check mailed to such holder at such holder's registered address or, at our option, to an account at a banking institution in the United States as may be designated in writing to the trustee at least 16 days prior to the date of payment. Default interest will be paid in the same manner to holders as of a special record date established in accordance with the indenture.

     All amounts paid by us for the payment of principal, premium (if any) or interest on any new notes that remain unclaimed at the end of two years after such payment has become due and payable will be repaid to us and the holders of such new notes will thereafter look only to us for payment thereof.

Optional Redemption with Make-Whole Premium

     At any time and at our option, we may redeem the new notes of each series, in whole or in part (if in part, by lot or by such other method as the trustee shall deem fair or appropriate) at the redemption price of 100% of principal amount of such new notes, plus accrued interest on the principal amount of such new notes, if any, to the redemption date, plus the Make-Whole Premium for such new notes.

     We will give notice of redemption to the holders of new notes to be redeemed by mailing notice of such redemption by first class mail at least 30 days and not more than 60 days prior to the date fixed for redemption to the holders of new notes at their last addresses as they shall appear in the securities register. Failure to give notice by mail, or any defect in the notice to the holder of any note designated for redemption as a whole or in part will not affect the validity of the proceedings for the redemption of any other note. The notice of redemption to each holder will specify that the new notes are being redeemed pursuant to the indenture, the date fixed for redemption, the redemption price, the place or places of payment, the CUSIP and ISIN numbers (as applicable), that payment will be made upon presentation and surrender of the new notes, that interest accrued to the date fixed for redemption will be paid as specified in the indenture and that, on and after that date, interest on the new notes or on the portions to be redeemed will cease to accrue.

Reporting Obligations; Information to Holders

         We will furnish to the trustee:

         (i) unless we are then filing comparable reports pursuant to the reporting requirements of the Exchange Act, as soon as practicable and in any event within 45 days after the end of the first, second and third quarterly accounting periods of each fiscal year (commencing with the quarter ending September 30, 2001), our unaudited consolidated balance sheet as of the last day of such quarterly period and the related consolidated statements of income and cash flows during such quarterly period prepared in accordance with GAAP and (in the case of second and third quarterly periods) for the portion of the fiscal year ending with the last day of such quarterly period, setting forth in each case in comparative form corresponding unaudited figures from the preceding fiscal year;

         (ii) unless we are then filing comparable reports pursuant to the reporting requirements of the Exchange Act, as soon as practicable and in any event within 90 days after the end of each fiscal year (commencing with the fiscal year ending December 31, 2001), our consolidated balance sheet as of the end of such year and the related consolidated statements of income, cash flow and retained earnings during such year setting forth in each case in comparative form corresponding figures from the preceding fiscal year, accompanied by an audit report thereon of a firm of independent public accountants of recognized national standing; and

         (iii) unless we are then registered as a reporting company under the Exchange Act, within 120 days after the end of each of our fiscal years (commencing with the fiscal year ending December 31, 2001), a certificate from our principal executive, financial or accounting officer stating that in the course of the performance by each signer of his duties as an officer of our company he would normally have knowledge of any default by us in the performance and observance of any of the covenants contained in the indenture, stating whether or not he has knowledge of any such default without regard to any period of grace or requirement of notice and, if so, specifying each such default of which such signer has knowledge and the nature thereof.

     All such information provided to the trustee as indicated above also will be provided by the trustee upon written request to the trustee (which may be a single continuing request), to (x) holders, (y) holders of beneficial interests in the new notes or (z) prospective purchasers of the new notes or beneficial interests in the new notes. We will furnish to the trustee, upon its request, sufficient copies of all such information to accommodate the requests of such holders and prospective holders of beneficial interests in the new notes.

     Upon the request of any holder, any holder of a beneficial interest in the new notes or the trustee (on behalf of a holder or a holder of a beneficial interest in the new notes), we will furnish such information as is specified in paragraph (d)(4) of Rule 144A to holders (and to holders of beneficial interests in the new notes), prospective purchasers of the new notes (and of beneficial interests in the new notes) who are qualified institutional buyers or institutional accredited investors or to the trustee for delivery to such holder or prospective purchasers of the new notes or beneficial interests therein, as the case may be, unless, at the time of such request, we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

Covenants

Mergers, Consolidations, Etc.

     We will not consolidate with or merge with or into any other person, or sell, convey, transfer or lease our properties and assets substantially as an entirety to any person, and we will not permit any person to consolidate with or merge with or into us, unless: (i) immediately following such consolidation, merger, sale or lease, no Event of Default under the indenture shall have occurred and be continuing, and (ii) we are the surviving or continuing corporation, or the surviving or continuing corporation or corporation that acquires by sale, conveyance, transfer or lease is incorporated in any state within the United States of America and expressly assumes the payment and performance of all of our obligations under the indenture and the new notes.

Limitation on Asset Sales

     Except for the sale, conveyance, transfer or lease of our properties and assets substantially as an entirety as described above, and other than assets required to be sold to conform with governmental regulations, we will not, and will not permit any of our Subsidiaries to, consummate any Asset Sale, if the aggregate net book value of all such Asset Sales during the most recent 12-month period would exceed 10% of our Consolidated Net Assets computed as of the end of our most recently ended full fiscal quarter preceding such Asset Sale; provided, however, that any such Asset Sale will be disregarded for purposes of the 10% limitation specified above if the proceeds thereof (i) are, within 18 months of such Asset Sale, invested or reinvested by us or any Subsidiary in a Permitted Business, (ii) are used by us or a Subsidiary to repay Indebtedness of our company or such Subsidiary or are used by us or a Subsidiary to purchase and retire some or all of the new notes, or (iii) are retained by us or our Subsidiaries. Additionally, if after giving effect to any Asset Sale that otherwise would cause the 10% limitation to be exceeded, each Rating Agency then rating the new notes confirms the then current rating of the new notes, the portion of such Asset Sale in excess of the 10% limitation will also be disregarded for purposes of the foregoing limitations.

Limitation on Liens

     We shall not issue, assume or guarantee any Indebtedness for borrowed money secured by any lien on any non-cash assets of our company, whether owned on the date that the new notes are issued or thereafter acquired, without in any such case effectively securing the outstanding new notes (together with, if we shall so determine, any other Indebtedness of or guaranty by our company ranking
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equally with the new notes) equally and ratably with such Indebtedness (but only so long as such Indebtedness is so secured); provided, however, that the foregoing restriction shall not apply to the following liens:

     o    any lien incurred or deposits made in the ordinary course of business;

     o liens imposed by law, such as carriers', warehousemen's and mechanics' liens, arising in the ordinary course of business;

     o any lien on items of inventory or other goods and proceeds in respect of bankers' acceptances;

     o    liens in favor of our company;

     o any lien created by us under or in connection with or arising out of any pooling and settlement agreements or pooling and settlement arrangements of the electricity industry or any transactions or arrangements entered into in connection with the hedging or management of risks relating to the electricity industry;

     o any lien constituted by a right of set off or right over a margin call account or any form of cash or cash collateral or any similar arrangement for obligations incurred in respect of the hedging or management of risks under transactions involving any currency or interest rate swap, cap or collar arrangements, forward exchange transaction, option, warrant, forward rate agreement, futures contract or other derivative instrument of any kind;

     o any lien arising out of title retention or like provisions in connection with the purchase of goods and equipment in the ordinary course of business;

     o any lien securing reimbursement obligations under letters of credit, guaranties and other forms of credit enhancement given in connection with the purchase of goods and equipment in the ordinary course of business;

     o liens on any property or assets acquired from a corporation that is merged with or into us, or any liens on the property or assets of any corporation or other entity existing at the time such corporation or other entity becomes a Subsidiary of us and, in either such case, is not created in anticipation of any such transaction (unless such lien was created to secure or provide for the payment of any part of the purchase price of such corporation);

     o liens required by any contract or statute in order to permit us to perform any contract or subcontract made by us with or at the request of a governmental entity or any department, agency or instrumentality thereof, or to secure partial, progress, advance or any other payments by us to such governmental unit pursuant to the provisions of any contract or statute;

     o any lien securing industrial revenue, development or similar bonds issued by or for our benefit, provided that such industrial revenue, development or similar bonds are nonrecourse to us;

     o    any  lien  securing   taxes  or   assessments   or  other   applicable
          governmental charges or levies;

     o any lien that arises pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings and any lien that secures the reimbursement obligation for any bond obtained in connection with an appeal taken in any court proceeding, so long as the execution or other enforcement of such lien arising pursuant to such legal process is effectively stayed and the claims secured thereby are being contested in good faith and, if appropriate, by appropriate legal proceedings, or any lien in favor of a plaintiff or defendant in any action before a court or tribunal as security for costs and/or expenses;

     o any lien arising by operation of law or by order of a court or tribunal or any lien arising by an agreement of similar effect, including, without limitation, judgment liens;

     o liens securing amounts not more than 90 days overdue or otherwise being contested in good faith;

     o minor encumbrances, easements or reservations which do not in the aggregate materially adversely affect the value of the properties or impair their use;

     o liens on any property existing at the time of acquisition thereof (which liens may also extend to subsequent repairs, alterations and improvements to such property);

     o liens to secure purchase money Indebtedness not in excess of the cost or value of the property acquired;

     o    liens, if any, in existence on the date that the new notes are issued;

     o any liens securing our Indebtedness for borrowed money incurred in connection with the financing of accounts receivable;

     o rights of financial institutions to offset credit balances and other liens in the nature of bankers' liens;

     o other liens to secure Indebtedness so long as the amount of outstanding Indebtedness secured by liens pursuant to this provision does not exceed 10% of our Consolidated Net Assets at the time of incurrence; and

     o liens granted in connection with extending, renewing, replacing or refinancing (or successive extensions, renewals, replacements or refinancings) any of the Indebtedness (so long as there is no increase in the principal amount of the Indebtedness) described in the foregoing bullet points above.

     In the event that we shall propose to pledge, mortgage or hypothecate any property, other than as permitted by the clauses above, we shall (prior thereto) give written notice thereof to the trustee, who shall give notice to the holders, and we shall, prior to or simultaneously with such pledge, mortgage or hypothecation, effectively secure all the new notes equally and ratably with such Indebtedness.

Transitional Covenant

Debt Incurrence Test

     We shall not incur any Indebtedness for borrowed money other than Permitted Indebtedness unless on a Pro Forma Basis for the debt incurrence and any related transaction either (i) based on projections prepared by us on a reasonable basis, the projected Senior Debt Service Coverage Ratio for each of the succeeding two twelve-month periods (commencing with the month in which such Indebtedness is to be incurred) or, with respect to any date within the 24-month period prior to the final maturity date for the new notes, the number of complete twelve-month periods, if any, until such final maturity date for the new notes, in each case measured as individual twelve-month periods, is projected to be greater than or equal to 2.5 to 1, or (ii) each Rating Agency then rating the new notes provides a Ratings Reaffirmation of the then existing rating of such new notes after giving effect to such additional Indebtedness.
                                       74

Termination of Transitional Covenant

     At any time following the date on which financial statements for five full years of our operations are available (commencing with the year ended December 31, 1999), we may cease to comply with the covenant above if each Rating Agency then rating the outstanding notes of each series provides a Ratings Reaffirmation of at least the original rating of such notes after giving effect to such fact, in which case from and after the date of such reaffirmation such covenant shall be deemed to be of no further force and effect.

Certain Definitions

     "Asset Sale" means any sale, lease, sale-leaseback, transfer, conveyance or other disposition of any assets, including by way of the issue by us or any of our Subsidiaries of equity interests in such Subsidiaries, except (i) in the ordinary course of business to the extent that such property is (A) worn out or is no longer useful or necessary in connection with the operation of our business inventory or (B) being transferred to a wholly-owned Subsidiary of our company, and except (ii) for any new generating assets and any expansions or repowerings of existing generating assets, (A) in each case the construction of which is completed after the date of the issuance of the new notes and all assets and property that are related, ancillary or incidental to such new, expanded or repowered generating assets, and (B) such assets are disposed of within 24 months following successful completion of construction of the new generating asset, expansion or repowering to which such assets relate.

     "Cash Flow Available for Senior Debt Service" for any period means, without duplication, (i) EBITDA of our company and our consolidated Subsidiaries for such period, minus (ii) EBITDA for such period of the consolidated Subsidiaries, if any, of our company that are financed with Indebtedness that does not constitute Indebtedness of our company, plus (iii) distributions received by our company from Subsidiaries described in the foregoing clause (ii) during such period, minus (iv) distributions described in the foregoing clause (iii) that are attributable to extraordinary gains included in EBITDA, minus (v) any income reported by our company for such period for persons that are not consolidated Subsidiaries of our company that are financed with Indebtedness that does not constitute Indebtedness of our company, plus (vi) distributions received by our company from persons described in the foregoing clause (v) during such period, minus (vii) distributions described in the foregoing clause (vi) that are attributable to extraordinary gains included in EBITDA, minus (viii) reasonably projected non-discretionary capital expenditures, net of any capital contributions and proceeds of debt financing available for capital expenditures.

     "Consolidated Net Assets" means, (at any date of determination) the total of all assets (including acquisition premiums paid, but excluding reevaluations thereof as a result of commercial appraisals, price level restatement or asset write-ups/write-downs in conformance with GAAP or otherwise) appearing on our consolidated balance sheet, net of applicable reserves and deductions, less the aggregate of our consolidated current liabilities appearing on such balance sheet.

     "EBITDA" means, with respect to any person for any period, the (i) income (or loss) before interest and taxes of such person, plus (ii) to the extent deducted in determining such income (or loss), depreciation, amortization and other similar non-cash charges and reserves, minus (iii) to the extent recognized in determining such income (or loss), extraordinary gains (or losses), minus (iv) to the extent recognized in determining such income (or loss), unrealized gains (or losses) arising from the adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" or follow-up revisions thereto, plus (v) to the extent deducted in determining such income (or loss), payment in the nature of interest under lease obligations of the type referred to in clause (iv) of the definition of Indebtedness.

     "GAAP" means U.S. generally accepted accounting principles.

     "holder" means a registered holder of a note.
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

     "Indebtedness" of any person means (i) all indebtedness of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person, (iv) all capital lease obligations of such person (excluding leases of property in the ordinary course of business), (v) any other form of financing which is recognized in such person's financial statements as being a borrowing, and (vi) all Indebtedness of any other person of the type referred to in clauses (i) through (v) guaranteed by such person or for which such person shall otherwise become directly or indirectly liable, and (vii) all Indebtedness of the type referred to in clauses
(i) through (v) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or interest on property of such person but only to the extent of the lesser of the amount of such Indebtedness and the value of such lien or interest on property.

     "Make-Whole Premium" means, with respect to the new notes of any series, a computation as of a date not more than five days prior to the redemption date of the following:

     (i) the average life of the remaining scheduled payments of principal in respect of outstanding new notes of such series (the "Remaining Average Life" of the new notes of such series) as of the redemption date;

     (ii) the yield to maturity for the United States treasury security having an average life equal to the Remaining Average Life of the new notes of such series and trading in the secondary market at the price closest to the principal amount thereof (the "Primary Issue" for the new notes of such series) (subject to extrapolation if no United States treasury security has an average life equal to the Remaining Average Life of the new notes of such series); and

     (iii) the discounted present value of the then-remaining scheduled payments of principal and interest (but excluding that portion of any scheduled payment of interest that is actually due and paid on the redemption date) in respect of outstanding new notes of such series as of the redemption date using a discount factor equal to the sum of (x) the yield to maturity for the Primary Issue for the new notes of such series, plus (y) 25 basis points for the 2008 Notes and
37.5 points for the 2021 Notes.

     The amount of Make-Whole Premium in respect of new notes to be redeemed shall be an amount equal to (x) the discounted present value of such new notes to be redeemed determined in accordance with clause (iii) above, minus (y) the unpaid principal amount of such new notes; provided, however, that the Make-Whole Premium shall not be less than zero.

     "Permitted Business" means a business that is the same or similar to our business as of the date that the new notes were first issued under the indenture, or any business reasonably related, ancillary or incidental thereto.

     "Permitted Indebtedness" means (i) Indebtedness existing on the date of the issuance of the new notes, (ii) Indebtedness incurred for working capital purposes, (iii) Indebtedness in respect of letters of credit, surety bonds or performance bonds or guarantees issued in the ordinary course of business, (iv) Subordinated Indebtedness, (v) Indebtedness incurred in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness permitted to be incurred pursuant to clause (i) above, provided that the principal amount of the refinancing Indebtedness shall not exceed the principal amount of the Indebtedness refinanced plus a reasonable premium in connection with the refinancing.

     "Pro Forma Basis" means, for the purpose of the Debt Incurrence Test above, that such calculation shall give effect to the incurrence of such Indebtedness, any associated increases in equity and the application of the proceeds thereof.

     "Rating Agency" means Moody's Investors Service, Inc. and Standard & Poor's Ratings Services.
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

     "Ratings Reaffirmation" means a reaffirmation by a Rating Agency of its original or then current credit ratings (as applicable) of any of the new notes outstanding, giving effect to the transaction giving rise to such request for such reaffirmation.

     "Senior Debt Service" means, with respect to any person for any period, the sum, without duplication, of (i) the aggregate amount of interest expense with respect to Indebtedness for borrowed money of such person for such period including (A) the net costs under interest rate hedge agreements, (B) all capitalized interest, (C) the interest portion of any deferred payment obligation and (D) payments in the nature of interest under capital lease obligations of such person scheduled to be paid by such person during such period (in each case, exclusive of Indebtedness which is by its terms subordinated in right of payment to any other Indebtedness of such person), and
(ii) the aggregate amount of all mandatory scheduled payments (whether designated as payments or prepayments) and sinking fund payments with respect to principal of any Indebtedness for borrowed money of such person, including payments in the nature of principal under lease obligations, but excluding "bullet," "balloon" or other principal payments at final maturity, in each case scheduled to be paid by such person during such period (in each case, exclusive of Indebtedness which is by its terms subordinated in right of payment to any other Indebtedness of such person).

     "Senior Debt Service  Coverage Ratio" means,  for any period,  the ratio of
(i) Cash Flow Available for Senior Debt Service for such period to (ii) Senior Debt Service for such period.

     "Subsidiary" means any corporation or other entity of which sufficient voting stock or other ownership or economic interests having ordinary voting power to elect a majority of the board of directors (or equivalent body) are at the time directly or indirectly held by us.

     "Subordinated Indebtedness" means, with respect to any person, Indebtedness which is subordinated in right of payment to any other indebtedness of that person.

Events of Default

         The following constitute Events of Default under the indenture:

          (a) with regard to a series of new notes, our default in the payment of all or any part of the principal of, or premium, if any, on, any of the new notes issued under the indenture of such series as and when the same shall become due and payable either at maturity, upon any redemption, by declaration of acceleration or otherwise;

          (b) with regard to a series of new notes, our default in the payment of any installment of interest upon any of the new notes issued under the indenture of such series as and when the same shall become due and payable, and continuance of such default for a period of thirty (30) days;

          (c) an event of default, as defined in any of our instruments under which there may be issued, or by which there may be secured or evidenced, any Indebtedness for money borrowed in principal amount exceeding $50,000,000 of our company that has resulted in the acceleration of such Indebtedness, or any default occurring in payment of any such Indebtedness at final maturity (and after the expiration of any applicable grace periods), and, in either case, such acceleration or default shall continue unremedied or unwaived for more then 30 business days and the time for payment of such amount has not been expressly extended; provided, that if such acceleration or default under such Indebtedness shall be remedied or cured by us or waived by the holders of such Indebtedness, then the event of default hereunder shall be deemed likewise to have been remedied, cured or waived without further action on the part of the trustee or any of the holders;
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

          (d) our material default in the performance or breach of any of our covenants or agreements contained in any provision of the indenture and such failure shall continue uncured for more than sixty (60) days after we have actual knowledge of such failure; provided that, if we commence efforts to cure such default within such sixty (60)-day period and are diligently attempting to cure such default, we may continue to effect such cure of the default (and such default shall not be deemed an "Event of Default" under the indenture) for an additional sixty (60) days so long as we certify to the trustee that no other Event of Default has occurred and is continuing and we are diligently pursuing such cure;

          (e) one or more final judgments, decrees or orders of any court, tribunal, arbitrator, administrative or other governmental body or similar entity for the payment of money shall be rendered against us or any of our properties in an aggregate amount in excess of $50,000,000 (excluding the amount thereof covered by insurance) and such judgment, decree or order shall remain unvacated, undischarged or unstayed for more than 180 consecutive days, except while being contested in good faith by appropriate proceedings; or

          (f)  certain  events  of  bankruptcy,   insolvency  or  reorganization
               involving our company.

     If an Event of Default shall occur and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the new notes of a series outstanding under the indenture may, by written notice to us (and to the trustee if given by holders), declare the principal of and accrued interest on all new notes of that series outstanding under the indenture to be immediately due and payable. At any time after such declaration has been made, but before any judgment for money has been obtained, such declaration will automatically be annulled if all Events of Default have been cured (other than a default in payment of principal which has become due by reason of a declaration of acceleration).

     No holder shall have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any other remedy thereunder unless (a) such holder has previously given written notice to the trustee of a continuing Event of Default with respect to the new notes of that series; (b) the holders of not less than a majority in principal amount of the outstanding new notes of that series shall have made written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee; (c) such holder or holders have offered the trustee indemnity satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request;
(d) the trustee for 60 days after its receipt of such notice, request and offer of indemnity, has failed to institute any such proceeding; and (e) no direction inconsistent with such written request has been given to the trustee during such 60 day period by the holders of a majority in principal amount of the outstanding new notes.

     The holders of a majority in principal amount of the new notes then outstanding under the indenture shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture, subject to certain limitations specified in the indenture, provided that the holders shall have offered to the trustee reasonable indemnity against expenses and liabilities.

Modification of the Indenture and Supplemental Indentures

     With the consent of the holders of not less than a majority in aggregate principal amount of the new notes of all series at the time outstanding considered as one class, we and the trustee may modify the indenture or any indentures supplemental thereto or the rights of the holders of the new notes; provided that, if there are new notes of more than one series outstanding and if a proposed supplemental indenture directly affects the rights of the holders of one or more, but less than all, of such series, then the consent only of the holders of not less than a majority in aggregate principal amount of the outstanding new notes of all series so directly affected, considered as one class, will be required; provided further, that no such supplemental indenture shall (a) change the stated maturity of the principal of, or any installment of principal of or interest on, any new note, or reduce the principal amount
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

thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof or impair or affect the right of any holder to institute suit for the payment thereof, in each case without the consent of the holder of each new note so affected, or (b) without the consent of the holders of each new note so affected, reduce the percentage of new notes, the consent of the holders of which is required for any such modification, or the percentage of new notes, the consent of the holders of which is required for any waiver provided for in the indenture. Any new notes owned by us or any of our affiliates will be deemed not to be outstanding for, among other purposes, consenting to any such modification.

     We and the trustee without the consent of any holder may amend the indenture and the new notes for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision thereof, or in any manner that we and the trustee may determine is not inconsistent with the indenture and the new notes and will not adversely affect the interests of any holder in any material respect.

Defeasance

     At our option, (a) we will be discharged from any and all obligations in respect of a series of new notes (except in each case for the obligations to register the transfer or exchange of such new notes, replace stolen, lost or mutilated new notes, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain covenants of the indenture with respect to the new notes described under "--Transitional Covenant--Debt Incurrence Test," "--Covenants--Mergers, Consolidations, Etc.," "--Covenants--Limitation on Liens" and "--Covenants--Limitation on Asset Sales" in each case, if we irrevocably deposit with the trustee, in trust, (i) money,
(ii) certain U.S. government obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount, or (iii) a combination thereof, in each case sufficient to pay and discharge the principal and interest on the outstanding new notes of such series on the dates such payments are due in accordance with the terms of such new notes (or if we have designated a redemption date pursuant to the final sentence of this paragraph, to and including the redemption date so designated by us), and no Event of Default or event which with notice or lapse of time would become an Event of Default (including by reason of such deposit) with respect to the new notes shall have occurred and be continuing on the date of such deposit. To exercise any such option, we are required to deliver to the trustee (x) an opinion of counsel (who may be counsel to the company) to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge, which in the case of (a) must be based on a change in law or a ruling by the U.S. Internal Revenue Service, and (y) an officers' certificate as to compliance with all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the new notes of such series. If we shall wish to deposit or cause to be deposited money or U.S. government obligations to pay or discharge the principal of (and premium, if any) and interest, if any, on the outstanding new notes of such series to and including the redemption date on which all of the outstanding new notes of such series are to be redeemed, such redemption date shall be irrevocably designated by a board resolution delivered to the trustee on or prior to the date of deposit of such money or U.S. government obligations, and such board resolution shall be accompanied by an irrevocable company request that the trustee give notice of such redemption in our name and at our expense not less than 15 nor more than 30 days prior to such redemption date in accordance with the indenture.

Book-Entry; Delivery and Form

     We  will  issue  new  notes  in  exchange  for  existing  notes   currently
represented by one or more fully registered global notes. The new notes will be represented by one or more fully registered global notes, and will be deposited upon issuance with DTC or a nominee of DTC.

     We will issue new notes in certified form without interest coupons in exchange for existing notes which were issued originally in certified form without interest coupons.

     The new notes will trade in DTC's Same Day Funds  Settlement  System  until
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

maturity, and secondary market trading activity in such new notes will therefore be required by DTC to settle in immediately available funds. We cannot assure you as to the effect, if any, of settlement in immediately available funds on trading activity in the new notes.

     DTC has advised us as follows: DTC is a limited purpose company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provision of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     So long as DTC or its nominee is the registered owner or holder of the global notes, DTC or such nominee, as the case may be, will be considered for the sole record owner or holder of the new notes represented by such global notes for all purposes under the indenture. No beneficial owners of an interest in the global notes will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture and, if applicable, the Euroclear System or Clearstream Banking societe anonyme.

     Payments of the principal of, premium, if any, and interest on the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither us, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of the global notes will credit participants' accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of such global notes, as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Neither  us,  nor  the  trustee  will  have  any   responsibility  for  the
performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     If DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by us within 90 days, we will issue definitive notes in exchange for the global notes.

The Trustee

     Bankers Trust Company is the trustee under the indenture.

Governing Law

The indenture, the supplemental indentures and the new notes will be governed by, and construed in accordance with, the laws of the State of New York.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The discussion set forth below is a summary of certain of the U.S. federal income tax considerations that may be relevant to a prospective purchaser of new notes. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), final, temporary and proposed Treasury regulations thereunder ("Treasury Regulations"), and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change (possibly on a retroactive basis).

     This summary is intended for general information only and does not purport to address all of the U.S. federal income tax consequences that may be applicable to a holder of new notes. The tax treatment of a holder of new notes will vary depending on its particular situation. For example, certain holders (including, for example, individual retirement and other tax-deferred accounts, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, U.S. persons whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar, and persons holding new notes as part of a hedging transaction, "straddle," conversion transaction or other integrated transactions) may be subject to special rules not discussed below. In addition, this discussion only addresses the tax consequences of the purchase, ownership and disposition of new notes to holders that acquire new notes on original issuance and who hold the new notes as capital assets within the meaning of
Section 1221 of the Code. As used herein, the term "U.S. holder" means a beneficial owner of a note who or that is for U.S. federal income tax purposes
(i) a citizen or individual resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if both: (A) a United States court is able to exercise primary supervision over the administration of the trust, and (B) one or more United States persons have the authority to control all substantial decisions of the trust. As used herein, the term "Non-U.S. holder" means a beneficial owner of a note that is not a U.S. holder.

     EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW AND ANY OTHER U.S. FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF HOLDING AND DISPOSING OF THE NOTES.

Exchange of Existing Notes

     There should be no federal income tax consequences to holders who exchange existing notes for new notes pursuant to this exchange offer. Any such holder should have the same tax basis and holding period in the new notes that such holder had in the existing notes immediately before the exchange.

U.S. Federal Income Taxation of U.S. Holders

Stated Interest

     A U.S. holder of a note will be required to include in gross income for U.S. federal income tax purposes stated interest on a note in accordance with the U.S. holder's regular method of tax accounting. As a general rule, a U.S. holder of a note using the accrual method of tax accounting is required to include stated interest on a note in gross income as such interest accrues, while a cash basis U.S. holder must include stated interest on a note in gross income when cash payments of such interest are received (or made available for receipt) by such U.S. holder.

Original Issue Discount

     If the initial offering price to the public at which a substantial amount of the new notes is sold is less than the principal amount of the new notes, the new notes will be considered as having been issued with "original issue discount" ("OID"), unless such difference is less than a specified de minimis amount (as described below). If the new notes are issued with OID, a U.S. holder, including a U.S. holder that uses the cash method of accounting, will be required to include OID in gross income for U.S. federal income tax purposes as it accrues (in accordance with a constant yield method based on a compounding of interest). The amount of OID includible in gross income for a taxable year by a U.S. holder of a note issued with OID will generally equal the sum of the "daily portions" of the total OID on the note for each day during the taxable year in which such U.S. holder held the note ("accrued OID"). Generally, the daily portion of OID on a note is determined by allocating to each day in any "accrual period" a ratable portion of the OID on the note allocable to such accrual period. For this purpose, the term "accrual period" means an interval of time of one year or less; provided that each scheduled payment of principal or interest occurs either on the final day of an accrual period or the first day of an accrual period. The amount of OID on a note allocable to an accrual period will be the excess of (a) the product of the "adjusted issue price" of the note at the beginning of such accrual period and its "yield to maturity" (adjusted to reflect the length of the accrual period) over (b) the amount of any stated interest on the note allocable to the accrual period. The "adjusted issue price" of a note at the beginning of an accrual period will generally equal the issue price thereof plus the amount of OID previously includible in the gross income of any U.S. holder (without reduction for any premium or amortized acquisition premium, as described below), less any payments made on such note (other than payments of stated interest) on or before the first day of the accrual period. The "yield to maturity" of a note will be computed on the basis of a constant annual interest rate compounded at the end of each accrual period. Under the foregoing rules, U.S. holders of new notes issued with OID will generally be required to include in gross income increasingly greater amounts of OID in each successive accrual period. The Company will furnish to the Internal Revenue Service (the "IRS") and to record U.S. holders of the new notes information with respect to OID, if any, accruing during the calendar year (as well as interest paid during that year).

     If a U.S. holder acquires a note issued with OID for an amount that exceeds the adjusted issue price of such note (but not greater than its principal amount), the U.S. holder will be considered to have purchased such note at an "acquisition premium" equal to the amount of such excess. Under the acquisition premium rules of the Code, the amount of OID which such U.S. holder must include in its gross income with respect to such note for any taxable year will be reduced by an amount equal to the product of such OID and a fraction, the numerator of which is the amount of such acquisition premium and the denominator of which is the amount of the OID remaining from the date the note was purchased to its maturity date.

     If the amount of OID with respect to a note, if any, is less than a specified de minimis amount (generally computed as 0.0025 multiplied by the product of the principal amount of the note and the number of complete years to maturity), the amount of OID is treated as zero. A holder of a note will be required to treat any stated principal payment on the note as capital gain to the extent of the product of the total amount of de minimis OID on the note and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the note.

     Holders are permitted to elect to include all interest on a note in gross income using the constant yield method. For this purpose, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. Special rules apply to elections made with respect to new notes with amortizable bond premium or market discount and U.S. holders considering such an election should consult their own tax advisors. The election cannot be revoked without the approval of the IRS.

Market Discount and Premium

     If a U.S. holder purchases a note for an amount that is less than its stated redemption price at maturity or, in the case of a note having OID, its revised issue price as defined in Section 1278 (a)(4) of the Code, such note will be treated as having "market discount" equal to (i) where the note was issued with OID, the difference between the purchase price and the revised issue price or (ii) where the note was not issued with OID, the difference between the purchase price of the note and its stated redemption price at maturity, unless such difference (in the case of (i) or (ii)) is less than a specified de minimis amount.

     Unless a U.S. holder elects to accrue market discount as described below, such U.S. holder will be required to treat any partial principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, a note having market discount as ordinary income to the extent of the lesser of
(i) the amount of such payment or realized gain and (ii) the market discount that has not previously been included in gross income and is treated as having accrued on such note as of the time of such payment or disposition. A U.S. holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note having market discount until the maturity of the note or its earlier disposition.

     Market discount on a note, if any, will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the note, unless the U.S. holder elects to accrue on a constant yield basis. A U.S. holder may elect to include market discount in gross income currently as it accrues (on either a straight-line or a constant yield basis), in which case such U.S. holder will not be subject to the rules described above regarding the treatment of gain as ordinary income upon the disposition of, and the receipt of certain cash payments on, a note and regarding the deferral of interest deductions.

     If a U.S. holder purchases a note for an amount that exceeds its stated redemption price at maturity, such U.S. holder will be considered to have purchased the note at a "premium" equal to such excess, and may elect (in accordance with applicable Code provisions) to amortize such premium on a constant yield basis over the remaining term of the note (subject to special rules concerning early call provisions). If an election to amortize the premium on a note, if any, is not made, the premium will decrease the gain or increase the loss otherwise recognized on a taxable disposition of the note. A U.S. holder that acquires a note issued with OID at a premium will not be required to accrue OID on such note.

     An election to include market discount in gross income currently, or to amortize premium, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Sale or Other Taxable Disposition of a New Note

     Upon the sale or other taxable disposition of a note, the U.S. holder of such note generally will recognize taxable gain or loss equal to the difference between (i) the amount of cash and the fair market value of property received (other than the portion of such amount, if any, attributable to accrued and unpaid interest not previously included in gross income, which amount will be treated as interest received), and (ii) the U.S. holder's adjusted tax basis in the note. A U.S. holder's adjusted tax basis in a note generally will equal the cost of the note to the U.S. holder, increased by the amount of OID and market discount, if any, previously included in gross income by the U.S. holder with respect to the note and reduced by the amount of any premium amortized and payments (other than payments of stated interest) previously received by the U.S. holder with respect to the note. Provided that the note is a capital asset in the hands of the U.S. holder and has been held for more than one year, any gain or loss recognized by the U.S. holder generally will be a long-term capital gain or loss (except to the extent the market discount rules otherwise provide) and, in the case of certain non-corporate U.S. holders (including individuals) will generally be subject to U.S. federal income tax at preferential rates. Under Section 1001 of the Code, certain modifications of the new notes would result in a deemed exchange of the new notes which could result in a taxable gain or loss to any U.S. holder of a note.

U.S. Federal Taxation of Non-U.S. Holders

     The discussion set forth below is a summary of certain of the U.S. federal income or withholding tax considerations that may be relevant to a prospective purchaser of new notes who is a Non-U.S. holder.

     A Non-U.S. holder of a note generally will not be subject to U.S. federal income or withholding tax in respect of payments of interest or premium, if any, on the note (or in respect of payments attributable to accrued OID, if any, on the note), provided that (a) the Non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the Non-U.S. holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to the Company through stock ownership, (c) the Non-U.S. holder is not a bank extending credit pursuant to a loan agreement entered into in the ordinary course of business and (d) the Non-U.S. holder does not hold the new note in connection with the conduct of a U.S. trade or business (the "portfolio interest exception"). If a Non-U.S. holder does not qualify for the portfolio interest exception and the income is not effectively connected with the conduct of a U.S. trade or business by the Non-U.S. holder (as described below), the interest payments and other payments made in redemption of a new note that are attributable to OID, if any, on the new notes would be subject to U.S. federal withholding tax at a 30% rate or a lower applicable treaty rate. Generally, the tax is only payable to the extent payments are made with respect to the new notes. Accordingly, if a Non-U.S. holder receives an interest or principal payment with respect to the new notes that is subject to the 30% tax, the portion of such payment which is taxable is equal to the accrued interest (including accrued OID) on the new notes that has not previously been subject to tax. This could include both the interest that accrued since the last payment date and, to the extent not previously taxed, prior period interest accruals. If a note is sold or exchanged, the Non-U.S. holder does not qualify for the portfolio interest exception and the new note is not effectively connected with the conduct of the Non-U.S. holder's U.S. trade or business, the Non-U.S. holder will be subject to U.S. federal income tax, but generally will not be subject to U.S. federal withholding tax, at a 30% rate or lower applicable treaty rate, on the amount of OID that accrued while the Non-U.S. holder held the obligation up to the time the obligation is sold or exchanged, reduced by any amount of OID that was taken into account prior to that time (due to a payment made on the obligation).

     To claim the benefit of a tax treaty or an exemption from withholding either under the portfolio interest exception or because the income is effectively connected to a U.S. trade or business, the Non-U.S. holder must provide a properly executed IRS Form W-8BEN, W-8IMY or W-8ECI, as applicable, prior to the payment of the interest. These forms must be periodically updated. The Treasury Department issued new tax regulations that took effect on January 1, 2001 relating to the withholding of payments made to foreign persons. Non-U.S. holders are advised to consult their tax advisors to ensure compliance with the new rules.

     If a Non-U.S. holder of a note is engaged in a trade or business in the United States and interest, including any OID, and premium, if any, on the note is effectively connected with the conduct of such trade or business, such Non-U.S. holder, although exempt from U.S. federal withholding tax (provided the Non-U.S. holder files the appropriate certification with the Company or its U.S. agent) generally will be subject to U.S. federal income tax on such interest, OID, and premium, if any, in the same manner as if it were a U.S. holder. In addition, if such Non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (subject to adjustment) for that taxable year unless it qualifies for a lower rate under an applicable income tax treaty.

     Any capital gain realized upon a sale or other taxable disposition of a note by a Non-U.S. holder generally will not be subject to U.S. federal income tax unless (i) such gain is effectively connected with the conduct of a U.S. trade or business of the Non-U.S. holder, or (ii) in the case of an individual, such Non-U.S. holder is presently in the United States for 183 days or more in the taxable year of the sale or other taxable disposition and certain other conditions are satisfied.

Backup Withholding

         A holder of new notes may be subject, under certain circumstances, to backup withholding with respect to payments received with respect to the new notes. This withholding generally applies if the holder:

          o    fails  to   furnish   a  social   security   or  other   taxpayer
               identification number ("TIN") in the manner required by the Treasury Regulations;

          o    furnishes an incorrect TIN;

          o is notified by the IRS that such holder has failed to properly report payments of interest or dividends and the IRS has notified the Company or its agent that such holder is subject to backup withholding; or

          o fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is such holders' correct TIN and that such holder is not subject to backup withholding.

     Any amount withheld from a payment to a holder under the backup withholding rules is allowable as a refundable credit against such holder's U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Under recently enacted legislation, the backup withholding rate for the remainder of year 2002 is 30% and will remain 30% through 2003, at which time it will be reduced to 29% for years 2004 and 2005, and 28% for 2006 through 2010. Certain holders are not subject to back-up withholding, including, among others, corporations and a Non-U.S. holder who has certified its non-U.S. status on properly executed IRS forms or has otherwise established an exemption (provided that neither the Company nor its agent has actual knowledge that such holder is a U.S. person or that the conditions of any other exemption are not in fact satisfied). Holders should consult their tax advisors as to their ability to qualify for an exemption from backup withholding and the procedure for obtaining such an exemption.

     The foregoing discussion is intended for general information and is not tax advice. Accordingly, each prospective purchaser of the new notes should consult its own tax advisor as to the particular tax consequences to such purchaser of the purchase, ownership and dispositions of new notes, including the applicability and effect of any state, local, or foreign tax laws and any recent or prospective changes in applicable tax laws.

                              PLAN OF DISTRIBUTION

     Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the new notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:

          o    you acquire any new note in the ordinary course of your business;

          o you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in the distribution of the new notes;

          o you are not a broker-dealer who purchased outstanding notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

          o you are not an "affiliate" (as defined in Rule 405 under the Securities Act) of our company.

     If our belief is inaccurate and you transfer any new note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your existing notes from these requirements, you may incur liability under the Securities Act. We do not assume any liability or indemnify you against any liability under the Securities Act.

     Each broker-dealer that receives new notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for existing notes where such existing notes were acquired as a result of market making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until [ ], 2002, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over the counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of [180] days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all expenses incident to this exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the new notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

     Legal matters with respect to the notes offered hereby will be passed upon for us by Troutman Sanders LLP, Atlanta, Georgia.

                                     EXPERTS

     The  financial   statements  of  Mirant   Americas   Generation,   LLC  and
subsidiaries as of December 31, 2001 and 2000 and for each of the three years ended December 31, 2001 included in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.
                                       86

   INDEX TO FINANCIAL STATEMENTS

                MIRANT AMERICAS GENERATION, LLC AND SUBSIDIARIES

                                                                         Page
                                                                         -----
Report of Independent Public Accountants.............................     F-2
Consolidated Balance Sheets as of December 31, 2001 and 2000.........     F-3
Consolidated Statements of Income for the Years Ended
  December 31, 2001, 2000 and 1999...................................     F-5
Consolidated Statements of Member's Equity for the
  Years Ended December 31, 2001, 2000 and 1999.......................     F-6
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 2001, 2000 and 1999...................................     F-7
Notes to Consolidated Financial Statements...........................     F-8

                    Report of Independent Public Accountants

To Mirant Americas Generation, LLC:

     We have audited the accompanying consolidated balance sheets of MIRANT AMERICAS GENERATION, LLC (a Delaware limited liability company, formerly Mirant Americas Generation, Inc. and Southern Energy North America Generating, Inc.) AND SUBSIDIARIES as of December 31, 2001 and 2000, and the related consolidated statements of income, member's equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mirant Americas Generation, LLC and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

     As explained in Note 1 to the consolidated financial statements, effective January 1, 2001, Mirant Americas Generation, LLC and subsidiaries changed their method of accounting for derivative and hedging instruments.

/s/ Arthur Andersen LLP

Atlanta, Georgia
February 22, 2002

                MIRANT AMERICAS GENERATION, LLC AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2001 AND 2000
                                  (In Millions)

ASSETS:                                                                                2001                  2000
                                                                                ------------------  ---------------------
Current Assets:
Cash and cash equivalents (Note 1)                                                $    15                $    83
Receivables:
  Customer accounts                                                                    14                     24
  Affiliates, less provision for uncollectibles
    of $123 and $50 for 2001 and 2000, respectively                                   282                    599
  Notes receivable from affiliates (Note 4)                                           253                     48
Assets from risk management activities (Notes 1 and 7)                                125                      -
Derivative hedging instruments (Notes 1, 2 and 7)                                     296                      -
Fuel stock (Note 1)                                                                    87                     50
Materials and supplies (Note 1)                                                        67                     79
Deferred income taxes (Note 6)                                                        102                     78
Prepayments                                                                           200                     70
Other                                                                                  62                      6
                                                                                ------------------  ---------------------
    Total current assets                                                            1,503                  1,037
                                                                                ------------------  ---------------------

Property, Plant and Equipment:
Property, plant and equipment (Notes 1 and 3)                                       2,774                  2,572
Less accumulated provision for depreciation                                          (202)                   (92)
                                                                                ------------------  ---------------------
                                                                                    2,572                  2,480
Construction work in progress                                                         462                    218
                                                                                ------------------  ---------------------
    Total property, plant and equipment, net                                        3,034                  2,698
                                                                                ------------------  ---------------------

Noncurrent Assets:
Notes receivable from affiliates (Note 4)                                             223                    223
Goodwill, net of accumulated amortization
    of $57 and $17 for 2001 and 2000, respectively (Note 1)                         1,377                  1,555
Other intangible assets, net of accumulated amortization
    of $57 and $34 for 2001 and 2000, respectively (Note 1)                           742                    635
Assets from risk management activities (Notes 1 and 7)                                  8                      -
Derivative hedging instruments (Notes 1, 2 and 7)                                      99                      -
Other, less provision for uncollectibles of $43 and
    $ 0 for 2001 and 2000, respectively (Note 8)                                       51                     23
                                                                                ------------------  ---------------------
    Total noncurrent assets                                                         2,500                  2,436
                                                                                ------------------  ---------------------
    Total assets                                                                  $ 7,037                $ 6,171
                                                                                ==================  =====================





     The accompanying notes are an integral part of these consolidated balance sheets.


                MIRANT AMERICAS GENERATION, LLC AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2001 AND 2000
                                  (In Millions)

LIABILITIES AND MEMBER'S EQUITY:                                                      2001                2000
                                                                                ------------------  ---------------------
Current Liabilities:
Accounts payable                                                                    $   124            $     89
Payable to affiliates (Note 4)                                                          167                 496
Notes payable                                                                             -                 945
Notes payable to affiliates (Note 4)                                                    333                   -
Liabilities from risk management activities (Notes 1 and 7)                             141                   -
Derivative hedging instruments (Note 1, 2 and 7)                                        252                   -
Revenues subject to refund (Note 8)                                                     243                 150
Other                                                                                    58                  59
                                                                                ------------------  ---------------------
    Total current liabilities                                                         1,318               1,739
                                                                                ------------------  ---------------------

Noncurrent Liabilities:
Notes payable (Note 5)                                                                2,567               1,450
Deferred income taxes (Note 6)                                                          157                 175
Liabilities from risk management activities (Notes 1 and 7)                               9                   -
Derivative hedging instruments (Notes 1, 2 and 7)                                        54                   -
Other                                                                                     7                   5
                                                                                ------------------  ---------------------
    Total noncurrent liabilities                                                      2,794               1,630
                                                                                ------------------  ---------------------

Commitments and Contingent Matters (Note 8)

Member's Equity:
Member's interest                                                                     2,969               2,820
Deferred contract with affiliate (Note 4)                                               (91)                  -
Retained earnings (accumulated deficit)                                                 108                 (18)
Accumulated other comprehensive loss (Note 2)                                           (61)                  -
                                                                                ------------------  ---------------------
    Total member's equity                                                             2,925               2,802
                                                                                ------------------  ---------------------
    Total liabilities and member's equity                                           $ 7,037            $  6,171
                                                                                ==================  =====================





     The accompanying notes are an integral part of these consolidated balance sheets.

                MIRANT AMERICAS GENERATION, LLC AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND
                                  1999 (In Millions)



                                                              2001         2000          1999
                                                         ------------ ------------ -------------
Operating Revenues                                           $ 5,098      $ 2,283      $    689
                                                         ------------ ------------ -------------

Operating Expenses:
Cost of fuel and electricity                                   3,380        1,358           357
Maintenance (Note 1)                                              96           68            35
Depreciation and amortization                                    173           82            57
Selling, general and administrative                              656          285            70
Taxes other than income taxes                                    104           68            35
Other                                                            236           74            35
                                                         ------------ ------------ -------------
  Total operating expenses                                     4,645        1,935           589
                                                         ------------ ------------ -------------
Operating Income                                                 453          348           100
                                                         ------------ ------------ -------------
Other Income (Expense), net:
Interest income                                                   39            6             5
Interest expense (Note 5)                                       (194)         (99)          (67)
Gain from insurance proceeds                                       9            -            30
Other, net                                                         7            9             -
                                                         ------------ ------------ -------------
  Total other expense, net                                      (139)         (84)          (32)
                                                         ------------ ------------ -------------
Income Before Income Taxes                                       314          264            68
(Benefit from) Provision for
     Income Taxes (Note 6)                                       (33)         106            27
                                                         ------------ ------------ -------------
Net Income                                                   $   347      $   158      $     41
                                                         ============ ============ =============








     The accompanying notes are an integral part of these consolidated statements.

                MIRANT AMERICAS GENERATION, LLC AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF MEMBER'S EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND
                                  1999 (In Millions)

                                                                             Retained        Accumulated
                                                            Deferred         Earnings           Other
                                            Member's        Contract       (Accumulated     Comprehensive      Comprehensive
                                            Interest     With Affiliate      Deficit)           Loss               Income
                                          ------------- ----------------- --------------- ------------------ -------------------
Balance, January 1, 1999                    $   275          $   -            $   6           $   -
   Net income                                     -              -               41               -                $  41
                                                                                                             -------------------
   Comprehensive income                                                                                            $  41
                                                                                                             ===================
   Distributions                                  -              -              (42)              -
   Capital contributions                        750              -                -               -
                                          ------------- ----------------- --------------- ------------------
Balance, December 31, 1999                    1,025              -                5               -
   Net income                                     -              -              158               -                $ 158
                                                                                                             -------------------
   Comprehensive income                                                                                            $ 158
                                                                                                             ===================
   Distributions                                  -              -             (181)              -
   Capital contributions                      1,795              -                -               -
                                          ------------- ----------------- --------------- ------------------
Balance, December 31, 2000                    2,820              -              (18)              -
   Net income                                     -              -              347               -                $ 347
   Other comprehensive loss                       -              -                -             (61)                 (61)
                                                                                                             -------------------
   Comprehensive income                                                                                            $ 286
                                                                                                             ===================
   Dividends                                      -              -             (221)              -
   Capital contributions                         39              -                -               -
   Capital contribution under
       deferred contract with affiliate         120           (120)               -               -
   Deferred tax liability related to
       deferred contract with affiliate         (10)             -                -               -
   Amortization of deferred contract
       with affiliate                             -             29                -               -
                                          ------------- ----------------- --------------- ------------------
Balance, December 31, 2001                  $ 2,969          $ (91)           $ 108           $ (61)
                                          ============= ================= =============== ==================


     The accompanying notes are an integral part of these consolidated statements.

                MIRANT AMERICAS GENERATION, LLC AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND
                                  1999 (In Millions)

                                                                            2001           2000           1999
                                                                       --------------- -------------- -------------
Cash Flows from Operating Activities:
Net income                                                                $   347        $   158        $   41
                                                                       --------------- -------------- -------------
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization                                               173             82            57
  Risk management activities, net                                              17              -             -
  Deferred income taxes                                                      (167)           (23)           22
  Deferred contract with affiliate                                             29              -             -
  Other, net                                                                    2              -             -
  Changes in certain assets and liabilities, excluding effects from acquisitions:
    Accounts receivable and receivables from affiliates, net                  323           (457)         (141)
    Inventory                                                                 (44)            14           (33)
    Accounts payable and accrued liabilites                                  (123)           462           (10)
    Other, net                                                               (119)             5           (42)
                                                                     --------------- -------------- -------------
      Total adjustments                                                        91             83          (147)
                                                                     --------------- -------------- -------------
      Net cash provided by (used in) operating activities                     438            241          (106)
                                                                     --------------- -------------- -------------

Cash Flows from Investing Activities:
Capital expenditures                                                         (466)          (225)         (232)
Cash paid for acquisitions                                                      -           (917)       (1,343)
Proceeds received from the sale of materials and supplies                      12             18             -
Notes receivable from affiliates, net                                        (205)          (271)            -
Property insurance proceeds                                                    13             27             4
                                                                     --------------- -------------- -------------
      Net cash used in investing activities                                  (646)        (1,368)       (1,571)
                                                                     --------------- -------------- -------------

Cash Flows from Financing Activities:
Capital contributions                                                          39            255           750
Payment of distributions                                                     (221)          (181)          (42)
Proceeds from issuance of debt                                              2,678          1,105         1,290
Repayment of debt                                                          (2,679)             -             -
Proceeds from issuance of debt from affiliate                                 498              -             -
Repayment of debt to affiliate                                               (175)             -          (290)
                                                                     --------------- -------------- -------------
      Net cash provided by financing activities                               140          1,179         1,708
                                                                     --------------- -------------- -------------
Net (Decrease) Increase in Cash and Cash Equivalents                          (68)            52            31
Cash and Cash Equivalents, beginning of year                                   83             31             -
                                                                     --------------- -------------- -------------
Cash and Cash Equivalents, end of year                                    $    15        $    83 $          31
                                                                     =============== ============== =============
Supplemental Cash Flow Disclosures:
Cash paid for interest, net of amounts capitalized                        $   131        $    89        $    9
                                                                     =============== ============== =============
Cash paid for income taxes, net                                           $   199        $    60        $   13
                                                                     =============== ============== =============
Noncash Financing Activities:
Capital contributions under deferred contract with affiliate              $   120        $     -        $    -
                                                                     =============== ============== =============
Deferred tax liability related to deferred contract with affiliate        $   (10)       $     -        $    -
                                                                     =============== ============== =============
Capital contribution                                                      $     -        $ 1,540        $    -
                                                                     =============== ============== =============
Business Acquisitions:
Fair value of assets acquired                                             $     -        $ 2,591        $1,358
Less cash paid                                                                  -            917         1,343
                                                                     --------------- -------------- -------------
      Liabilities assumed                                                 $     -        $ 1,674        $   15
                                                                     =============== ============== =============


     The accompanying notes are an integral part of these consolidated statements.

                Mirant Americas Generation, LLC and Subsidiaries
                   Notes to Consolidated Financial Statements
                        December 31, 2001, 2000 and 1999

1.     Accounting and Reporting Policies

General

     Mirant Americas Generation, LLC (formerly Mirant Americas Generating, Inc. and Southern Energy North America Generating, Inc.) and subsidiaries (collectively, the "Company" or "Mirant Americas Generation") was formed in May 1999. In the same year, all assets and liabilities of Mirant State Line Ventures, Inc. (purchased from Commonwealth Edison in December 1997), Mirant New England Investments, Inc. (purchased from Commonwealth Energy System and Eastern Utilities Associates in December 1998), Mirant New York (purchased from Orange and Rockland Utilities, Inc. and Consolidated Edison Company of New York in June
1999), Mirant California Investments, Inc., (the assets of which were purchased from Pacific Gas and Electric Company in April 1999), were merged with and into Mirant Americas Generation in a common control reorganization. Mirant Americas Generation is a direct wholly owned subsidiary of Mirant Americas, Inc. ("Mirant Americas") and is an indirect wholly owned subsidiary of Mirant Corporation ("Mirant").

     Mirant Americas Generation is engaged in the development and operation of domestic nonregulated power generation facilities.

Conversion to a Limited Liability Company

     Effective November 1, 2001, the Company changed its form of organization from a corporation to a limited liability company. Therefore, the Company's legal name changed to Mirant Americas Generation, LLC, from Mirant Americas Generation, Inc. (Note 6). Under the terms of its limited liability company agreement, Mirant Americas Generation, LLC will exist indefinitely.

Basis of Presentation

     The consolidated financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States ("United States GAAP"). The accompanying financial statements have not been prepared in accordance with Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation." This pronouncement, under which most rate-regulated United States electric utilities report financial statements, applies to entities that are subject to cost-based rate regulation. By contrast, Mirant Americas Generation's operating subsidiaries are not subject to cost-based rate regulation, and therefore, the provisions of SFAS No. 71 do not apply.

     The financial statements include the accounts of Mirant Americas Generation and its wholly owned subsidiaries. Certain prior year amounts have been reclassified to conform with the current year financial statement presentation. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with United States GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

     Revenues derived from power generation are recognized upon output, product delivery, or satisfaction of specific targets, all as specified by contractual terms. Gains and losses related to financial instruments for hedging activities are recognized in the same period as the settlement of underlying physical transactions. Effective January 1, 2001, pursuant to the adoption of SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," financial instruments that do not meet hedge accounting criteria are accounted for by recording these instruments at fair value upon contract execution. The net changes in their fair values are recognized as operating revenues in the period of change. The unrealized gains and losses are recorded as assets and liabilities from risk management activities in the 2001 consolidated balance sheet.

     Effective August 1, 2001, Mirant Mid-Atlantic, LLC ("Mirant Mid-Atlantic"), an indirect wholly owned subsidiary of Mirant Americas Generation, entered into a fixed rate power purchase agreement with Mirant Americas Energy Marketing, L.P. ("Mirant Americas Energy Marketing"), an indirect wholly owned subsidiary of Mirant, for Mirant Mid-Atlantic's capacity and energy with pricing favorable to Mirant Mid-Atlantic when compared to projected market prices on the date of the agreement. Mirant Mid-Atlantic reduces its operating revenue recognized under this agreement by the favorable variance, through 2002 based on the proportion of volume delivered to the expected minimum delivery through 2002 (Note 4).

Rental Expense

     Rent expense related to the Company's operating leases is recognized on a straight-line basis over the terms of the leases. Rent expense is included in other operating expenses in the accompanying consolidated statements of income.

Concentration of Revenues and Credit Risk

     Under its agreements with Mirant Americas Energy Marketing, the Company retains the ultimate credit risk from the sales that Mirant Americas Energy Marketing engages in on its behalf. During the year ended December 31, 2001, approximately 62% of the Company's revenues were attributable to sales in the California market, as compared to approximately 60% for the same period in 2000.

     As of December 31, 2001, the California Department of Water Resources ("DWR"), Mirant and Mirant Potomac River, LLC ("Mirant Potomac River"), a direct wholly owned subsidiary of Mirant, owed Mirant Americas Generation $338 million (includes accounts receivable and open contract positions), $253 million and $152 million, respectively, each representing more than 10% of Mirant Americas Generation's total credit exposure. The DWR exposure is not currently supported by the state of California's credit and is subject to the risk that the California State Legislature will not adequately appropriate funds to support the DWR's obligations with respect to its contracts with Mirant Americas Generation. The Company's total credit exposure is computed as total accounts and notes receivable, adjusted for risk management and derivative hedging activities, netted where appropriate.


Cash and Cash Equivalents

     Mirant Americas Generation considers all short-term investments with an original maturity of three months or less to be cash equivalents. The Company participates in Mirant's cash management program whereby any excess funds are transferred to Mirant under a note agreement which is due on demand; any amounts advanced to Mirant under this program are classified as notes receivable from affiliates on the consolidated balance sheet (Note 4).

Fuel Stock and Materials and Supplies

     Fuel stock consists primarily of fuel oil and coal. Mirant Americas Generation's fuel stock and materials and supplies are reflected at the lower of cost or market and are computed on an average cost basis. Fuel stock is removed from the inventory account once used in production; materials and supplies are removed from the account once used for repairs, maintenance or capital projects.

Property, Plant, and Equipment

     Property, plant, and equipment and construction work in progress are recorded at cost to the Company, which includes materials, labor, appropriate administrative and general costs and the interest cost of funding construction. The cost of routine maintenance and repairs, such as inspections and corrosion removal, and the replacement of minor items of property, as defined in the Company's policy, are charged to expense as incurred. Certain expenditures incurred during a major maintenance outage are capitalized, including the replacement of major component parts and labor and overhead incurred to install the parts.

     Depreciation of the recorded cost of depreciable property, plant and equipment is provided by using primarily composite straight-line rates (Note 3).

     Upon the retirement or sale of assets, the cost of such assets and the related accumulated depreciation are removed from the balance sheet. No gain or loss is recognized for ordinary retirements in the normal course of business since the composite depreciation rates used by Mirant Americas Generation take into account the effect of interim retirements.

Long-Lived Assets and Intangibles

     Mirant Americas Generation records goodwill for the difference between the excess of the purchase price over the net of the fair values of the separately identified assets and liabilities. Goodwill is amortized on a straight-line basis over a period between 30 and 40 years. Mirant Americas Generation recognizes specifically identifiable intangibles, such as acquired development rights and certain emission allowances obtained during an asset acquisition, when specific rights and contracts are acquired. These intangibles are amortized on a straight-line basis over the lesser of their contractual or estimated useful lives, between 10 and 40 years. Mirant Americas Generation evaluates long-lived assets, such as property, plant and equipment, goodwill, and specifically identifiable intangibles, when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. The determination of whether an impairment has occurred is based on an estimate of undiscounted cash flows attributable to the assets, as compared to the carrying value of the assets. If an impairment has occurred, the amount of the impairment recognized is determined by estimating the fair value of the assets and recording a provision for loss if the carrying value is greater than fair value. For assets identified as held for sale, the carrying value is compared to the estimated fair value less cost to sell to determine if an impairment provision is required. Until the assets are disposed of, they are reported at the lower of carrying amount or fair value less cost to sell.

Income Taxes

     Effective November 1, 2001, Mirant Americas Generation, LLC converted to an limited liability company and from that time onward is treated as a partnership for income tax purposes. As such, Mirant Americas is subject to federal and state taxes based on the income and expenses of the Company and the Company is not subject to federal and state income taxation. However, for those subsidiaries of the Company that are subject to federal and state income taxes, the Company uses the liability method for deferred income taxes for all significant income tax temporary differences in accordance with SFAS No.109, "Accounting for Income Taxes."

Comprehensive Income

     Comprehensive income, which includes net income and unrealized gains and losses on certain derivatives that qualify as cash flow hedges, is presented in the accompanying consolidated statements of member's equity. The objective of the statement is to report a measure of all changes in common stock equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners.

Accounting Changes

     Effective January 1, 2001, Mirant Americas Generation adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). The statement requires that certain derivative instruments be recorded in the balance sheet as either assets or liabilities measured at fair value, and that changes in the fair value be recognized currently in earnings, unless specific hedge accounting criteria are met or the transactions are considered normal purchases and sales under SFAS No. 133. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized currently in earnings. If the derivative is designated as a cash flow hedge, the changes in the fair value of the derivative are recorded in other comprehensive income ("OCI") and the gains and losses related to these derivatives are recognized in earnings in the same period as the settlement of the underlying hedged transaction. Any ineffectiveness relating to these hedges is recognized currently in earnings. The assets and liabilities related to derivative instruments for which hedge accounting criteria are met are reflected as derivative hedging instruments in the accompanying consolidated balance sheet at December 31, 2001. The impact of adoption of SFAS No. 133 was immaterial to the Company's income statement (Note 2).

     In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations," ("SFAS No. 141") and SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"). These pronouncements significantly change the accounting for business combinations, goodwill and intangible assets. SFAS No. 141 establishes that all business combinations will be accounted for using the purchase method; use of the pooling-of-interests method is no longer allowed. The statement further clarifies the criteria to recognize intangible assets separately from goodwill. The provisions of SFAS No. 141 are effective for all business combinations initiated after June 30, 2001. SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and, generally, adopts a non-amortization and periodic impairment-analysis approach to goodwill and indefinitely-lived intangibles. SFAS No. 142 is effective for the Company's 2002 fiscal year or for business combinations initiated after June 30, 2001. Management expects the application of the non-amortization provisions of the statement will result in an increase in net income of approximately $41 million in 2002. As of December 31, 2001, Mirant Americas Generation has an unamortized goodwill balance of $1,377 million. Mirant Americas Generation has not finalized the financial statement impact of either pronouncement.

     In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"). SFAS No. 143 addresses financial accounting and reporting obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The provisions of SFAS No. 143 are effective for the Company's 2003 fiscal year. Mirant Americas Generation has not yet determined the financial statement impact of this pronouncement.

         In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," ("SFAS No. 144") which supersedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and Accounting Principles Board Opinion No. 30 "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS No. 144 amends accounting and reporting standards for the disposal of segments of a business and addresses various issues related to the accounting for impairments or disposals of long-lived assets (Note 10).

2.  Other Comprehensive Loss

     Other comprehensive loss includes unrealized gains and losses on certain derivatives that qualify as cash flow hedges. The effect of other comprehensive loss is set forth in the accompanying consolidated statement of member's equity.

Components of accumulated other comprehensive loss consisted of the following, net of tax (in millions):


    Balance, December 31, 2000                                         $    -

    Other comprehensive loss for the period:
      Transitional adjustment from adoption of SFAS No. 133,
            net of tax effect of $197                                    (298)
      Change in fair value of derivative instruments,
            net of tax effect of $259                                     368
      Reclassification to earnings, net of tax effect of $59              (84)
      Reclassification of deferred taxes due to conversion
            to an LLC                                                     (47)
                                                                         ------
      Other comprehensive loss                                            (61)
                                                                         ------
      Balance, December 31, 2001                                       $  (61)
                                                                         ======


     Mirant Americas Generation estimates that $9 million ($26 million of commodity hedge gains and $17 million of interest rate hedging losses) of net derivative after-tax gains included in OCI as of December 31, 2001 will be reclassified from OCI into earnings or otherwise settled within the next twelve months as certain forecasted transactions relating to commodity contracts and interest payments are realized.

     The $61 million in accumulated other comprehensive loss at December 31, 2001 includes $132 million in other comprehensive losses associated with interest rate swap breakage costs and $71 million in other comprehensive gains associated with commodity price risk management hedges.

3.    Property, Plant and Equipment

    Property, plant and equipment consisted of the following at December 31, 2001 and 2000 (in millions):

                                                    2001      2000
                                                   ------     ------
           Production...........................  $ 2,657   $ 2,452
           Land.................................      117       120
                                                    -----    ------
                                                  $ 2,774   $ 2,572
                                                   =======   =======

     Production assets are depreciated on a straight-line basis over a period of 10 to 42 years.

     Mirant Americas Generation capitalizes interest on capital invested in projects during the advanced stages of development and the construction period, in accordance with SFAS No. 34, "Capitalization of Interest Costs." The Company determines which debt instruments represent a reasonable measure of the cost of financing construction assets in terms of interest cost incurred that otherwise could have been avoided. These debt instruments and associated interest cost are included in the calculation of the weighted average interest rate used for determining the capitalization rate. Upon commencement of commercial operations of the plant or project, capitalized interest, as a component of the total cost of the plant, is amortized over the estimated useful life of the plant (Note 5).

 4.    Related Party Transactions

Services

     The Company has agreements with Mirant Americas Energy Marketing for the marketing and scheduling of the energy and energy-related services at each of the Mid-Atlantic, New York, California and New England facilities. Additionally, the Company has entered into agreements with Mirant Americas Energy Marketing to fulfill the majority of the fuel requirements at each of these facilities. The agreements provide that Mirant Americas Energy Marketing will pay Mirant Americas Generation for the actual price received by Mirant Americas Energy Marketing from third parties for the available capacity, energy and ancillary services produced by Mirant Americas Generation or, in the event such energy and ancillary services are used to supply Mirant Americas Energy Marketing's obligations under the Potomac Electric Power Company ("PEPCO") transition power agreements, market prices. However, effective August 1, 2001, Mirant Americas Energy Marketing entered into a fixed rate power purchase agreement for Mirant Mid-Atlantic's capacity and energy for the period from August 1, 2001 through June 30, 2004, extendable through December 31, 2004 at Mirant Americas Energy Marketing's option (see below).

     Mirant Americas Energy Marketing is entitled to a bonus if the revenues received exceed the costs payable to Mirant Americas Energy Marketing, which do not include operation and maintenance expense and lease payments, ("net revenue") by a specified amount. Mirant Americas Generation retains all net revenues up to a specified threshold, and amounts in excess of such threshold are shared between Mirant Americas Generation and Mirant Americas Energy Marketing. The fixed administrative fees and net revenue sharing arrangements for 2001 were as follows:

     o Mid-Atlantic: Mirant Americas Energy Marketing received a fee of $7 million and was entitled to a fee of 50% of the net revenue in excess of $896 million.

     o California: Under amended terms, Mirant Americas Energy Marketing received a fee of $7 million and was entitled to a fee of 75% of the net revenue in excess of $512 million.

     o New England: Mirant Americas Energy Marketing received a fee of $4 million and was entitled to a fee of 50% of the net revenue in excess of $88 million.

     o New York: Mirant Americas Energy Marketing received a fee of $3 million and was entitled to a fee of 50% of the net revenues in excess of $197 million.

     Total administrative service fees paid to Mirant Americas Energy Marketing under the marketing agreements totaled $21 million, $13 million and $17 million for 2001, 2000 and 1999, respectively, and payments made under the revenue sharing arrangements to Mirant Americas Energy Marketing totaled $378 million, $140 million and $0 for 2001, 2000 and 1999, respectively. Amounts paid to Mirant Americas Energy Marketing under the revenue sharing arrangements are included in selling, general and administrative expenses in the accompanying consolidated statements of income. Management believes that the Mirant Americas Energy Marketing agreements provide terms substantially similar to those that would be offered to an independent third party.

     Mirant Americas Energy Marketing charges the Company's subsidiaries, except Mirant Mid-Atlantic (see below) for credit losses associated with market transactions. Accordingly, the Company's subsidiaries retain the risk of collection for amounts due from third parties for transactions entered into by Mirant Americas Energy Marketing in connection with the assets owned and operated by the Company's subsidiaries. Provision for loss is recorded on the Company's books when it is deemed probable that collection will not occur with respect to a specific counterparty receivable. The administrative services and revenue sharing agreements in effect for 2001 will continue in effect for 2002, however, Mirant Americas Energy Marketing and the various Mirant Americas Generation operating subsidiaries are currently negotiating new agreements for 2002 under which Mirant Americas Energy Marketing will continue to market the output and procure fuel, among other services, on behalf of the generation facilities under what is expected to be a cost based arrangement.

     Mirant Services, LLC ("Mirant Services") and Mirant Mid-Atlantic Services, LLC, ("Mid-Atlantic Services") are both subsidiaries of Mirant that are responsible for several general and administrative functions for entities, including Mirant Americas Generation. Mirant Services and Mid-Atlantic Services employ personnel utilized by Mirant Americas Generation and bill Mirant Americas Generation for the full cost of such employees, including salaries, employee benefit plans, payroll taxes and fringe benefits for such employees. During 2001, 2000 and 1999, Mirant Services and Mid-Atlantic Services incurred $140 million, $76 million and $51 million, respectively, on behalf of Mirant Americas Generation and billed these costs to the Company.

Mirant Mid-Atlantic Sales Agreement

     In August 2001, Mirant Americas Energy Marketing entered into a fixed rate power purchase agreement for Mirant Mid-Atlantic's capacity and energy for the period from August 1, 2001 through June 30, 2004, extendable through December 31, 2004 at Mirant Americas Energy Marketing's option. The agreement includes all of the output of the facilities over the agreement term. However, Mirant Americas Energy Marketing had the option to reduce the committed capacity and energy purchases for fiscal 2002, limited to 75% of the total output of the Company's facilities. For 2003 and 2004, Mirant Americas Energy Marketing has the option to purchase up to 100 % (in blocks of 25%) of the total output of the Company's facilities, with no minimum commitment. For 2002, Mirant Americas Energy Marketing has elected to take 100% of the total output of Mirant Mid-Atlantic's facilities. The Company's affiliates, Mirant Potomac River and Mirant Peaker, entered into fixed rate power purchase agreements with Mirant Americas Energy Marketing, on the same terms and effective over the same period as the agreements outlined above. Through the capital contribution agreement between Mirant Mid-Atlantic and Mirant, the cash available from these affiliated companies is paid as a dividend to Mirant, who in turn makes an indirect capital contribution to Mirant Mid-Atlantic for the same amount.

     At the inception date, the pricing of Mirant Americas Energy Marketing's minimum committed capacity and energy purchases over the term of the agreements was favorable to the Company and its affiliates when compared to projected market rates in the PJM. The total value to the Company and its affiliates was approximately $167 million. The amount related specifically to the Mirant Mid-Atlantic owned or leased facilities amounted to $120 million and is reflected as both an addition to member's equity and an offsetting contra equity account on the Company's consolidated balance sheet and statement of member's equity at the inception of the agreements. The Company will reduce the operating revenue recognized under these agreements by the favorable variance noted above, over the contract term based on the proportion of volume delivered to the expected minimum delivery over the remaining contract term. The total amount of operating revenue reductions for the year ended December 31, 2001 was $33 million.

     The contra equity amount is reduced as cash is received from Mirant Americas Energy Marketing over the contract term, with cash being received in the month following the reduction to operating revenue. The total amount of cash received, attributable to the favorable variance, during the year ended December 31, 2001 amounted to $29 million.

 Notes Receivable/Payable with Affiliates

         In February 2000, the Company agreed to extend a non-revolving credit facility for construction activities of a separate affiliate of Mirant in Zeeland, Michigan. Principal was due on demand, or if no demand was made, then on February 29, 2004 with 8.51% interest due quarterly, in arrears. As of December 31, 2000, the amount loaned was $7 million. During 2001, the entire principal balance and outstanding accrued interest were repaid and the credit facility was terminated.

     In July 2000, the Company agreed to extend a non-revolving credit facility for construction activities of a separate affiliate of Mirant in Wrightsville, Arkansas ("Wrightsville"). The commitment of $180 million from the Company was to fund certain payments by Wrightsville of industrial development bonds. Principal was due on demand, or if no demand was made, then on June 1, 2003 with 8.51% interest due quarterly, in arrears. As of December 31, 2000, the amount loaned was $41 million. During 2001, the entire principal balance and outstanding accrued interest were repaid and the credit facility was terminated.

     In December 2000, subsidiaries of Mirant borrowed approximately $223 million from the Company in order to finance their acquisitions of generation assets. Principal is due on December 30, 2028 with 10% interest due semiannually, in arrears, on June 30 and December 30. Any amount not paid when due bears interest thereafter at 12%. Up to $7.9 million per year may be prepaid at the election of the borrower.

     During 2001, the various operating subsidiaries of Mirant Americas Generation entered into separate cash management agreements with Mirant, whereby any excess cash is transferred to Mirant pursuant to a note agreement which is payable upon demand. These advances, which totaled approximately $253 million, are reflected in current notes receivable from affiliates on the accompanying consolidated balance sheet at December 31, 2001. Similarly, Mirant may advance funds to various subsidiaries for working capital purposes; such advances, which totaled approximately $49 million at December 31, 2001, are included in current notes payable to affiliates in the accompanying consolidated balance sheet at December 31, 2001. All notes receivable and payable to or from Mirant are due on demand and accrue interest based on the actual return obtained by Mirant on its investments. The repayment of any advances made by Mirant Americas Generation operating subsidiaries to Mirant is subordinate to the repayment and performance of all obligations of Mirant.

     Also included in current notes payable to affiliates at December 31, 2001 are approximately $284 million in advances from Mirant Americas primarily related to various construction projects. These advances are due on demand, accrue interest at 8.7% with interest due monthly, and are unsecured.

Capital Contribution Agreement

     The purchases of the Potomac River generating facility and the Chalk Point combustion turbines (including the rights and obligations with respect to the

Southern Maryland Electric Cooperative combustion turbine) by Mirant Potomac River and Mirant Peaker, respectively, (Note 9) were funded by a capital contribution from Mirant and loans from Mirant Mid-Atlantic evidenced by notes. Under a capital contribution agreement, Mirant Potomac River and Mirant Peaker will make distributions to Mirant at least once per quarter, if funds are available. Distributions will equal all cash available after taking into account projected cash requirements, including mandatory debt service, prepayments permitted under the Mirant Potomac River and the Mirant Peaker notes, and maintenance reserves, as reasonably determined by Mirant. Mirant will contribute or cause these amounts to be contributed to Mirant Mid-Atlantic. For the year ended December 31, 2001, total capital contributions received by Mirant Mid-Atlantic under this agreement totaled $25 million.

5.    Debt

     At December 31, 2001 and 2000, Mirant Americas Generation's debt was as follows (in millions):


                                                                2001        2000
                                                                ----        ----
  Senior notes:
       7.625% notes, due 2006........................         $  500     $     -
       7.20% notes, due 2008.........................            300           -
       8.30% notes, due 2011.........................            850           -
       8.50% notes, due 2021.........................            450           -
       9.125% notes, due 2031........................            400           -

  Banking arrangements:
       $1.15 billion revolver (terminated in 2001)                 -       1,150
       $250 million revolver expiring October 2004...             73         250
       $50 million revolver expiring October 2004....              -          50
       $1.02 billion credit facility (terminated in 2001)          -         945
  Unamortized debt discount........................               (6)          -
                                                             ----------  -------
         Total long-term debt........................          2,567       2,395
  Less current maturities............................              -         945
                                                             ----------   ------
         Total                                                $2,567     $ 1,450
                                                             ==========   ======

     As of December 31, 2001, Mirant Americas Generation had two credit facilities, each entered into in October 1999, a $250 million 5-year revolving credit agreement ("Credit Facility B") for capital expenditures and general corporate purposes and a $50 million 5-year revolving credit facility ("Credit Facility C") for working capital needs. The commitments under Credit Facility B and Credit Facility C remain available through October 2004. As of December 31, 2001, the outstanding borrowings under Credit Facility B were $73 million at an interest rate of 3.39%. As of December 31, 2001, there were no borrowings under Credit Facility C. Under each of the credit facilities, Mirant Americas Generation pays interest and facility/commitment fees (0.25% at December 31, 2001) in an amount determined by reference to its then existing credit rating.

     In addition to other covenants and terms, each of Mirant Americas Generation's credit facilities includes minimum debt service coverage, a maximum leverage covenant and a minimum debt service coverage test for dividends and distributions. As of December 31, 2001, there were no events of default under such credit facilities.

     In May 2001, the Company issued $1.75 billion in senior unsecured notes under Rule 144A of the Securities Act. The notes issued included $500 million of

7.625% senior notes due 2006, $850 million of 8.3% senior notes due 2011, and $400 million of 9.125% senior notes due 2031. The net proceeds from these notes were used to repay existing credit facilities and to pay breakage costs on interest rate swaps entered into in 2000 in anticipation of this debt offering. Interest on the notes is payable semiannually beginning November 1, 2001. The Company may redeem the notes, in whole or in part, at any time at a redemption price equal to 100% of the principal amount plus accrued interest, plus a make-whole premium, as defined in the note agreements. In addition, the notes contain various covenants, which, among other things, restrict the amount of additional indebtedness which may be incurred, except in certain circumstances, and impose limitations on asset sales.

     In October 2001, Mirant Americas Generation issued $750 million in senior unsecured notes under Rule 144A of the Securities Act. The notes issued included $300 million of 7.2% senior notes due 2008 and $450 million of 8.5% senior notes due 2021. The net proceeds from these notes as well as operating cash flow were used to repay a $750 million term loan, which was subsequently terminated, and to pay breakage costs on interest rate swaps entered into in 2000 in anticipation of this debt offering. Interest on the notes is payable semiannually beginning April 1, 2002. Mirant Americas Generation may redeem the notes, in whole or in part, at any time at a redemption price equal to 100% of the principal amount plus accrued interest, plus a make-whole premium, as defined in the note agreements. In addition, the notes contain various covenants, which, among other things, restrict the amount of additional indebtedness which may be incurred, except in certain circumstances, and impose limitations on asset sales. Furthermore, Mirant Americas Generation is obligated to consummate an exchange offer under an effective registration statement or cause re-sale of the notes to be registered under the Securities Act within 270 days of the issuance of these notes or the annual interest rate will increase by 0.5% per annum.

     In 2001, 2000 and 1999, the Company incurred $218 million, $109 million and $69 million, respectively, in interest costs of which $24 million, $10 million and $2 million, respectively, was capitalized and included in construction work in progress. The remaining interest was expensed during the year.

     At December 31, 2001, the annual scheduled maturities of debt during the next five years and thereafter were as follows (in millions):

            2002...........              $     -
            2003...........                    -
            2004...........                   73
            2005...........                    -
            2006...........                  500
            Thereafter.....                2,000




6.  Income Taxes

     Details of the income tax provision for the years ended December 31, 2001, 2000, and 1999 are as follows (in millions):


                                                       2001     2000    1999
                                                       ----     ----    ----

   Income tax provision:
   Current provision:
      Federal......................................   $ 114      $126    $ 5
      State........................................      20         3      0
   Deferred  (benefit) provision:
      Federal......................................    (142)      (41)    17
      State........................................     (25)       18      5
                                                    --------------------------
        Total (benefit) provision..................   $ (33)     $106    $27
                                                    ==========================

     The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases that give rise to deferred tax assets and liabilities, prior to any allowable netting of current and noncurrent assets and liabilities are as follows (in millions):

                                                             2001       2000
                                                             ----       ----
    Deferred Tax Liabilities:
    Property and intangibles basis differences           $   (87)   $  (184)
    Derivative hedging instruments............               (50)         0
    Other.....................................               (35)       (22)
                                                         --------    -------
      Total...................................           $  (172)   $  (206)
                                                         ========    =======
    Deferred Tax Assets:
    Revenues subject to refund................           $    99    $    63
    Other.....................................                22         46
                                                         ----------- ----------
      Total...................................               121        109
                                                         --------    --------
      Net deferred tax liabilities............           $   (51)   $   (97)
                                                         ========    ========

     Deferred tax assets and liabilities are recorded by their current and noncurrent classification on the accompanying 2001 consolidated balance sheet, with $4 million of deferred tax assets included in other noncurrent assets.

     A reconciliation of the Company's federal statutory income tax rate to the effective income tax rate for the years ended December 31, 2001, 2000, and 1999, is as follows:

                                                                                     2001     2000     1999
                                                                                     ----     ----     ----

   Statutory federal income tax rate............................................     35.0%    35.0%    35.0%
   State income tax, net of federal benefit.....................................      5.2      5.2      4.4
   Reversal of deferred taxes upon conversion to LLC............................    (51.5)       -        -
   Tax effect of net income of LLCs not subject federal and state tax...........     (3.8)       -        -
   Amortization of nondeductible goodwill.......................................      4.1        -        -
   Other........................................................................      0.5        -      0.3
                                                                                 -----------------------------

   Effective income tax rate....................................................   (10.5)%    40.2%    39.7%
                                                                                 =============================

     During 2001, Mirant Americas Generation, LLC and one of its wholly owned subsidiaries changed their form of organization from corporations to limited liability companies. As a result of these changes in organizational structure, Mirant Americas Generation recognized approximately $162 million in tax benefit related to the reversal of deferred tax expenses, which had previously been recognized, for which the Company will no longer be directly obligated in accordance with SFAS No.109. This benefit is reflected in the provision for income taxes on the accompanying consolidated statement of income for the year ended December 31, 2001. Furthermore, in connection with the change in form of organization, Mirant Americas Generation eliminated approximately $47 million in deferred tax effects, related to derivative hedging instruments.

     The Company and the other subsidiaries of Mirant will file a consolidated federal income tax return with Southern Company ("Southern"), the former parent of Mirant, for a portion of 2001, and has filed an income tax return with Southern for all of 2000 and 1999. Under the joint income tax agreement with Southern, each entity's current and deferred tax expense is computed on a stand-alone basis. Under this agreement, the Company made tax payments to Southern in excess of refunds received of approximately $47 million, $60 million, $11 million during 2001, 2000 and 1999, respectively. For the remaining portion of 2001, the Company will file a consolidated income tax return with other subsidiaries of Mirant. The Company made tax payments to Mirant in excess of refunds received of approximately $152 million during 2001.

7.    Financial Instruments

Derivative Hedging Instruments

     Mirant Americas Generation uses derivative instruments to manage exposures arising in connection with commodity prices and interest rates. Mirant Americas Generation's objectives for holding derivatives are to minimize risks using the most effective methods to eliminate or reduce the impacts of these exposures.

     Derivative gains and losses arising from cash flow hedges that are included in OCI are reclassified into earnings in the same period as the settlement of the underlying transaction. During 2001, $152 million of net pre-tax derivative gains were reclassified to operating income and $9 million of pre-tax losses were reclassified to interest expense. The derivative gains and losses reclassified to earnings, combined with the settlement of the underlying physical transactions together represent the Company's net commodity revenues and costs. Under SFAS No. 133, transactions may meet the requirements for hedge treatment, but may be less than 100% effective. For example, a derivative instrument specifying one location may be used to hedge a risk at a nearby, but different, geographic location. The price differential between the two locations is considered the ineffective portion of the hedge. Any changes in the fair value of the ineffective portion must be recorded currently in earnings. During 2001, $5 million of pre-tax gains arising from hedge ineffectiveness were recognized in other expense, net. At December 31, 2001, the maximum term over which the Company is hedging exposures to the variability of cash flows is through 2010.

Commodity Price Hedging

     Mirant Americas Generation enters into commodity financial instruments in order to hedge market risk and exposure to electricity and to natural gas, coal and other fuels utilized by its generation assets. These financial instruments primarily include forwards, futures and swaps. Where these derivatives are designated as cash flow hedges the gains and losses are recognized in earnings in the same period as the settlement of the underlying physical transaction.

     At December 31, 2001, Mirant Americas Generation had a net derivative hedging asset of approximately $89 million. The fair value of its commodity financial instruments is determined using various factors, including closing exchange or over-the-counter market price quotations, time value and volatility factors underlying options and contractual commitments.

     At December 31, 2001, Mirant Americas Generation had contracts that related to periods through 2010. The net notional amount, or net open position, of the commodity price management assets and liabilities at December 31, 2001 was 0.6 million equivalent megawatt-hours. The notional amount is indicative only of the volume of activity and not of the amount exchanged by the parties to the financial instruments. Consequently, these amounts are not a measure of market risk.

Interest Rate Hedging

     Mirant Americas Generation's policy is to manage interest expense using a combination of fixed- and variable-rate debt. To manage this mix in a cost-efficient manner, Mirant Americas Generation has entered into interest rate swaps in which it agrees to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to agreed-upon notional amounts. These swaps are designated to hedge underlying debt obligations. For qualifying hedges, the changes in the fair value of gains and losses of the swaps are deferred in OCI, net of tax, and the interest rate differential is reclassified from OCI to interest expense as an adjustment over the life of the swaps. Gains and losses resulting from the termination of qualifying hedges prior to their stated maturities are recognized ratably over the remaining life of the hedged instruments. At December 31, 2001, the Company was not a party to any interest rate swaps.

Risk Management Activities

     Certain financial instruments that Mirant Americas Generation uses to manage risk exposure to energy prices do not meet the hedge criteria under SFAS No. 133. Therefore, the fair value of these financial instruments are included in risk management assets and liabilities in the accompanying consolidated balance sheet at December 31, 2001.

     At December 31, 2001, the Company had contracts that related to periods through 2010. The net notional amount, or net open position, of the risk management assets and liabilities at December 31, 2001 was approximately 0.9 million equivalent megawatt-hours. The net notional amount is indicative only of the volume of activity and not of the amount exchanged by the parties to the financial instruments. Consequently, these amounts are not a measure of market risk.

    The fair values and average values of Mirant Americas Generation's risk management assets and liabilities as of December 31, 2001 are included in the following table (in millions). The average values are based on a quarterly average for 2001.


                                             Risk Management Assets       Risk Management Liabilities
                                          -------------------------------- ----------------------------
                                              Average        Value at        Average      Value at
                                               Value         December 31,     Value       December 31,
                                                                2001                         2001
                                          --------------- ---------------- ----------- ----------------
Energy commodity instruments:
Electricity............................       $    43         $   38          $  19         $    8
Natural gas............................           122             94            180            138
Oil....................................            16              1             17              3
Other..................................             2              -              3              1
                                           --------------- ---------------- ----------- ----------------
  Total................................         $ 183         $  133          $ 219         $  150
                                           =============== ================ =========== ===============

Fair Values

     SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires the disclosure of the fair value of all financial instruments. Financial instruments recorded at market or fair value include receivables, payables, financial instruments used for risk management purposes and variable-rate debt. The market values of such items are not materially sensitive to shifts in market interest rates because of the limited term to maturity of many of these instruments or their variable interest rates. The fair value of Mirant Americas Generation's senior long-term debt was estimated based on market quotes. As of December 31, 2001, the Company's senior long-term debt, net of discount, had a carrying or notional value of $2,494 million and an estimated fair value of approximately $2,208 million. The fair value of Mirant Americas Generation's long-term notes receivable from affiliates was estimated using discounted cash flow analysis based on current market interest rates for similar types of borrowing arrangements. As of December 31, 2001, the Company's long-term notes receivables from affiliates had a carrying or notional value of $223 million and an estimated fair value of approximately $227 million. At December 31, 2000, the Company long-term notes receivables from affiliates had a carrying value, which approximated its estimated fair value, or $223 million.

 8.    Commitments and Contingent Matters

Litigation

Reliability-Must-Run Agreements: Mirant Americas Generation's subsidiaries acquired generation assets from Pacific Gas and Electric Company ("Pacific Gas and Electric") in April 1999, subject to reliability-must-run ("RMR") agreements. These agreements allow the California Independent System Operator

("CAISO"), under certain conditions, to require certain of Mirant Americas Generation's subsidiaries to run the acquired generation assets in order to support the reliability of the California electric transmission system. Mirant Americas Generation assumed these agreements from Pacific Gas and Electric prior to the outcome of a Federal Energy Regulatory Commission ("FERC") proceeding initiated in October 1997 that will determine the percentage of a $158.8 million annual fixed revenue requirement to be paid to Mirant Americas Generation by the CAISO under the RMR agreements. This revenue requirement was negotiated as part of a prior settlement of a FERC rate proceeding. Mirant Americas Generation contends that the amount paid by the CAISO should reflect an allocation based on the CAISO's right to call on the units (as defined by the RMR agreements) and the CAISO's actual calls. This approach would result in annual payments by the CAISO of approximately $120 million, or 75% of the settled fixed revenue requirement. The decision in this case will affect the amount the CAISO will pay to Mirant Americas Generation for the period from June 1, 1999 through the final disposition of the appeal. On June 7, 2000, the administrative law judge ("ALJ") presiding over the proceeding issued an initial decision in which responsibility for payment of approximately 3% of the revenue requirement was allocated to the CAISO. On July 7, 2000, Mirant Americas Generation appealed the ALJ's decision to the FERC.

     If Mirant Americas Generation is unsuccessful in its appeal of the ALJ's decision, it will be required to refund certain amounts of the revenue requirement paid by the CAISO for the period from June 1, 1999 until the final disposition of the appeal. The amount of this refund as of December 31, 2001 would have been approximately $219 million; however, there would have been no effect on net income for the periods under review as adequate reserves have been recorded. This amount does not include interest that may be payable in the event of a refund.If Mirant Americas Generation is unsuccessful in its appeal, Mirant Americas Generation plans to pursue other options available under the RMR agreements to mitigate the impact of the ALJ's decision upon its future operations. The outcome of this appeal is uncertain, and Mirant Americas Generation cannot provide assurance that it will be successful.

Defaults by SCE and Pacific Gas and Electric and Bankruptcy of Pacific Gas and
Electric: On January 16 and 17, 2001, Southern California Edison ("SCE") and Pacific Gas and Electric's credit and debt ratings were lowered by Moody's and Standard & Poor's ("S&P") to "non-investment grade" status. On January 16, 2001, SCE indicated that it would suspend indefinitely certain obligations including a $215 million payment due to the California Power Exchange Corporation ("PX") and a $151 million payment due to a qualifying facility. On April 6, 2001, Pacific Gas and Electric filed a voluntary petition under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of California in San Francisco. It is not known at this time what effect the bankruptcy filing will have on the ultimate recovery of amounts owed to Mirant Americas Generation. On September 20, 2001, Pacific Gas and Electric filed a proposed plan of reorganization. Under the terms of the proposed plan, unsecured creditors such as Mirant Americas Generation would receive 60% of the amounts owed upon approval of the plan. The remaining 40% would be paid in negotiable debt with terms from 10 to 30 years.

California PX Bankruptcy: On March 9, 2001, the California PX filed for bankruptcy. Mirant Americas Energy Marketing has been named to the participants' committee. The PX's ability to repay its debt is directly dependent on the extent that it receives payments from Pacific Gas and Electric and SCE and on the outcome of its litigation with the California state government. As of December 31, 2001, the total amount owed to Mirant Americas Generation by the CAISO and the PX was $311 million. The total amount of provisions made during 2000 and 2001 in relation to uncertainties in the California power market was $229 million pre-tax. It is uncertain what effect the PX's bankruptcy will have on the receivables owed to the Company.

DWR Power Purchases: On January 17, 2001, the Governor of California issued an emergency proclamation giving the DWR authority to enter into arrangements to purchase power in order to mitigate the effects of electrical shortages in the state. The DWR began purchasing power under that authority the next day. On February 1, 2001, the Governor of California signed Assembly Bill No. 1X authorizing the DWR to purchase power in the wholesale markets to supply retail consumers in California on a long-term basis. The Bill became effective immediately upon its execution by the Governor. The Bill did not, however, address the payment of amounts owed for power previously supplied to the CAISO or PX for purchase by SCE and Pacific Gas and Electric. The CAISO and PX have not paid the full amounts owed to Mirant Americas Generation's subsidiaries for power delivered to the CAISO and PX in prior months and are expected to pay less than the full amount owed on further obligations coming due in the future for power provided to the CAISO for sales that were not arranged by the DWR. The ability of the DWR to make future payments is subject to the DWR having a continued source of funding, whether from legislative or other emergency appropriations, from a bond issuance or from amounts collected from SCE and Pacific Gas and Electric for deliveries to their customers. On May 24, 2001, Mirant entered into a 19-month agreement with the DWR to provide the State of California with approximately 500 MW of electricity. The contract runs from June 1, 2001 to December 31, 2002.

California Rate Payer Litigation: Six lawsuits have been filed and coordinated in the Superior Courts for San Diego County alleging that certain owners of electric generation facilities in California and energy marketers, including Mirant, Mirant Americas Energy Marketing and two wholly owned subsidiaries of the Company , engaged in various unlawful and anti-competitive acts that served to manipulate wholesale power markets and inflate wholesale electricity prices in California. Three of the suits seek class action status, while two of the suits are brought on behalf of all citizens of California. One lawsuit alleges that, as a result of the defendants' conduct, customers paid approximately $4 billion more for electricity than they otherwise would have and seeks an award of treble damages, as well as other injunctive and equitable relief. One lawsuit also names certain of Mirant's officers individually as defendants and alleges that the state had to spend more than $6 billion purchasing electricity and that if an injunction is not issued, the state will be required to spend more than $150 million per day purchasing electricity. The other suits likewise seek treble damages and equitable relief. One such suit names Mirant Corporation itself as a defendant. The final outcome of these lawsuits cannot now be determined.

Western Power Markets Investigations: The California Public Utilities Commission ("CPUC"), the California Senate, the San Joaquin District Attorney and the Attorney General's offices of Washington, Oregon and California have each launched civil and criminal investigations into the California energy markets that have resulted in the issuance of subpoenas of several of Mirant's entities. In addition, the CPUC has had personnel onsite on a periodic basis at Mirant Americas Generation's California generating facilities since December 2000. The California Attorney General issued its subpoena to Mirant in February 2001 under the following caption: "In the Matter of the Investigation of Possibly Unlawful, Unfair, or Anti-Competitive Behavior Affecting Electricity Prices in California." Each of these subpoenas, as well as the plant visits, could impose significant compliance costs on Mirant or its subsidiaries. Also on April 18, 2001, the Attorney General filed suit against the Company in the San Francisco Superior Court seeking to compel it to produce documents in the investigation. With respect to both the CPUC and the California Attorney General's office, there is ongoing litigation between Mirant Americas Generation and these agencies regarding the scope of the subpoenas and the confidentiality of the Company's documents. Despite the various measures taken to protect the confidentiality of sensitive information provided to these agencies, there remains a risk of governmental disclosure of the confidential, proprietary and trade secret information obtained by these agencies throughout this process.

State Line: On July 28, 1998, an explosion occurred at the Company's State Line plant causing a fire and substantial damage to the plant. The precise cause of the explosion and fire has not been determined. Thus far, seven personal injury lawsuits have been filed against Mirant Americas Generation, five of which were filed in Cook County, Illinois. Mirant Americas Generation filed a motion to dismiss the five Cook County cases in 1998 for lack of "in personam" jurisdiction and is in the process of appealing the denial of these motions. The outcome of these proceedings cannot now be determined and an estimated range of loss cannot be made; however, the Company has significant insurance coverage for losses occurring as a result of the explosion.

Enron Bankruptcy Proceedings: On December 2, 2001, Enron Corporation ("Enron"), along with several of its subsidiaries, filed for bankruptcy. As of December 31, 2001, the total amount owed to Mirant Americas Generation by Enron was approximately $48 million. Mirant Americas Generation has included this amount owed in other noncurrent assets on the accompanying consolidated balance sheet as of December 31, 2001, net of a provision for uncollectibles related to these amounts owed of $43 million. Based on this reserve, the Company does not expect the outcome of the bankruptcy proceeding to have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

California Price Mitigation and Refund Proceeding: On June 19, 2001, the FERC issued an order that provides for price mitigation in all hours in which power reserves fall below 7 percent. During these emergency hours, the FERC will use a formula based on the marginal costs of the highest cost generator called on to run to determine the overall market clearing price. This price mitigation includes all spot market sales in markets throughout the Western System Coordinating Council. This price mitigation was implemented on June 20, 2001, and will extend until September 30, 2002. The FERC requires that all public and non-public utilities which own or control non-hydroelectric generation in California must offer power in the CAISO's spot markets, to the extent the output is not scheduled for delivery in the hour. Mirant Americas Generation cannot predict how the FERC will rule on any future requests/justifications for prices higher than the mitigated price during future months.

    On July 25, 2001, the FERC issued an order requiring hearings to determine the amount of any refunds and amounts owed for sales made to the CAISO/PX from October 1, 2000 through June 20, 2001. Hearings are scheduled to be held in March 2002 and June 2002. In the July 25 order, the FERC also ordered that a preliminary evidentiary proceeding be held to develop a factual record on whether there have been unjust and unreasonable charges for spot market bilateral sales in the Pacific Northwest from December 25, 2000 through June 20, 2001. In the proceeding, the DWR filed to recover certain refunds from parties, including a Mirant subsidiary, for bilateral sales of electricity to the DWR at the California/Oregon border, claiming that such sales took place in the Pacific Northwest. A FERC ALJ recently concluded a preliminary evidentiary hearing related to possible refunds for power sales in the Pacific Northwest. In a preliminary ruling issued September 24, 2001, the ALJ indicated that she would order no refunds because the complainants had failed to prove any exercise of market power or that any prices were unjust or unreasonable. The FERC may accept or reject this preliminary ruling and the FERC's decision may itself be appealed. Mirant Americas Generation cannot predict the outcome of this proceeding. If the Company were required to refund such amounts, its subsidiaries would be required to refund amounts previously received pursuant to sales made on their behalf. In addition, Mirant Americas Generation's subsidiaries would be owed amounts for purchases made on their behalf from other sellers in the Pacific Northwest.

Environmental Information Requests: Along with several other electric generators which own facilities in New York, in October 1999 Mirant New York received an information request from the state of New York concerning the air quality control implications of various repairs and maintenance activities of Mirant New York at its Lovett facility. Mirant New York responded fully to this request and provided all of the information requested by the state. The state of New York issued notices of violation to some of the utilities being investigated. The state issued a notice of violation to the previous owner of Plant Lovett, Orange and Rockland Utilities, alleging violations associated with the operation of Plant Lovett prior to the acquisition of the plant by Mirant New York. To date, Mirant New York has not received a notice of violation. Mirant New York disagrees with the allegations of violations in the notice of violation issued to the previous owner. The notice of violation does not specify corrective actions which the state of New York may require. Under the sales agreement with Orange and Rockland Utilities for Plant Lovett, Orange and Rockland Utilities is responsible for fines and penalties arising from historical operations, but Mirant New York may be responsible for the cost of purchasing and installing emission control equipment, the cost of which may be material. Mirant New York is engaged in discussions with the state to explore a resolution of this matter.

     In January 2001, the U.S. Environmental Protection Agency (the "EPA"), issued a request to Mirant Mid-Atlantic for information under the Clean Air Act concerning the air permitting implications of past repair and maintenance activities at its Chalk Point, Dickerson and Morgantown plants in Maryland. Mirant Mid-Atlantic has responded fully to this request.

     The Company cannot provide assurance that lawsuits or other administrative actions against its power plants will not be filed or taken in the future. If an action is filed against the Company or its power plants and it is judged to not be in compliance, this could require substantial expenditures to bring the Company's power plants into compliance and have a material adverse effect on its financial condition, cash flows and results of operations.

Asbestos Cases: On December 19, 2000, Mirant, through its subsidiaries and together with lessors in a lease transaction, purchased from PEPCO four electric generation facilities in the Washington D.C. area. As a part of the purchase, and with certain qualifications, Mirant agreed to indemnify PEPCO, for certain liabilities arising in lawsuits filed after December 19, 2000, even if they relate to incidents occurring prior to that date. Since the acquisition, PEPCO has notified Mirant of approximately 30 asbestos cases, distributed among three Maryland jurisdictions (Prince George's County, Baltimore city and Baltimore County), as to which it claims a right of indemnity. In each of these claims, PEPCO's liability is primarily grounded on the theory of premises liability. Each plaintiff seeks a multi-million dollar award. It is expected that additional such lawsuits will be filed in the future, however, the number of such additional lawsuits cannot now be determined. Mirant Americas Generation believes that substantial defenses to liability exist and that, even if found liable, plaintiffs' damages claims are greatly exaggerated. Based on information and relevant circumstances known at this time, Mirant Americas Generation does not believe these suits will have a material adverse effect on its financial position. An unfavorable decision, however, could have a material adverse effect on results of operations in the particular year in which a decision is rendered.

PEPCO Litigation: On October 25, 2001, the Company entered into a settlement with PEPCO which finalized a number of closing adjustments in connection with the asset acquisition completed in December 2000. The settlement included resolution of the civil action filed by PEPCO against Mirant on August 2, 2001 in the U.S. District Court for the District of Columbia. As a result of the settlement the Company made a net cash payment to PEPCO of $26 million.

     In addition to the matters discussed above, Mirant Americas Generation is party to legal proceedings arising in the ordinary course of business. In the opinion of management, the disposition of these matters will not have a material adverse impact on the Company's consolidated results of operations, cash flows or financial position. The Company books estimated losses from contingencies when information available indicates that a loss is probable in accordance with SFAS No. 5, "Accounting for Contingencies."

Maryland Property Tax Proposal

     The Maryland General Assembly is considering legislation proposed by the Governor that could double personal property taxes paid by power plants in the state. Under the proposal, Mirant Mid-Atlantic's personal property tax in Maryland could increase from approximately $30 million to a total of approximately $60 million. The tax increase would be applicable for the fiscal year beginning July 1, 2002. The proposal is currently being discussed and the ultimate outcome is uncertain. The General Assembly is scheduled to approve a budget by April 1, 2002; adjournment is set for April 8, 2002.

Power Marketing and Fuel Supply Agreements

     The Company, through its subsidiaries, is a party to four separate power marketing and fuel purchase arrangements with Mirant Americas Energy Marketing. Mirant Americas Energy Marketing is responsible for marketing and scheduling the majority of the capacity from the Company's Mid-Atlantic, New York, California and New England facilities. Mirant Americas Energy Marketing has no minimum purchase requirements under these agreements. Additionally, the Company has entered into a fuel supply agreement with an independent third party to provide a minimum of 90% of the coal burned at one of the New York facilities through 2007. The Company has entered into a related transportation agreement for that coal through March of 2004. Substantially all of the Company's fuel requirements are fulfilled through these five agreements.

     This supplier and customer concentration could adversely affect the Company's financial position or results of operations should these parties default under the provisions of the agreements.

Construction Related Commitments

     The Company has entered into various turbine and other construction related commitments related to brownfield developments at its various generation facility sites. At December 31, 2001, these construction related commitments totaled approximately $395 million.

Long-Term Service Agreements

     The Company has entered into long-term service agreements for the maintenance and repair of certain of its combustion-turbines for combine-cycle generating plants which are in effect through 2012. As of December 31, 2001, the total estimated commitment under all these agreements was approximately $62 million.

Fuel Commitments

     Mirant Americas Generation has commitments under fuel purchase and transportation agreements totaling $121 million at December 31, 2001. These agreements will continue to be in effect through 2007.

Operating Leases

     The Company has commitments under operating leases with various terms and expiration dates. Expenses associated with these commitments totaled approximately $100 million, and $4 million during the years ended December 31, 2001 and 2000 and were insignificant during the year ended December 31, 1999.

     On December 19, 2000, in conjunction with the purchase of the PEPCO assets, Mirant Americas Generation through Mirant Mid-Atlantic entered into a lease transaction for $1.5 billion relating to the Dickerson and the Morgantown baseload units and associated property. The term of each operating lease varies between 28.5 and 33.75 years. The total minimum lease payments for the remaining life of the leases as of December 31, 2001 are approximately $2.9 billion.

     The lease agreements contain some restrictive covenants that restrict Mirant Mid-Atlantic's ability to, among other things, make dividend distributions, incur more than $100 million indebtedness or sublease the facilities unless the Company satisfies various conditions. Mirant Mid-Atlantic does have an option to renew the lease for a period that would cover up to 75% of the economic useful life of the facility, as measured near the end of the lease term. However, the extended term of the lease will always be less than 75% of the revised economic useful life of the facility. Mirant Mid-Atlantic has the right to request the lessor to refinance the lease debt. The refinancing request is subject to meeting numerous conditions, including among other requirements that the refinancing not have a material adverse effect on the lessor. If the refinancing is consummated, the lessor will bear the cost of the refinancing. Upon the event of default by Mirant Mid-Atlantic, the lessors may require a termination value payment as defined in the agreements.

     Mirant Americas Generation has the following annual amounts committed for long-term service agreements, fuel and transportation commitments and operating leases (in millions):


                                Long-Term       Fuel and
      Fiscal Year Ended:         Service      Transportation  Operating
                                Agreements     Commitments      Leases
                               ------------  ---------------  ----------
      2002....................    $ 10            $  19        $   173
      2003....................      10               19            154
      2004....................      10               20            124
      2005....................       8               20            119
      2006....................       3               20            108
      Thereafter..............      21               23          2,268
                               -------------  ------------    -----------
        Total minimum payments    $ 62            $ 121        $ 2,946
                               ============   ============    ===========

Labor Subject to Collective Bargaining Agreements

     At its Midwest business unit, Mirant Americas Generation has a labor contract with the United Steel Workers that extends to January 1, 2004 and involves 91 employees at the State Line facility in Indiana. These union employees represent approximately 75% of the facilities' total personnel.

     At its Mid-Atlantic facilities located in Washington D.C., Maryland and Virginia, Mirant Americas Generation has a labor contract with the International Brotherhood of Electrical Workers that covers approximately 680 employees, or 70% of Mirant's Mid-Atlantic facilities total personnel. The term of the Agreement extends to May 31, 2003 and continues for succeeding periods of 12 calendar months each, unless either party, prior to April 1, 2003, or April 1 of any year thereafter, serves written notice of its desire to amend and/or terminate the Agreement as of the following June 1.

     Mirant California has a labor contract with the International Brotherhood of Electrical Workers that extends to October 2004. This contract covers approximately 157 employees, or 75% of Mirant's California total personnel.

     Mirant New York has a labor contract with the International Brotherhood of Electrical Workers that extends to June 2003 and involves approximately 165 employees, or 70% of Mirant's New York total personnel.

     Mirant Kendall, located in Cambridge, MA, has extended its contract with the Utilities Workers' Union of America to March 2003. Mirant Canal, located in Sandwich, MA has a labor contract with the Utilities Workers' Union of America that expires on May 31, 2006. These contracts involve approximately 77% and 61% of each facility's employees, respectively.

Uncertainties Related to Contract Sales

     Certain of the Company's significant power generation facilities are engaged in either Power Purchase Agreements or energy conversion agreements with one or a limited number of entities for a portion of, and in one instance, all of the relevant facility's output over the life of the Power Contract. If the Power Contracts were modified or terminated, the Company may be adversely affected.

9.    Business Developments

Commercial Insurance: The worldwide commercial insurance industry has steadily contracted since mid-year 2000 making property and business interruption insurance coverage less available and more expensive. The September 11, 2001 attacks on the World Trade Center and Pentagon have further weakened the markets' condition. Mirant Americas Generation's deductibles for property insurance have increased from an average of $750,000 per occurrence to $5 million per occurrence, and business interruption deductibles will increase from an average of 45 days per occurrence to 60 days per occurrence. Mirant Americas Generation's maximum exposure for catastrophic events has increased from $10 million to as high as $35 million depending on the values at the site affected. The limits available for such insurance, excluding terrorism and sabotage, have also been reduced but still exceed several hundred million dollars per occurrence. This change in Mirant Americas Generation's insurance took effect on the November 1, 2001 renewal date.

    The availability of terrorism and sabotage insurance is also significantly reduced due to the September 11, 2001 attacks. In response, Mirant Americas Generation has a new program for physical damage and business interruption arising from terrorism or sabotage events. The program provides for worldwide coverage limited to $100 million with deductibles of $5 million for physical damage and 60 days for business interruption.

Acquisition of Generating Business of PEPCO: In December 2000, Mirant, through its subsidiaries and together with lessors in a lease transaction, closed the asset purchase of PEPCO's generation assets in Maryland and Virginia. The net purchase price paid for these acquisitions was approximately $2.74 billion, which includes working capital and capital expenditures of approximately $100 million and approximately $1,500 million provided by a leveraged lease transaction. As part of the acquisition, Mirant assumed net liabilities, primarily transition power agreements and obligations under power purchase agreements. The acquisition was accounted for as a purchase business combination in accordance with APB Opinion No. 16. The final purchase price allocation with respect to Mirant Americas Generation is as follows (in millions):

  Current assets.................................            $     43
  Property, plant and equipment..................               1,014
  Goodwill and other intangibles.................               1,487
  Deferred tax liability resulting from acquisition              (164)
  Liabilities assumed............................                 (14)
                                                             ---------
      Total purchase price.......................            $  2,366
                                                             =========

    The acquired assets consist primarily of four generating stations, Morgantown, Chalk Point, Dickerson and Potomac River, which provide approximately 5,256 MW of capacity, of which approximately $383 million of the tangible assets related to the Mirant Peaker and Mirant Potomac River assets are owned directly by Mirant. Immediately upon completion of the purchase, Mirant Mid-Atlantic entered into a $1.5 billion long-term leveraged lease transaction with respect to two of the purchased generating facilities. In addition to the electric generating stations, Mirant Americas Generation, through its subsidiaries, acquired three separate coal ash storage facilities, a 51.5-mile oil pipeline and an engineering and maintenance service facility and related assets.

Mirant New York: On June 30, 1999, the Company, through certain of its wholly owned subsidiaries (collectively referred to as Mirant New York), acquired the generating asset business in the state of New York with a total capacity of 1,659 MW, from Orange & Rockland Utilities, Inc. and Consolidated Edison Company of New York for a net purchase price of approximately $476 million, plus an additional $17 million to cover the market value of existing inventories.

Mirant California: On April 16, 1999, the Company, through Mirant California, acquired various generating assets in California with a total capacity of 2,942 MW from Pacific Gas and Electric Company for $801 million plus $39 million for fuel inventory, capital expenditures and property taxes.

Mirant Texas: Units 1 and 2 of the Company's 308 MW gas-fired peaking-load power plant located in Texas became operational in June 2000. Unit 3, representing an additional 237 MW of gas-fired baseload capacity became operational in June 2001.

Mirant Wisconsin: The Company's 309 MW natural gas or fuel oil-fired peaking-load power plant located in Wisconsin became operational in May 2000.

10.    Subsequent Events

Adoption of New Accounting Standards

     Mirant Americas Generation adoption of SFAS No. 144 effective January 1, 2002 did not have a material impact on its consolidated financial statements.

Contribution of Mirant New England, LLC to Mirant Americas Generation

     Effective, January 1, 2002, Mirant Americas transferred its ownership interest in Mirant New England, LLC (a wholly owned subsidiary of Mirant Americas) to Mirant Americas Generation. The transfer was accounted for as a noncash capital contribution of approximately $276 million to Mirant Americas Generation in 2002.

Western Power Markets

Western Power Market Investigations: In January 2002, the California Attorney General's office reportedly stated that it found no evidence of criminal wrongdoing in connection with its Western Power Markets Investigation (Note 8), but that it was planning to file civil suits against the energy generators for unfair trade practices.

California Price Mitigation and Refund Proceeding: On February 13, 2002, the FERC directed its staff to undertake a fact-finding investigation into whether any entity manipulated short-term prices in electric energy or natural gas markets in the Western power market or otherwise exercised undue influence over wholesale prices in the West, for the period January 1, 2000, forward. Mirant cannot predict the outcome of this proceeding. Information from this investigation could be used in any existing or future complaints before the FERC involving long-term power sales contracts relevant to the matters being investigated.

New York Property Tax

     On January 29, 2002, Mirant New York won a favorable judgement against the Town of Haverstraw, New York and the Haverstraw Stoney Point School District with regards to the Town's and School District's failure to perform under a previously agreed to property tax agreement. Under the terms of the judgement, Mirant New York is entitled to receive approximately $32 million from the Town and the School District related to over assessed property taxes. The judgement has been appealed by both the Town and the School District. The Company believes it will ultimately prevail in this matter, however, due to the uncertainty related to the ultimate outcome of this matter, the Company has not reflected the potential gain in the accompanying consolidated financial statements.

Capital Contribution of Notes Payable to Affiliate

     In February 2002, Mirant Americas made capital contributions of notes payable by certain operating subsidiaries of the Company in the aggregate amount of $213 million (the balance was $187 million at December 31, 2001) to the Company and in turn, made subsequent capital contributions to the borrowing operating subsidiaries of respective notes payable by such operating subsidiaries. These capital contributions will be reflected in the 2002 consolidated financial statements and will increase the Company's equity.

Sale of State Line (Unaudited)

     In February 2002, the Company announced it had entered into an agreement to sell its State Line generating facility to Dominion Resources for approximately $182 million. The sale is expected to close in the second quarter of 2002 and is not expected to have a material effect on the Company's results of operations.

Western Power Markets (Unaudited)

     On February 25, 2002, the CPUC and the California Electricity Oversight Board ("EOB") filed separate complaints at FERC against certain sellers of energy under long-term agreements with the California DWR, including Mirant Americas Generation, alleging that the terms of these contracts are unjust and unreasonable and that the contracts should be abrogated or the prices under the contracts should be reduced. In particular, the EOB claims that the contracts should be voidable at the option of the State of California. The complaints allege that the DWR was basically forced to enter into these long-term contracts due to dysfunctions in the California market and the alleged market power of the sellers. The outcome of this proceeding cannot now be determined and any potential losses cannot now be determined. The Company has contracts with the DWR through December 2002.

     On March 1, 2002, SCE paid approximately $870 million to the California PX in satisfaction of all claims of or through the California PX and the CAISO through approximately January 18, 2001. No payment is expected to be made to creditors of the California PX or CAISO until the bankruptcy judge orders such payment. Mirant Americas Generation cannot now determine the timing of such payment or the extent to which such payment would satisfy its claims.

     On March 11, 2002, the California Attorney General filed a civil suit against Mirant and several of its wholly owned subsidiaries (including Mirant Americas Generation and several of its wholly owned California generating subsidiaries) in San Francisco Superior Court. The lawsuit alleges that between 1998 and 2001 the companies effectively double-sold their capacity by selling both ancillary services and energy from the same generating units, such that if called upon, the companies would have been unable to perform its contingent obligations under the ancillary services contracts. The California Attorney general claims that this alleged behavior violated both the tariff of the California Independent System Operator and, more importantly, California's unfair trade practices statutes. The suit seeks both restitution and penalties in unspecified amounts.

     On March 19, 2002, the California Attorney General filed a complaint with the FERC against certain California generators, including Mirant and several of its wholly owned subsidiaries (including Mirant Americas Generation and several of its wholly owned California generating subsidiaries), alleging that market-based sales of energy made by such generators were in violation of the Federal Power Act because such transactions were not appropriately filed with the FERC. The complaint requests, among other things, refunds for any prior short-term sales of energy that are found to not be just and reasonable, along with interest of any such refunded amounts.

Restructuring Charge (Unaudited)

     In January 2002, Mirant announced a strategic business plan change designed to reduce capital spending and operating expenses. The plan outline includes the cancellation of turbine purchases orders, reduced capital spending, severing employees and the potential sale of generation facilities. At this time, the Company cannot assess what impact Mirant's plan will have on the Company's financial statements.

                       GLOSSARY OF ELECTRIC INDUSTRY TERMS



Access (see Nondiscriminatory Basis)--the ability to use transmission facilities that are owned or controlled by a third party.

Ancillary Services--services provided by a utility and other suppliers to a wholesale energy supplier to support the transmission of electrical energy, including quality, safety loading, accounting and planning necessary to move electricity from one point to another.

Base Load Unit--a generating unit which is normally operated to take all or part of the minimum load of a system and which, consequently, operates at substantially all times.

Bid-Based Market--electric service prices are determined in an open market of supply and demand under which the price is set solely by agreement as to what a buyer will pay and a seller will accept.

Bilateral Contract--an agreement between a buyer and a seller to purchase and sell capacity and/or ancillary services of a given type, duration, timing and reliability over a contractual term.

Capability--the maximum load which a generator or system can supply under specified conditions for a given time interval, without exceeding approved limits of temperature and stress.

Capacity--the load for which a generating facility or other electrical apparatus is capable of producing. The real power output rating of a generating facility or other electrical apparatus measured on an instantaneous basis.

Centrally Dispatched--the monitoring and regulation of electricity provided by a central operator, such as an independent system operator.

Combustion Turbines--a fuel-fired turbine engine used to drive an electric generator. Because of their generally rapid firing time, combustion turbines are used to meet short-term peak demand placed on power systems.

Dispatch--the monitoring and regulation of an electrical system to provide coordinated operation; the sequence in which generating resources are called upon to generate power to serve fluctuating loads.

Distribution--the system of lines, transformers and switches that connect between the transmission network and customer load. The portion of an electric system that is dedicated to delivering electric energy to an end user.

Distribution Facilities--equipment used to deliver electric power from the transmission system to the final user.

Distribution System--the portion of an electric system that is dedicated to delivering electric energy to an end user.

Electric Load Pocket--the demand or use of electricity in a specific area.

Electric Utilities--regulated enterprises engaged in the distribution of electricity to the public.

Energy--that which does or is capable of doing work; electric energy is usually measured in kilowatt/hours.

Energy Marketer--any firm that buys and resells energy but does not own transmission facilities.

Equivalent Availability Factor--the percentage of total time in a specified period that a unit was available to operate (at any load), limited only by outages, overhauls and deratings.

Forward--a non-regulated commodity bought and sold for delivery at some specific time in the future.

Gas Assets--those assets which take natural gas from the ground and aid in delivering gas to the ultimate customer, including gas supply agreements.

Generating Assets--the sum of the generating units owned by an energy supplier.

Generating Facility--also known as a power plant or generating station, the plant at which fuel is converted into electrical energy.

Generating Unit--any combination of physically connected generator(s), reactor(s), boiler(s), combustion turbine(s), or other prime mover(s) operated together to produce electric power.

Generation--the process of producing electric energy by transforming other forms of energy; also, the amount of energy produced.

Gigawatt (GW)--1,000,000 kilowatts.

Gigawatt-hour (GWh)--unit of electrical energy which is equivalent to one gigawatt of power used for one hour.

Heat Rate--the measurement of a generating facility's thermal efficiency in converting input fuel into electricity, generally measured in terms of Btu per net kilowatt-hour. It is computed by dividing the total number of Btu content of the fuel burned by the resulting net kilowatt-hours generated.

Independent System Operator (ISO)--a neutral operator responsible for maintaining an instantaneous balance of the electric system. The ISO performs its function by controlling the dispatch of flexible plants to ensure that loads match resources available to the system.

Interconnection--a tie permitting a flow of energy between generating facilities of two electric systems.

Intermediate Unit--a generating unit used when electricity demand exceeds base load capacity but before electricity demand reaches peak capacity.

Kilowatt (kW)--the power required to do work at the rate of 1000 joules per second.

Load--the amount of electricity required or delivered at any specific point or points by devices connected to the electrical generating system.

Load Center--a point where the load of a given area is assumed to be concentrated.

Local Area Support Agreement--an agreement under which a generator agrees to provide electricity when required to maintain the reliability of the electric system.

Megawatt (MW)--1,000 kilowatts.

Megawatt-hour (MWh)--unit of electrical energy which is equivalent to one megawatt of power used for one hour.

Net Capacity Factor--the ratio, expressed as a percentage, of the actual net generation of a generating unit over a period of time to the maximum potential generation of the generating unit over that period based on its capacity.

Megawatt-month (MW-month)--the amount of electrical energy used in one month as measured in Megawatts.

Nondiscriminatory Basis--to allow all energy suppliers other than the owners of the transmission system to have equal access to such system.

Non-Spinning Market--a market for the portion of off-line generating capacity that is capable of being loaded in ten minutes and capable of running for at least two hours.

Output--the net electricity supplied by a generating facility.

Peaking Units--a plant usually housing low-efficiency, quick response steam units, gas turbines or pumped-storage hydroelectric equipment normally used during the maximum load periods.

Power Pool--an association of two or more interconnected electric systems having an agreement to coordinate operations and planning for improved reliability and efficiencies.

Power Purchase Agreement--an agreement to purchase electricity at a specified price for a specified period of time.

Reliability Council--a regional industry association created to enhance the availability of electricity in a sufficient quantity and quality to those who need it in a dependable and safe manner.

Spinning Market--a market for reserve generating capacity running at a zero load and interconnected to the electric system and capable of serving additional demand immediately.

Spot Purchase--the purchase of capacity and related products on the open market for immediate delivery.

Tolling Agreement--an agreement under which a generator sells all of its capacity and electric power output from a generating facility to another entity, such as an electric utility or energy marketer, in exchange for a monthly capacity charge.

Transition Power Agreement--an agreement to supply or make available electricity at a specified price for a specified period of time.

Transmission Assets--equipment used to deliver electric power in bulk quantity, from generating facilities to other parts of the electric system for ultimate retail use.

Transmission Network--an interconnected group of electric transmission lines and associated equipment for the transfer of electricity in bulk between points of supply and points at which the electricity is delivered to the ultimate customers.

Transmission Service--the movement or transfer of electric energy in bulk.

Wholesale Customers--purchasers of electricity who then resell the electricity to end users.

Wholesale Electricity--the power produced by the aggregate of the electric generating facilities, transmission lines and related equipment.

Wholesale Electricity Market--selling and buying of bulk power from a generator across a transmission system to electric utilities, cooperatives, municipalities and federal and state electric agencies for resale to ultimate customers.

                         Mirant Americas Generation, LLC

         Until __________, 2002, all dealers that effect transactions in these securities , whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus where acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     Part II

                   Information Not Required in the Prospectus

Item 20.  Indemnification of Directors and Officers

     Mirant Americas Generation's Limited Liability Company Agreement provides that the Company will indemnify its members, managers or officers to the full extent permitted by the laws of the State of Delaware and may indemnify certain other persons as authorized by the Delaware Company Limited Liability Act.

     Section 18-108 of the Delaware Company Limited Liability Act provides as follows:

          "Subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever."

     Mirant Americas Generation's Limited Liability Company Agreement limits the personal liability of its members, managers or officers for monetary damages arising out of any claims against them unless the party is guilty of intentional misconduct, any knowing violation of the law or any transaction in which such member, manager or officer receives a personal benefit in violation or breach of the Delaware Company Limited Liability Act or the Mirant Americas Generation Limited Liability Company Agreement. Section 20(k) of the Limited Liability Company Agreement provides as follows:

          "20(k) Indemnification. The Company shall indemnify to the full extent permitted by the Limited Liability Company Act of the State of Delaware or any other applicable laws as now or hereinafter in effect any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a Manager or an Officer of the Company or serves or served at the request of the Company or any other enterprise as a Manager or an Officer. Expenses, including attorneys' fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by the Company promptly upon receipt by it of an undertaking of or on behalf of such person to repay such amounts if it shall ultimately be determined that such person is not entitled to be indemnified by the Company. The rights provided to any person by this Section shall be enforceable against the Company by such person who shall be presumed to have relied upon it in serving or continuing to serve as a Manager or an Officer as provided above. No amendment of this Section shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment. For purposes of this Section, the term "Company" shall include any predecessor of the Company and any constituent company (including any constituent of a constituent) absorbed by the Company in a consolidation or merger; the term "other enterprise," shall include any corporation, limited liability company, partnership, joint venture, trust or employee benefit plan; service "at the request of the Company" shall include service as a Manager or an Officer of the Company which imposes duties on, or involves services by, such Manager or Officer with respect to an employee benefit plan, its participants or beneficiaries; any excise taxes assessed on a person with respect to an employee benefit plan shall be deemed to be indemnifiable expenses; and action by a person with respect to an employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Company. Notwithstanding the foregoing, no Manager or Officer shall be indemnified against liability for any intentional misconduct, any knowing violation of the law or any transaction in which such Manager or Officer receives a personal benefit in violation or breach of the Act or this Agreement."

     The officers and directors of Mirant Americas Generation, LLC, Mirant Americas, Inc. (the managing member Mirant Americas Generation, LLC) and Mirant Corporation are covered by insurance policies maintained by Mirant Corporation against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933, as amended.

Item 21.  Exhibits and Financial Statement Schedules


 Exhibit
 Number        Description
 -------       -----------
1.1+               Purchase  Agreement,  dated as of October 3, 2001,  among Mirant Americas  Generation Inc.
                   (the  "Company")  and Salomon Smith Barney Inc., Banc of America Securities LLC,
                   Blaylock & Partners, L.P., Scotia Capital (USA) Inc., TD Securities (USA) Inc. and
                   Tokyo-Mitsubishi International plc as "Initial  Purchasers"
3.1*               Certificate of Formation for Mirant Americas Generation, LLC, filed with the Delaware Secretary of State on November 1, 2001(designated in Mirant Americas Generation, LLC Form 10-Q for the Quarter Ended September 30, 2001 as Exhibit 3.1)
3.2*               Limited Liability Company Agreement for Mirant Americas Generation, LLC dated October
                   31, 2001 (designated in Mirant Americas Generation, LLC Form 10-Q for the Quarter Ended
                   September 30, 2001 as Exhibit 3.2)
4.1*               Indenture between the Company and Bankers Trust Company, as Trustee, relating to the
                   Notes (designated in Mirant Americas Generation, Inc. Registration Statement on Form
                   S-4, Registration No. 333-63240 as Exhibit 4.1)
4.2*               First Supplemental Indenture (designated in Mirant Americas Generation, Inc.
                   Registration Statement on Form S-4, Registration No. 333-63240 as Exhibit 4.2)
4.3*               Second Supplemental Indenture (designated in Mirant Americas Generation, Inc.
                   Registration Statement on Form S-4, Registration No. 333-63240 as Exhibit 4.3)
4.4*               Third Supplemental Indenture (designated in Mirant Americas Generation, Inc.
                   Registration Statement on Form S-4, Registration No. 333-63240 as Exhibit 4.4)
4.5+               Fourth Supplemental Indenture
4.6+               Fifth Supplemental Indenture
4.7+               Form of Notes (included in Exhibits 4.2, 4.3, 4.4, 4.5 and 4.6)
4.8+               Registration Rights Agreement, dated as of October 9, 2001, among the Company and the
                   Initial Purchasers
5.1+               Opinion of Troutman Sanders LLP
10.1*              Form of Administrative Services Agreement (designated in Mirant Americas Generation,
                   Inc. Registration Statement on Form S-4, Registration No. 333-63240 as Exhibit 10.1)
10.2*              Amended and Restated Services and Risk Management Agreement between Mirant Americas
                   Energy Marketing, LP and Mirant Chalk Point, LLC (designated in Mirant Americas
                   Generation, Inc. Registration Statement on Form S-4, Registration No. 333-63240 as
                   Exhibit 10.2)
10.3*              Amended and Restated Services and Risk Management Agreement between Mirant Americas
                   Energy Marketing, LP and Mirant Peaker, LLC (designated in Mirant Americas Generation,
                   Inc. Registration Statement on Form S-4, Registration No. 333-63240 as Exhibit 10.3)
10.4*              Amended and Restated Services and Risk Management Agreement between Mirant Americas
                   Energy Marketing, LP and Mirant Potomac River, LLC (designated in Mirant Americas
                   Generation, Inc. Registration Statement on Form S-4, Registration No. 333-63240 as
                   Exhibit 10.4)
10.5*              Amended and Restated Services and Risk Management Agreement between Mirant Americas
                   Energy Marketing, LP and Mirant Mid-Atlantic, LLC (designated in Mirant Americas
                   Generation, Inc. Registration Statement on Form S-4, Registration No. 333-63240 as
                   Exhibit 10.5)
                                      II-2

10.6*              Services and Risk Management Agreement among Mirant Americas Energy Marketing, LP,
                   Mirant Canal, LLC and Mirant Kendall LLC (designated in Mirant Americas Generation, Inc.
                   Registration Statement on Form S-4, Registration No. 333-63240 as Exhibit 10.6)
10.7*              Services and Risk Management Agreement among Mirant Americas Energy Marketing, LP,
                   Mirant Bowline, LLC, Mirant Lovett LLC and Mirant Ny-Gen, LLC (designated in Mirant
                   Americas Generation, Inc. Registration Statement on Form S-4, Registration No. 333-63240
                   as Exhibit 10.7)
10.8*              Services and Risk Management Agreement among Mirant Americas Energy Marketing, LP,
                   Mirant Delta, LLC and Mirant Potrero, LLC (designated in Mirant Americas Generation,
                   Inc. Registration Statement on Form S-4, Registration No. 333-63240 as Exhibit 10.8)
10.9*              First Amendment to Service and Risk Management Agreement among Mirant Americas Energy
                   Marketing, LP, Mirant Delta, LLC and Mirant Potrero, LLC (designated in Mirant Americas
                   Generation, Inc. Registration Statement on Form S-4, Registration No. 333-63240 as
                   Exhibit 10.9)
10.10*             Form of Southern Energy Employee Stock Purchase Plan  (designated in Mirant
                   Corporation's Registration Statement on Form S-1, Registration No. 333-35390 as Exhibit
                   10.9)
10.11*             Form of Southern Energy Omnibus Incentive Compensation Plan (designated in Mirant
                   Corporation's Registration Statement on Form S-1, Registration No. 333-35390 as Exhibit
                   10.11)
10.12*             Energy and Capacity Sales Agreement between Mirant Mid-Atlantic, LLC and Mirant Americas Energy
                   Marketing, LP (designated in Mirant Americas Generation, LLC Registration Statement on Form S-4,
                   Registration No. 333-63240 as Exhibit 10.12)
10.13*             Energy and Capacity Sales Agreement between Mirant Chalk Point, LLC and Mirant Americas Energy
                   Marketing, LP (designated in Mirant Americas Generation, LLC Registration Statement on Form S-4,
                   Registration No. 333-63240 as Exhibit 10.13)
10.14*             Energy and Capacity Sales Agreement between Mirant Peaker, LLC and Mirant Americas Energy Marketing,
                   LP (designated in Mirant Americas Generation, LLC Registration Statement on Form S-4,
                   Registration No. 333-63240 as Exhibit 10.14)
10.15*             Energy and Capacity Sales Agreement between Mirant Potomac River, LLC and Mirant Americas Energy Marketing,
                   LP (designated in Mirant Americas Generation, LLC Registration Statement on Form S-4,
                   Registration No. 333-63240 as Exhibit 10.15)
12.1+              Statement regarding ratio of earnings to fixed charges
21.1+              Schedule of Subsidiaries
23.1+              Consent of Troutman Sanders LLP (included in Exhibit 5.1)
23.2               Consent of Arthur Andersen LLP
24.1               Power of Attorney (contained in the signature page to this Registration Statement)
25.1+              Statement of Eligibility of Bankers Trust Company for the New Notes
99.1+              Form of Letter of Transmittal
99.2+              Form of Notice of Guaranteed Delivery
99.3+              Form of Letters to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
99.4+              Form of Letter to Clients

                                   -----------

*    Previously filed
+    To be filed by amendment

Item 22.  Undertakings

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registrant:

                         (i) To include  any  prospectus  required by Section 10
                    (a) (3) of the Securities Act of 1933;

                         (ii) To reflect in the  prospectus  any facts or events
                    arising after the effective date of the registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                         (iii)To include any material  information  with respect
                    to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (d) The undersigned registrant hereby undertakes to supply by means of a post effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 28th day of March, 2002.

                          MIRANT AMERICAS GENERATION, LLC

                          By  /s/  J. William Holden III
                          ----------------------------------------------------
                              Sr. Vice President, Finance and Accounting
                              (Principal Financial Officer)

                          By  /s/   Stephen G. Gillis
                              -----------------------------------------------
                              Vice President and Controller
                              (Principal Accounting Officer)

                                POWER OF ATTORNEY

     We, the undersigned officers and directors of Mirant Americas Generation, LLC, hereby severally constitute and appoint Michelle H. Ancosky, Secretary, J. William Holden III, Sr. Vice President, Finance and Accounting and Stephen G. Gillis, Vice President and Controller, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our name in the capacities indicated below, the registration statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Mirant Americas Generation, LLC to comply with the provisions of the Securities Act, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys or any of them, to said registration statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

       Signatures                            Title                                                        Date
       ----------                            -----                                                        ----
       /s/ Richard J. Pershing               President, Chief Executive Officer and Manager of            March 28, 2002
       -----------------------               Mirant Americas Generation, LLC
        Richard J. Pershing                  (Principal Executive Officer)

       /s/ Stephen G. Gillis                 Vice President and Controller of                             March 28, 2002
       ---------------------                 Mirant Americas Generation, LLC
        Stephen G. Gillis                    (Principal Accounting Officer)

       /s/ J. William Holden III             Sr. Vice President, Finance                                  March 28, 2002
       -------------------------             and Accounting and Manager of
        J. William Holden III                Mirant Americas Generation, LLC
                                             (Principal Financial Officer)

       /s/ Edwin H. Adams                    Sr. Vice President, Corporate Development                    March 28, 2002
       ------------------                    and Technology and Manager of
        Edwin H. Adams                       Mirant Americas Generation, LLC


       /s/ Randall E. Harrison               Sr. Vice President, East Region and Manager of Mirant        March 28, 2002
       -----------------------               Americas Generation, LLC
        Randall E. Harrison

        /s/ Gary J. Morsches                 Sr. Vice President, West Region and Manager of Mirant        March 28, 2002
       ---------------------                 Americas Generation, LLC
       Gary J. Morsches


                                  Exhibit Index

Exhibit No.        Exhibit Name                                                                                        Page
----------         --------------                                                                                      ----
1.1+               Purchase  Agreement,  dated as of October 3, 2001,  among Mirant Americas  Generation Inc.           N/A
                   (the  "Company")  and Salomon Smith Barney Inc., Banc of America Securities LLC,
                   Blaylock & Partners, L.P., Scotia Capital (USA) Inc., TD Securities (USA) Inc. and
                   Tokyo-Mitsubishi International plc as "Initial  Purchasers"
3.1*               Certificate of Formation for Mirant Americas Generation, LLC, filed with the Delaware Secretary      N/A
                   of State on November 1, 2001(designated in Mirant Americas Generation, LLC Form 10-Q for the Quarter Ended September 30, 2001 as Exhibit 3.1)
3.2*               Limited Liability Company Agreement for Mirant Americas Generation, LLC dated October                N/A
                   31, 2001 (designated in Mirant Americas Generation, LLC Form 10-Q for the Quarter Ended
                   September 30, 2001 as Exhibit 3.2)
4.1*               Indenture between the Company and Bankers Trust Company, as Trustee, relating to the                 N/A
                   Notes (designated in Mirant Americas Generation, Inc. Registration Statement on Form
                   S-4, Registration No. 333-63240 as Exhibit 4.1)
4.2*               First Supplemental Indenture (designated in Mirant Americas Generation, Inc.                         N/A
                   Registration Statement on Form S-4, Registration No. 333-63240 as Exhibit 4.2)
4.3*               Second Supplemental Indenture (designated in Mirant Americas Generation, Inc.                        N/A
                   Registration Statement on Form S-4, Registration No. 333-63240 as Exhibit 4.3)
4.4*               Third Supplemental Indenture (designated in Mirant Americas Generation, Inc.                         N/A
                   Registration Statement on Form S-4, Registration No. 333-63240 as Exhibit 4.4)
4.5+               Fourth Supplemental Indenture                                                                        N/A
4.6+               Fifth Supplemental Indenture                                                                         N/A
4.7+               Form of Notes (included in Exhibits 4.2, 4.3, 4.4, 4.5 and 4.6)                                      N/A
4.8+               Registration Rights Agreement, dated as of October 9, 2001, among the Company and the                N/A
                   Initial Purchasers
5.1+               Opinion of Troutman Sanders LLP                                                                      N/A
10.1*              Form of Administrative Services Agreement (designated in Mirant Americas Generation,                 N/A
                   Inc. Registration Statement on Form S-4, Registration No. 333-63240 as Exhibit 10.1)
10.2*              Amended and Restated Services and Risk Management Agreement between Mirant Americas                  N/A
                   Energy Marketing, LP and Mirant Chalk Point, LLC (designated in Mirant Americas
                   Generation, Inc. Registration Statement on Form S-4, Registration No. 333-63240 as
                   Exhibit 10.2)
10.3*              Amended and Restated Services and Risk Management Agreement between Mirant Americas                  N/A
                   Energy Marketing, LP and Mirant Peaker, LLC (designated in Mirant Americas Generation,
                   Inc. Registration Statement on Form S-4, Registration No. 333-63240 as Exhibit 10.3)
10.4*              Amended and Restated Services and Risk Management Agreement between Mirant Americas                  N/A
                   Energy Marketing, LP and Mirant Potomac River, LLC (designated in Mirant Americas
                   Generation, Inc. Registration Statement on Form S-4, Registration No. 333-63240 as
                   Exhibit 10.4)
10.5*              Amended and Restated Services and Risk Management Agreement between Mirant Americas                  N/A
                   Energy Marketing, LP and Mirant Mid-Atlantic, LLC (designated in Mirant Americas
                   Generation, Inc. Registration Statement on Form S-4, Registration No. 333-63240 as
                   Exhibit 10.5)
                                      II-6

10.6*              Services and Risk Management Agreement among Mirant Americas Energy Marketing, LP,                   N/A
                   Mirant Canal, LLC and Mirant Kendall LLC (designated in Mirant Americas Generation, Inc.
                   Registration Statement on Form S-4, Registration No. 333-63240 as Exhibit 10.6)
10.7*              Services and Risk Management Agreement among Mirant Americas Energy Marketing, LP,                   N/A
                   Mirant Bowline, LLC, Mirant Lovett LLC and Mirant Ny-Gen, LLC (designated in Mirant
                   Americas Generation, Inc. Registration Statement on Form S-4, Registration No. 333-63240
                   as Exhibit 10.7)
10.8*              Services and Risk Management Agreement among Mirant Americas Energy Marketing, LP,                   N/A
                   Mirant Delta, LLC and Mirant Potrero, LLC (designated in Mirant Americas Generation,
                   Inc. Registration Statement on Form S-4, Registration No. 333-63240 as Exhibit 10.8)
10.9*              First Amendment to Service and Risk Management Agreement among Mirant Americas Energy                N/A
                   Marketing, LP, Mirant Delta, LLC and Mirant Potrero, LLC (designated in Mirant Americas
                   Generation, Inc. Registration Statement on Form S-4, Registration No. 333-63240 as
                   Exhibit 10.9)
10.10*             Form of Southern Energy Employee Stock Purchase Plan  (designated in Mirant                          N/A
                   Corporation's Registration Statement on Form S-1, Registration No. 333-35390 as Exhibit 10.9)
10.11*             Form of Southern Energy Omnibus Incentive Compensation Plan (designated in Mirant                    N/A
                   Corporation's Registration Statement on Form S-1, Registration No. 333-35390 as Exhibit 10.11)
10.12*             Energy and Capacity Sales Agreement between Mirant Mid-Atlantic, LLC and Mirant Americas Energy      N/A
                   Marketing, LP (designated in Mirant Americas Generation, LLC Registration Statement on Form S-4,
                   Registration No. 333-63240 as Exhibit 10.12)
10.13*             Energy and Capacity Sales Agreement between Mirant Chalk Point, LLC and Mirant Americas Energy       N/A
                   Marketing, LP (designated in Mirant Americas Generation, LLC Registration Statement on Form S-4,
                   Registration No. 333-63240 as Exhibit 10.13)
10.14*             Energy and Capacity Sales Agreement between Mirant Peaker, LLC and Mirant Americas Energy Marketing, N/A
                   LP (designated in Mirant Americas Generation, LLC Registration Statement on Form S-4,
                   Registration No. 333-63240 as Exhibit 10.14)
10.15*             Energy and Capacity Sales Agreement between Mirant Potomac River, LLC and Mirant Americas            N/A
                   Energy Marketing, LP (designated in Mirant Americas Generation, LLC Registration Statement
                   on Form S-4, registration No. 333-63240 as Exhibit 10.15)
12.1+              Statement regarding ratio of earnings to fixed charges                                               N/A
21.1+              Schedule of Subsidiaries                                                                             N/A
23.1+              Consent of Troutman Sanders LLP (included in Exhibit 5.1)                                            N/A
23.2               Consent of Arthur Andersen LLP                                                                       N/A
24.1               Power of Attorney (contained in the signature page to this Registration Statement)                  II-2
25.1+              Statement of Eligibility of Bankers Trust Company for the New Notes                                  N/A
99.1+              Form of Letter of Transmittal                                                                        N/A
99.2+              Form of Notice of Guaranteed Delivery                                                                N/A
99.3+              Form of Letters to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees            N/A
99.4+              Form of Letter to Clients                                                                            N/A

                                   -----------

*    Previously filed
+    To be filed by amendment

              REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE


To Mirant Americas Generation LLC:

     We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Mirant Americas Generation LLC and have issued our report thereon dated February 22, 2002. Our audits were made for the purpose of forming an opinion on those statements taken as a whole. The schedule listed in the accompanying index is the responsibility of the Company's management, is presented for purposes of complying with the Securities and Exchange Commission's rules, and is not part of the basic financial statements. The schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

/s/ Arthur Andersen LLP

Atlanta, Georgia
February 22, 2002



                MIRANT AMERICAS GENERATION, LLC AND SUBSIDIARIES

                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
              For the Years Ended December 31, 2001, 2000 and 1999
                         (Stated in Millions of Dollars)

                                                                    Additions
                             Balance at                      Charged to Other                  Balance at End
                              Beginning        Charged to        Accounts                        of Period
      Description             of Period          Income                          Deductions
      -----------            ----------     -------------   --------------  --------------  -----------------
 Provision for
   Uncollectible
   accounts (current)
   2001..............           $ 50           $ 73             $   -            $  -           $   123
   2000..............              -             50                 -               -                50
   1999..............              -              -                 -               -
 Provision for
   Uncollectible
   Accounts (long-
   term)
   2001..............           $  -           $ 43             $   -            $  -           $    43
   2000..............              -              -                 -               -                 -
   1999..............              -              -                 -               -                 -
----------

Note 1: Represents write-off of accounts considered to be uncollectible, less recoveries of amounts previously written off.


                                      S-2